UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 4, 2007, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors, each to hold office for a three-year term and until a successor is elected and qualified;

2.	To consider and vote upon a proposal to amend the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust to increase the number of shares available to be purchased under the Plan;

3.	To consider and vote upon a proposal to approve the material terms of the Company’s Leadership Bonus Plan;

4.	To consider and vote upon a proposal to approve the material terms of the Company’s Long-Term Incentive Plan;

5.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 9, 2007, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

ROBERT P. RESTREPO, JR.

Chairman, President and CEO

Dated: March 30, 2007

PROXY STATEMENT TABLE OF CONTENTS

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company”) to be used at its Annual Meeting of Shareholders to be held May 4, 2007 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is March 30, 2007.

PROXIES AND VOTING

The close of business on March 9, 2007, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 41,079,773 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

For Proposal One (election of directors), the nominees receiving the highest number of votes will be elected as the Class I directors. Shareholders do not have the right to cumulate their votes in the election of directors.

For Proposal Two (proposal to amend the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust (the “Employee Stock Purchase Plan”)) to increase the number of shares available to be purchased under that Plan, the vote required to approve the amendment is the favorable vote of a majority of the outstanding Common Shares.

For Proposal Three (proposal to approve the material terms of the Company’s Leadership Bonus Plan (the “Leadership Bonus Plan” or “LBP”)), Proposal Four (proposal to approve the material terms of the Company’s Long-Term Incentive Plan (the “Long-Term Incentive Plan” or “LTIP”)) and Proposal Five (ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm), the vote required to approve such Proposals is the favorable vote of a majority of the outstanding Common Shares that are voted on each such Proposal.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class I directors; (2) for the approval of the amendment to the Employee Stock Purchase Plan; (3) for the approval of the material terms of the Leadership Bonus Plan; (4) for the approval of the material terms of the Long-Term Incentive Plan; and (5) for the ratification of the selection of Ernst & Young LLP as the

Company’s independent registered public accounting firm for 2007. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

Abstentions will be considered as Common Shares present and entitled to vote at the Annual Meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Abstentions will be counted as votes cast regarding Proposals Two through Five and will have the same effect as a vote against those Proposals.

If your Common Shares are held in street name, you will need to instruct your broker regarding how to vote your Common Shares. If you do not provide voting instructions to your broker, and if your broker does not have discretion to vote your Common Shares without your instructions, a “broker non-vote” will occur. Broker non-votes will not be counted in determining the votes cast for the election of directors or with respect to Proposals Three through Five and will not have a positive or negative effect on the outcome of these Proposals. With respect to Proposal Two, because passage of this Proposal requires the favorable vote of a majority of the outstanding Common Shares, broker non-votes will have the same effect as a vote against Proposal Two. State Automobile Mutual Insurance Company (“State Auto Mutual”), which owns approximately 65% of the outstanding Common Shares, has expressed an intention to vote in favor of each of the Proposals to come before the meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class I Directors

The number of directors currently is fixed at nine. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms. The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting, and the current Class I directors are Alexander B. Trevor and Paul W. Huesman. Mr. Huesman will retire from our Board concurrently with the expiration of his term of office at the Annual Meeting. There is currently one vacancy in Class I due to the resignation of John R. Lowther from our Board in November 2006. Mr. Lowther resigned from our Board in connection with the announcement of his pending retirement from the Company in 2007. In March 2007, the Nominating and Governance Committee of our Board recommended that Mr. Trevor, along with Thomas E. Markert and Robert E. Baker, be nominated for election as Class I directors at the Annual Meeting.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named in the following table as Class I directors, each to hold office until the 2010 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named in the table as a Class I director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this Proxy Statement.

Majority Voting Policy for Incumbent Directors

Our Board of Directors has adopted a majority voting policy for incumbent directors (the “Majority Voting Policy”) which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides that if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means that the number of Common Shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case, and (ii) exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information that the Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations.

Backgrounds and Beneficial Ownership Information for Nominees and Continuing Directors

Set forth below is information about each of the Class I director nominees:

Class I Director Nominees

(Terms expiring in 2010)

Name of Director Nominee and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 9, 2007(2)(3)(4)	% Of Class

Robert E. Baker Director Nominee	60	President of Puroast Coffee Inc., a maker of specialty coffee products, 10/04 to present; Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, 4/99 to 10/04.	N/A	0	*

Thomas E. Markert Director Nominee	49	Global Chief Marketing and Client Service Officer, AC Nielsen, a leading global provider of marketing research and information services company, 1/04 to present; for more than five years prior thereto, Mr. Markert held various executive positions within AC Nielsen.	N/A	0	*

Alexander B. Trevor Director	62	President of Nuvocom Incorporated, a provider of patent litigation support services, 10/96 to present. Mr. Trevor is also a director of Applied Innovation, Inc., a network management solutions company.	2006	0	*

Set forth below is information about the directors whose terms of office continue after the Annual Meeting:

Class II Directors

(Terms expiring in 2008)

Name of Director and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 9, 2007(2)(3)(4)	% Of Class

David J. D’Antoni(5) Director	62	Retired from Ashland, Inc. since 9/04; Senior Vice President and Group Operating Officer, Ashland, Inc., 3/99 to 9/04; President of APAC, Inc., a subsidiary of Ashland, Inc., 7/03 to 1/04; Senior Vice President of Ashland, Inc. and President, Ashland Chemical, a division of Ashland, Inc., 7/88 to 3/99. Ashland, Inc. is a chemical, energy and transportation construction company. Mr. D’Antoni is also a director of Omnova Solutions Inc., a producer of decorative and functional surfaces, coatings and specialty chemicals, and Compass Minerals International, Inc., a producer and distributor of inorganic minerals.	1995	56,400	*

David R. Meuse Director	62	Principal of Stonehenge Financial Holdings, Inc., a provider of financial and advisory resources, 8/99 to present. Mr. Meuse is also a director of Diamond Hill Investment Group, Inc., a provider of investment management services and manager of mutual funds and private investment funds.	2006	15,000	*

S. Elaine Roberts Director	54	President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus, Rickenbacker and Bolton Field airports in Franklin County, Ohio, 01/03 to present; Executive Director of Columbus Airport Authority, 12/00 to 01/03; Executive Director of Rhode Island Airport Corporation, 12/94 to 12/00.	2002	8,400	*

Class III Directors

(Terms expiring in 2009)

Name of Director Nominee and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 9, 2007(2)(3)(4)	% Of Class

Robert P. Restrepo, Jr.(6) Chairman, President and Chief Executive Officer	56	Chairman of the Board and Chief Executive Officer of the Company, State Auto Property & Casualty Insurance Company (“State Auto P&C”), Milbank Insurance Company (“Milbank”), State Auto National Insurance Company (“National”) and Farmers Casualty Insurance Company (“Farmers Casualty”), each a wholly owned subsidiary of the Company and of State Automobile Mutual Insurance Company (“State Auto Mutual”), 2/06 to present; President of the Company, State Auto P&C, Milbank, National, Farmers Casualty, and State Auto Mutual, 3/06 to present; Senior Vice President, Insurance Operations, Main Street American Group, a property and casualty insurance underwriting business, 4/05 to 2/06; President and Chief Executive Officer for two property and casualty insurance subsidiaries of Allmerica Financial Corporation (now known as Hanover Insurance Group), 1998 to 2003.	2006	20,500	*

Richard K. Smith(7) Director	62	Retired as Partner of KPMG, LLP, a public accounting firm, since 6/97; Partner of KPMG, LLP for more than five years prior to 6/97.	1999	18,400	*

Paul S. Williams Director	47	Managing Director with Major, Lindsey & Africa, LLC, an attorney search consulting firm, 4/05 to present; officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers, for more than five years prior to 4/05, last serving as that company’s Executive Vice President, Chief Legal Officer and Secretary.	2003	4,525	*

*	Less than one (1%) percent.
(1)	Ages shown are as of the date of the Annual Meeting.

(2)	Except as indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by the named person. With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 9, 2007.
(3)	The amounts reported include Common Shares attributable to options granted under both the Company’s Equity Incentive Compensation Plan for Mr. Restrepo (10,000) and Common Shares attributable to options granted under both the Company’s 1991 Directors Stock Option Plan and 2000 Directors Stock Option Plan for Messrs. D’Antoni (15,400), Smith (10,400), Williams (4,200) and Ms. Roberts (7,400).
(4)	The amounts reported for Messrs. D’Antoni, Smith, Williams and Ms. Roberts do not include Restricted Share Units granted under the Outside Directors Restricted Share Unit Plan. See “Board of Directors and Board Committees–Compensation of Directors and Director Compensation Table” for further information regarding this Plan and the number of Restricted Share Units held by these directors.
(5)	Includes 12,000 Common Shares owned by Mr. D’Antoni’s spouse, as to which he disclaims beneficial ownership.
(6)	Includes 10,500 Common Shares received by Mr. Restrepo pursuant to the terms of a restricted share agreement entered into in connection with his employment by the Company. All 10,500 of these Common Shares are subject to a risk of forfeiture if Mr. Restrepo’s employment is terminated for any reason prior to March 2, 2009 (or if he violates any provision of the restricted share agreement prior to that date). These Common Shares are also subject to restrictions on transfer until March 2, 2009. See “Compensation of Executive Officers—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” and “—Grants of Plan-Based Awards in 2006” for additional information concerning these restricted Common Shares.
(7)	Includes 5,000 Common Shares owned by Mr. Smith’s spouse, as to which he disclaims beneficial ownership.

Beneficial Ownership Information for Named Executive Officers and Executive Group

In addition to the Common Shares owned beneficially by Mr. Restrepo, as set forth above, Steven E. English, Mark A. Blackburn, Steven R. Hazelbaker, Richard L. Miley, Cynthia A. Powell and John R. Lowther, who are listed as “Named Executive Officers” in the Summary Compensation Table on page 40 of this Proxy Statement, beneficially owned the number of Common Shares set forth below as of March 9, 2007(1):

Named Executive Officer	Common Shares Beneficially Owned(2)		Stock Options(3)		Total Beneficial Ownership of Common Shares		Percent of Class

Steven E. English	1,559		9,283		10,842		*
Mark A. Blackburn	7,425		61,698		69,123		*
Steven R. Hazelbaker	4,441		15,317		19,758		*
Richard L. Miley	104,269	(4)	87,200	(4)	191,469	(4)	*
Cynthia A. Powell	7,681		34,600		42,281		*
John R. Lowther	21,693		69,899		91,592	(5)	*

As of March 9, 2007, our directors and executive officers as a group (16 persons) beneficially owned 567,681 (1.4%) Common Shares, which included options for 310,498 Common Shares and 10,500 restricted Common Shares which have been issued to Mr. Restrepo subject to a risk of forfeiture. See “Compensation of Executive Officers—Contractual Arrangements—Robert P. Restrepo, Jr.” and “—Grants of Plan-Based Awards in 2006” for additional information concerning these restricted Common Shares.

*	Less than one (1%) percent.
(1)	Does not include beneficial ownership information for Robert H. Moone or Steven J. Johnston, who are also listed as Named Executive Officers in the Summary Compensation Table. We no longer have current beneficial ownership information for these persons because their employment with the Company ended on May 31, 2006, in the case of Mr. Moone, and June 19, 2006, in the case of Mr. Johnston.

(2)	These persons and/or their spouses have sole voting and investment power with respect to all Common Shares beneficially owned by them.
(3)	With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 9, 2007.
(4)	Includes 16,218 Common Shares and stock options exercisable for 43,600 Common Shares owned by Cathy B. Miley, an executive officer of the Company and Mr. Miley’s spouse, as well as 71,600 Common Shares owned jointly with Ms. Miley.
(5)	Includes 2,000 stock options exercisable for Common Shares that Mr. Lowther assigned to trusts for the benefit of his children and 7,011 Common Shares owned by his spouse as to which he disclaims beneficial ownership.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve an amendment to the State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan, or “Employee Stock Purchase Plan,” to increase the number of Common Shares available for purchase under the Employee Stock Purchase Plan from 2,400,000 to 3,400,000. The Board of Directors approved the amendment on March 2, 2007. At the Annual Meeting, unless otherwise indicated, proxies will be voted to approve the amendment to the Employee Stock Purchase Plan.

Reason for Amendment

A total of 2,400,000 Common Shares have been reserved for issuance under the Employee Stock Purchase Plan. As of March 9, 2007, 2,265,225 of these 2,400,000 Common Shares had been purchased under the Employee Stock Purchase Plan. If additional Common Shares are not added to the Employee Stock Purchase Plan, the Plan will cease to function in the near future. Management desires to continue to have this stock purchase plan available because it provides a convenient and low-cost mechanism for employees to acquire or increase a proprietary interest in the Company. For example, in the last two years, employees have purchased 161,468 Common Shares under the Employee Stock Purchase Plan.

Description of the Employee Stock Purchase Plan

The following discussion describes the important aspects of the Employee Stock Purchase Plan. This discussion is intended to be a summary of the material provisions of the Employee Stock Purchase Plan. Because it is a summary, some details that may be important to you are not included. For this reason, the entire Employee Stock Purchase Plan, including the proposed amendment, is attached as Exhibit A to this Proxy Statement. You are encouraged to read the Employee Stock Purchase Plan, including the proposed amendment, in its entirety.

Purpose

The purpose of the Employee Stock Purchase Plan is to provide each employee of the Company or its parent or subsidiaries with an opportunity to acquire or increase a proprietary interest in the Company by enabling such employees to purchase Common Shares through payroll deductions. Because the employee stock purchase feature of the Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan described in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), eligible employees may purchase Common Shares at a discount to their fair market value, as described below.

Eligibility

All employees of the Company or its parent or subsidiary corporations are eligible to participate in the Employee Stock Purchase Plan. As of February 22, 2007, there were 1,015 employees participating in the Employee Stock Purchase Plan, which represents approximately 50% of the eligible participants.

Stock Purchases; Purchase Price; Reinvestment of Cash Dividends

Employees who desire to participate in the Employee Stock Purchase Plan may do so by making an election prior to either of two annual subscription periods. Participating employees may elect to contribute, by payroll deduction, from one percent to six percent of their base pay toward the purchase of Common Shares. Amounts accumulated in the plan account of each participating employee through the last pay period during a subscription period will be credited to the purchase of Common Shares from the Company. Unless withdrawn by the participant, Common Shares purchased under the plan will be held for the participant by an agent, currently National City Bank.

The purchase price for Common Shares purchased under the plan is the lesser of 85% of the fair market value of the Common Shares on the last trading day before the subscription period or on the last trading day of the subscription period. The subscription periods are June 1 through November 30 and December 1 through May 31.

Cash dividends received with respect to Common Shares held by the agent for the benefit of participants will be applied by the agent to the purchase of Common Shares in the open market, and Common Shares so purchased are credited to the accounts of the respective participants.

Federal Income Tax Information

The employee stock purchase feature of the Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan described in Section 423 of the Code. As such, participants will recognize no income for federal income tax purposes upon the grant or exercise of the right to purchase Common Shares. The compensation deducted to purchase Common Shares under the Employee Stock Purchase Plan during a subscription period, however, will be includable in the participant’s income.

If a participant disposes of Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan within two years after the last trading day preceding the subscription period in which such Common Shares were purchased (the “Grant Date”), the participant must include in ordinary income, as compensation, an amount equal to the excess of the fair market value of the Common Shares on the purchase date over the purchase price paid for such Shares under the Employee Stock Purchase Plan. The employer company will be allowed a deduction in an amount equal to the amount included in the participant’s income as compensation. If the participant does not dispose of the Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan until after the expiration of the two-year holding period described above or if the participant dies while holding the Common Shares acquired under the employee stock purchase feature of the Employee Stock Purchase Plan, the participant must include in income, as compensation, in the taxable year in which disposition or death occurs, an amount equal to the lesser of (i) the excess of the fair market value of the Common Shares at the time of their disposition or death over the purchase price paid for the Common Shares under the plan, or (ii) the excess of the fair market value of the Common Shares on the Grant Date over the option price as of the Grant Date. The basis of the participant in the Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan will equal the amount paid for the Common Shares plus the amount, if any, included in the participant’s income as compensation. Any compensation resulting from the disposition of the Common Shares will be includable in the income of the participant in the participant’s taxable year in which the disposition of the Common Shares occurs. The participant’s holding period for the Common Shares purchased under the employee stock purchase feature of the plan will commence on the Grant Date. Any gain in excess of the basis will be treated as long-term capital gain if the participant’s holding period for the Common Shares is more than one year.

Participants must include in ordinary income any dividends received on the Common Shares held by National City Bank under the Employee Stock Purchase Plan, even though such dividends are invested in Common Shares. The participant’s basis in the Common Shares purchased with such dividends will equal the amount paid for such Common Shares and the participant’s holding period will commence on the day such Common Shares are purchased.

2006 Information Pertaining to Named Executive Officers and Other Groups

The following table sets forth, with respect to each of the persons named in the Summary Compensation Table and certain groups of employees, certain information about Common Shares purchased under the Employee Stock Purchase Plan during 2006(1):

Name	Number of Common Shares Purchased	Average Per Share Purchase Price(2)	Net Value of Common Shares Realized(3)

Robert P. Restrepo, Jr. Chairman, President and Chief Executive Officer	0	0	0

Steven E. English Vice President and Chief Financial Officer	370	$27.625	$1,953

Mark A. Blackburn Executive Vice President and Chief Operating Officer	606	$27.625	$3,217

Steven R. Hazelbaker Vice President	421	$27.625	$2,231

Richard L. Miley Vice President	397	$27.625	$2,104

Cynthia A. Powell Vice President, Treasurer and Chief Accounting Officer	408	$27.625	$2,154

John R. Lowther Acting General Counsel/Senior Advisor	302	$27.625	$1,472

All executive officers as a group (9 persons)	2,808	$27.625	$14,873

All participants, other than executive officers, as a group (1,006 persons)	74,764	$27.625	$395,738

(1)	Does not include information for Robert H. Moone or Steven J. Johnston, who are also listed as Named Executive Officers in the Summary Compensation Table. We do not have the information included in this table for these persons because their employment with the Company ended on May 31, 2006, in the case of Mr. Moone, and June 19, 2006, in the case of Mr. Johnston.
(2)	Represents 85% of the average fair market value of the Common Shares on the two Grant Dates in 2006.
(3)	Represents the net value of the Common Shares on the purchase date determined by subtracting the net purchase price from the fair market value of the Common Shares on the purchase date of each subscription period that ended in 2006 and multiplying that amount by the number of shares purchased for each subscription period.

Reasons for Shareholder Approval

The Company’s shareholders are being asked to approve the amendment to the Employee Stock Purchase Plan so that the Employee Stock Purchase Plan can continue to meet the requirements of Section 423 of the Code, which will enable eligible employees to continue to purchase Common Shares at a discount from their fair market value. Shareholder approval is also required under the terms of the Employee Stock Purchase Plan.

The favorable vote of a majority of the outstanding Common Shares is required to approve the amendment to the Employee Stock Purchase Plan. The effect of an abstention or broker non-vote is the same as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE: APPROVAL OF MATERIAL TERMS OF LEADERSHIP BONUS PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve the material terms of the State Auto Financial Corporation Leadership Bonus Plan, or “Leadership Bonus Plan” or “LBP.” The Board of Directors approved the terms of the Leadership Bonus Plan on March 2, 2007. At the Annual Meeting, unless otherwise indicated, proxies will be voted to approve the material terms of the Leadership Bonus Plan.

Reason for Leadership Bonus Plan

The Leadership Bonus Plan provides for an annual cash incentive bonus opportunity for the Company’s executive officers and other key management employees based upon the achievement of corporate and individual performance goals in relation to the Company’s achievement of its annual plan goals. The Board of Directors implemented the Leadership Bonus Plan to advance the interests of the Company and its shareholders by providing employees in leadership positions with an incentive bonus for achieving the strategic objectives of the Company. The Leadership Bonus Plan is also intended to provide for “performance-based compensation” which will not be subject to the deduction limitations under Section 162(m) of the Code as applicable to “covered employees” of the Company.

The Leadership Bonus Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to any person who is considered a covered employee under Section 162(m) of the Code. However, qualified performance-based compensation paid to covered employees is exempt from this limitation. Covered employees are executive officers and other persons listed in a public corporation’s summary compensation table. These executive officers and other persons are also known as “named executive officers,” or “NEOs.” For the Company, its covered employees, or NEOs, are those persons listed in the Summary Compensation Table found on page 40 of this Proxy Statement. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the materials terms of which are approved by the shareholders of the paying corporation.

Description of Leadership Bonus Plan

The following discussion describes the important aspects of the Leadership Bonus Plan. This discussion is intended to be a summary of the material provisions of the Leadership Bonus Plan. Because it is a summary, some details that may be important to you are not included. For this reason, the entire Leadership Bonus Plan is attached as Exhibit B to this Proxy Statement. You are encouraged to read the Leadership Bonus Plan in its entirety.

Purpose

The purposes of the Leadership Bonus Plan are to advance the interests of the Company and its shareholders by providing employees in leadership positions with an incentive bonus for achieving the strategic objectives of the Company, to focus management on key measures that drive superior financial and business performance and that build shareholder value over the long term, to provide compensation opportunities that are externally competitive and internally consistent with the Company’s strategic objectives and total reward strategies and to provide bonus opportunities that reward executives, managers and key professionals who are in a position to make significant contributions to the overall success of the Company.

Administration

The Compensation Committee of the Company’s Board of Directors will administer the Leadership Bonus Plan. Among other things, the Compensation Committee will have the authority to select participants in the Leadership Bonus Plan from among the Company’s employees who hold executive, management or selected professional positions and who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, one of its subsidiaries or affiliates, or business segments in a material way. The Compensation Committee will also approve the performance goals, bonus amounts and other terms and conditions of awards under the Leadership Bonus Plan (subject to the terms of the Leadership Bonus Plan). The Compensation Committee will also have the authority to establish and amend rules and administrative processes relating to the Leadership Bonus Plan and to make all other determinations necessary and advisable for the administration of the Leadership Bonus Plan. All decisions made by the Compensation Committee pursuant to the Leadership Bonus Plan will be made in the Compensation Committee’s sole discretion and will be final and binding.

Eligibility

Employees who hold an executive, management or selected professional position in the Company and who are designated by the Compensation Committee are eligible to be granted awards under the Leadership Bonus Plan. An employee who becomes eligible after the beginning of a performance period may participate on a pro-rated basis for that performance period, as determined by the Compensation Committee in its sole discretion. Participation is based primarily on the leadership position of an employee. As of March 20, 2007, 198 employees were eligible to participate in the Leadership Bonus Plan.

Term of Awards

Awards under the Leadership Bonus Plan will consist of cash amounts payable upon the achievement of specified objective performance goals during a specified performance period. It is anticipated that most performance periods will begin on the first day of the Company’s fiscal year and end on the last day of that year. At the beginning of a performance period for a given award, the Compensation Committee will approve the performance goal(s) and the amount of the award, each as recommended by executive management, which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided, however, that the Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount earned with respect to covered employees.

Performance Goals; Maximum Award

The performance goals for awards will be based upon the achievement of one or more of the following performance measures of the “State Auto Group” over the performance period: (i) earnings; (ii) return on capital; (iii) revenue; (iv) premiums; (v) net income; (vi) earnings per share; (vii) combined ratio; (viii) loss ratio; (ix) expense ratio; (x) assets; (xi) equity; (xii) cash flow; (xiii) stock price; (xiv) total shareholders’ return; (xv) premium growth; and (xvi) corporate surplus growth. Corporate surplus growth is defined in the Leadership Bonus Plan as growth in State Auto Mutual’s surplus less the impact of the value of its holdings of the Company. The State Auto Group consists of the Company and its related entities, subsidiaries and affiliates, including State Auto Mutual.

For eligible employees who are not covered employees (i.e., non-NEOs), the performance goals for awards may include one or more individual performance measures over the performance period. Performance measures applicable to covered employees will not include individual performance related to the achievement of personal goals unless a separate award is issued specific to such goals. However, any compensation paid to a covered employee with respect to the achievement of personal goals will not be considered performance-based compensation for purposes of Section 162(m) of the Code.

The maximum award that may be paid to any participant for any performance period is $2.5 million.

Termination of Employment

A participant whose employment terminates during the performance period because of death, disability or upon the attainment of early or normal retirement age (as defined in the Company’s defined benefit retirement plan) will receive a bonus equal to 100% of the participant’s target bonus, pro-rated based upon the length of time that the participant was employed by the Company during the performance period, unless the Compensation Committee determines otherwise. In addition, a participant whose employment is terminated by the Company (other than for “cause”) during the fourth quarter of the performance period, will receive a pro rata portion of the award, based upon the length of participation prior to termination, unless the Compensation Committee determines otherwise. A participant whose employment terminates for any other reason before the end of the performance period for an award will not be entitled to any payment with respect to that award.

Amendment and Termination

The Leadership Bonus Plan may be amended, modified, suspended or terminated by the Compensation Committee at any time, but no such amendment, modification, suspension or termination will affect the payment of any award for a performance period that has already ended or increase the amount of any award. No new awards may be granted during any period of suspension of the Leadership Bonus Plan or after its termination.

Reasons for Shareholder Approval

The Company’s shareholders are being asked to approve the material terms of the Leadership Bonus Plan so that compensation paid by the Company under the Leadership Bonus Plan to certain of its highly compensated executive officers qualifies as performance-based compensation under Section 162(m) of the Code, which will then permit the Company to claim tax deductions for the payment of this compensation without the limitations imposed by Section 162(m) of the Code.

The favorable vote of a majority of the outstanding Common Shares present in person or by proxy at the Annual Meeting is required to approve the material terms of the Leadership Bonus Plan. The effect of an abstention is the same as a vote against this proposal. Broker non-votes will not have a positive or negative effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE LEADERSHIP BONUS PLAN.

PROPOSAL FOUR: APPROVAL OF MATERIAL TERMS OF LONG-TERM INCENTIVE PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve the material terms of the State Auto Financial Corporation Long-Term Incentive Plan, or “LTIP.” The Board of Directors approved the terms of the LTIP on March 2, 2007. At the Annual Meeting, unless otherwise indicated, proxies will be voted to approve the material terms of the LTIP.

Reason for the LTIP

The LTIP provides for a long-term cash incentive bonus opportunity for the Company’s executive officers and other key management employees, managers and professionals based upon the achievement of corporate performance goals in relation to the Company’s performance compared with the Company’s peer group of regional property and casualty companies. The Board of Directors implemented the LTIP to advance the interests of the Company and its shareholders by providing employees in leadership positions with an incentive bonus for achieving the long-term operating performance objectives of the Company. The LTIP is also intended to provide for “performance-based compensation” which will not be subject to the deduction limitations under Section 162(m) of the Code as applicable to “covered employees” of the Company.

The LTIP has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to any person who is considered a covered employee under Section 162(m) of the Code. However, qualified performance-based compensation paid to covered employees is exempt from this limitation. Covered employees are executive officers and other persons listed in a public corporation’s summary compensation table. These executive officers and other persons are also known as “named executive officers,” or “NEOs.” For the Company, its covered employees, or NEOs, are those persons listed in the Summary Compensation Table found on page 40 of this Proxy Statement. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the materials terms of which are approved by the shareholders of the paying corporation.

Description of the LTIP

The following discussion describes the important aspects of the LTIP. This discussion is intended to be a summary of the material provisions of the LTIP. Because it is a summary, some details that may be important to you are not included. For this reason, the entire LTIP is attached as Exhibit C to this Proxy Statement. You are encouraged to read the LTIP in its entirety.

Purpose

The purposes of the LTIP are to advance the interests of the Company and its shareholders by providing employees in leadership positions with an incentive bonus that aligns performance and results with the expectations of shareholders and the Company’s goals, recognizes and rewards long-term operating performance compared with the Company’s peer group of regional property and casualty companies, provides compensation opportunities that are externally competitive and internally consistent with the Company’s growth objectives and total compensation strategies and provides award opportunities that reward executives who achieve financial and operating results for the Company that impact the achievement of the Company’s goals.

Administration

The Compensation Committee of the Company’s Board of Directors will administer the LTIP. Among other things, the Compensation Committee will have the authority to select participants in the LTIP from among the

Company’s employees who hold executive, management or selected professional positions and who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, one of its subsidiaries or affiliates, or business segments in a material way. The Compensation Committee will also approve the performance goals, bonus amounts and other terms and conditions of awards under the LTIP (subject to the terms of the LTIP). The Compensation Committee will also have the authority to establish and amend rules and administrative processes relating to the LTIP and to make all other determinations necessary and advisable for the administration of the LTIP. All decisions made by the Compensation Committee pursuant to the LTIP will be made in the Compensation Committee’s sole discretion and will be final and binding.

Eligibility

Employees who hold an executive, management or selected professional position in the Company and who are designated by the Compensation Committee are eligible to be granted awards under the LTIP. An employee who becomes eligible after the beginning of a performance period may participate on a pro-rated basis for that performance period, as determined by the Compensation Committee in its sole discretion. Participation is based primarily on the leadership position of an employee. As of March 20, 2007, 198 employees are eligible to participate in the LTIP.

Term of Awards

Awards under the LTIP will consist of performance award units which represent the right of the participant to receive an amount in cash equal to the value related to the performance award units issued and payable upon the achievement of specified objective performance goals during a specified performance period. It is anticipated that most performance periods will be a three-year rolling period beginning on the date an award is granted and ending on the last day of the third calendar year following the grant. At the beginning of a performance period for a given award, the Compensation Committee will establish the performance goal(s) and the amount of the award, which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided, however, that the Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount earned.

Performance Goals; Maximum Award

The performance goals for awards will be based upon the achievement of one or more of the following performance measures of the “State Auto Group” over the performance period: (i) earnings; (ii) return on capital; (iii) revenue; (iv) premiums; (v) net income; (vi) earnings per share; (vii) combined ratio; (viii) loss ratio; (ix) expense ratio; (x) assets; (xi) equity; (xii) cash flow; (xiii) stock price; (xiv) total shareholders’ return; and (xv) Company performance as respects the State Auto Group’s statutory combined ratio and total revenue growth and the Company’s book value per share relative to the same performance measures for a group of peer companies. The State Auto Group consists of the Company and its related entities, subsidiaries and affiliates, including State Auto Mutual.

The maximum award that may be paid to any participant for any performance period is $2.5 million.

Termination of Employment

A participant whose employment terminates during the performance period because of death or disability will receive a bonus equal to 100% of the participant’s target bonus, pro-rated based upon the length of time that the participant was employed by the Company during the performance period, unless the Compensation Committee determines otherwise. A participant whose employment terminates during the performance period upon the attainment of early or normal retirement age (as defined in the Company’s defined benefit retirement plan) will receive a bonus based on the actual performance results at the end of the performance period, pro-rated based upon the length of time that the participant was employed by the Company during the performance period, unless the Compensation Committee determines otherwise. In addition, a participant whose employment is terminated by the Company (other than for “cause”) during the performance period, will receive a pro rata portion of the award, based upon the length of participation prior to termination, unless the Compensation Committee determines otherwise. A participant whose employment terminates for any other reason before the end of the performance period for an award will not be entitled to any payment with respect to that award.

Change in Control

In the event of a “change in control” or “potential change in control” of the Company (generally defined by reference to the acquisition of a specified percentage of voting power, or a change in the composition of the Board of Directors, or an acquisition of the Company that requires shareholder approval, or a transaction involving the Company or its affiliates that requires shareholder approval and has the effect of causing the Company to cease to be a public company), all participants will become vested in and entitled to their awards calculated based on their individual awards times a fraction, the numerator of which is the number of days from the beginning of the performance period to the date of the change in control or potential change in control and the denominator of which is the total number of days in the performance period. The amount so calculated will be the minimum amount payable as a final award for the performance period in which the change in control or potential change in control occurs.

Amendment and Termination

The LTIP may be amended, modified, suspended or terminated by the Compensation Committee at any time, but no such amendment, modification, suspension or termination will affect the payment of any award for a performance period that has already ended or increase the amount of any award. No new awards may be granted during any period of suspension of the LTIP or after its termination.

Reasons for Shareholder Approval

The Company’s shareholders are being asked to approve the material terms of the LTIP so that compensation paid by the Company under the LTIP to certain of its highly compensated executive officers qualifies as performance-based compensation under Section 162(m) of the Code, which will then permit the Company to claim tax deductions for the payment of this compensation without the limitations imposed by Section 162(m) of the Code.

The favorable vote of a majority of the outstanding Common Shares present in person or by proxy at the Annual Meeting is required to approve the material terms of the LTIP. The effect of an abstention is the same as a vote against this proposal. Broker non-votes will not have a positive or negative effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE LONG-TERM INCENTIVE PLAN.

PROPOSAL FIVE: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board of Directors believe that the appointment of Ernst & Young LLP for 2007 is appropriate because of the firm’s reputation, qualifications and experience.

The favorable vote of a majority of the outstanding Common Shares that are voted on this proposal at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP. The effect of an abstention is the same as a vote against this proposal. Broker non-votes will not have a positive or negative effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be necessary or desirable.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Our Board of Directors held 12 meetings during the fiscal year ended December 31, 2006. Each incumbent director attended at least 75% of the meetings of both the Board and the meetings of all committees on which he or she served, with the exception of David J. D’Antoni, who did not attend three of eight Audit Committee meetings, and Alexander B. Trevor, who did not attend one of two Independent Committee meetings. A majority of our directors are independent as defined by the Nasdaq Marketplace Rules. See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Investment Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance and Independent Committees are independent as defined by the Nasdaq Marketplace Rules. In addition, all of the members of the Audit Committee are independent as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”). Our Board has adopted charters for each of the foregoing Committees. The current charters for each of these Committees, along with our Corporate Governance Guidelines, Director Ethical Principles, Employee Code of Business Conduct and Code of Ethics for Senior Financial Officers, are available on our website at www.stfc.com under “Corporate Governance” (http://www.stfc.com/corp.gov/index.htm).

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by our independent auditors; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent auditors and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent auditors the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Employee Code of Business Conduct and our Director Ethical Principles set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent auditors that they are permitted by law to perform for us. Present members of the Audit Committee are Chairperson Richard K. Smith, David J. D’Antoni, David R. Meuse and Paul S. Williams. Based on a recommendation of the Audit Committee, our Board has designated Richard K. Smith as the “Audit Committee Financial Expert.” The Audit Committee held eight meetings during 2006.

The Compensation Committee is charged with several responsibilities, including: (1) administering our Amended and Restated Equity Incentive Compensation Plan (the “Equity Incentive Compensation Plan”), our 1991 Stock Option Plan and our Outside Directors Restricted Share Unit Plan; (2) evaluating and approving the compensation, fringe benefits and perquisites provided to our executive officers and adopting compensation policies applicable to our officers; and (3) evaluating the compensation provided to the members of the Board and its committees. The Compensation Committee will also be charged with administering the Leadership Bonus Plan and LTIP, assuming the material terms of these Plans are approved by shareholders. See “Proposal Three: Approval of Material Terms of Leadership Bonus Plan” and “Proposal Four: Approval of Material Terms of Long-Term Incentive Plan” contained elsewhere in this Proxy Statement. Present members of the Compensation Committee are Chairperson Paul S. Williams, David J. D’Antoni, Richard K. Smith and Alexander B. Trevor. The Compensation Committee held nine meetings during 2006.

The Nominating and Governance Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of our Board and individual directors; and (3) annually reviewing and recommending to our Board changes to our Corporate Governance

Guidelines and Director Ethical Principles. The members of the Nominating and Governance Committee are Chairperson David J. D’Antoni, David R. Meuse, S. Elaine Roberts and Paul S. Williams. The Nominating and Governance Committee met seven times in 2006. See also “Corporate Governance—Nomination of Directors” contained elsewhere in this Proxy Statement.

The Investment Committee oversees our investment functions and those of our insurance subsidiaries. The members of the Investment Committee are Chairperson Paul W. Huesman, S. Elaine Roberts, Richard K. Smith, David R. Meuse and Alexander B. Trevor. The Investment Committee met four times in 2006.

The standing Independent Committee principally serves to review inter-company transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries, on the other. The Independent Committee also helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. The members of the standing Independent Committee are Chairperson S. Elaine Roberts, Richard K. Smith, Alexander B. Trevor and Paul S. Williams. The Independent Committee, which only meets as needed, met two times in 2006.

Compensation of Directors and Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

David J. D’Antoni	67,000	49,670	116,670
Paul W. Huesman	46,000	49,670	95,670
David R. Meuse	35,750	48,983	84,733
S. Elaine Roberts	54,000	49,670	103,670
Richard K. Smith	73,000	49,670	122,670
Alexander B. Trevor	34,750	48,983	83,733
Paul S. Williams	67,000	49,670	116,670

(1)	We account for our Outside Director Restricted Share Unit Plan as a liability plan and do not apply Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123R”), to the Restricted Share Units awarded under the Outside Directors Restricted Share Unit Plan. Each Restricted Share Unit is worth the equivalent of one Common Share. Each Restricted Share Unit is payable in cash or stock at the election of the outside director. In addition to the 1,400 Restricted Share Units granted as of the Annual Shareholders Meeting in 2006, the Outside Directors Restricted Share Unit Plan also contemplates that each director receives additional units that are the equivalent of dividend reinvestment on Common Shares. The total dollar amount shown in the stock award column represents the cash value of the total number of Restricted Share Units awarded in 2006, including from the dividend reinvestment feature, valued at $34.68 per Restricted Share Unit ($34.68 was the closing price of Common Shares as of the last business day of 2006).

In 2006, our outside directors received an annual cash retainer of $25,000. This annual cash retainer was increased at the beginning of 2007 to $32,000 as authorized by the Compensation Committee in November 2006. In addition, outside directors receive a fee of $1,000 for each board meeting (regular or special) and committee meeting attended in person or telephonically. Outside directors are also reimbursed for travel expenses incurred in attending board and committee meetings. Each committee chairperson also receives an additional $5,000 annual retainer (up to a maximum of $5,000 for all committees chaired), other than the Audit Committee chairperson, who receives an additional retainer of $10,000. The Lead Director is also paid a supplemental retainer equal to $10,000 annually. Mr. D’Antoni waived his 2006 retainer for serving as chairperson of the

Nominating and Governance Committee. Outside directors may defer all or a portion of the cash fees under our deferred compensation plan for directors. For 2006, only one director elected to defer payment of his or her meeting fees and retainers. These amounts of cash compensation totaled to the figures shown in the first column in the 2006 Director Compensation Table.

Outside directors also received Restricted Share Units pursuant to the Outside Directors Restricted Share Unit Plan. A Restricted Share Unit is a unit representing one Common Share. The value of each Restricted Share Unit, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq National Market System on the most recent previous trading day. Under the Outside Directors Restricted Share Unit Plan, promptly following each annual meeting of our shareholders, each outside director is granted 1,400 Restricted Share Units. In addition, whenever a dividend is made with respect to the Common Shares, participants receive, with respect to each Restricted Share Unit held in the account of the participant on the dividend record date, additional Restricted Share Units in an amount equal to the value of the dividend. The administrative committee of the Outside Directors Restricted Share Unit Plan has the authority to decrease or increase the annual award of Restricted Share Units to outside directors to a minimum of 500 and a maximum of 5,000 without further shareholder approval. Under the Outside Directors Restricted Share Unit Plan, outside directors must, in general, hold their Restricted Share Units until they conclude their board service, after which time these Restricted Share Units are settled in cash or Common Shares, as elected by the outside director, with payments made in a single lump sum or annual installments over a five-or ten-year period, as selected by the outside director.

The following table sets forth the number of Restricted Share Units owned by each of our current outside directors as of March 9, 2007:

Name	Number of Restricted Share Units
David J. D’Antoni	2,838.302
Paul W. Huesman	2,838.302
David R. Meuse	1,412.430
S. Elaine Roberts	2,838.302
Richard K. Smith	2,838.302
Alexander B. Trevor	1,412.430
Paul S. Williams	2,838.302

Outside Directors receive no other forms of compensation other than as described in this section “Compensation of Directors.”

CORPORATE GOVERNANCE

Director Independence

The Nominating and Governance Committee has affirmatively determined that six of our eight directors, namely David J. D’Antoni, David R. Meuse, S. Elaine Roberts, Richard K. Smith, Alexander B. Trevor and Paul S. Williams, are “independent” as defined by the Nasdaq Marketplace Rules. The Nominating and Governance Committee made this determination based upon information included in director questionnaires provided by each of the incumbent directors and reviewed by the Nominating and Governance Committee. In the course of its review, the Nominating and Governance Committee concluded that Mr. Meuse’s service on the board of directors of Central Benefits Insurance Company did not represent a conflict of interest because Central Benefits does not engage in the lines of business underwritten by our insurance subsidiaries and affiliates, based on representations from Mr. Meuse and information available to the Nominating and Governance Committee about the nature of Central Benefits’ business No other outside director presented any issues reflecting a potential conflict of interest with respect to the performance of their fiduciary duties as directors of our Company.

Our Corporate Governance Guidelines, which are posted at http://www.stfc.com/corp.gov/index, expressly provide that four of the five standing committees are to be comprised solely of independent directors. Our Board’s Audit, Compensation, Standing Independent and Nominating and Governance Committee meet this standard. The only non-management director who serves on any committee is Paul W. Huesman, who is chairperson of the Investment Committee. Our Board of Directors has concluded that the Investment Committee does not need to be comprised solely of independent directors as members. As noted above, Mr. Huesman is retiring from our Board in conjunction with the Annual Meeting.

Robert P. Restrepo, Jr., who is our employee, and Mr. Huesman, who has a family member who is an executive officer of an insurance agency which does a substantial amount of business with us, are not independent directors under the standards set forth in the Nasdaq Marketplace Rules.

Based on information developed from each candidate, the Nominating and Governance Committee believes that Robert E. Baker and Thomas W. Markert, the two non-incumbent director nominees for election as Class I directors at the Annual Meeting, will qualify as independent directors under the standards set forth in the Nasdaq Marketplace Rules. Assuming their election, at that point, eight of our nine directors will be independent.

Communications with the Board

As further described in our Corporate Governance Guidelines, we provide a process by which security holders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors who were directors last year attended last year’s annual meeting of shareholders.

Executive Sessions of Non-Management Directors; Lead Director

Since 2002, our Board has met in executive session, without management present, prior to or following each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq

Marketplace Rules, during 2006, there were four executive sessions with only independent directors present, each of which was followed or preceded by an executive session with only non-management directors present. Our Corporate Governance Guidelines provide that the Lead Director acts as the presiding director at these executive sessions.

In March 2006, Mr. D’Antoni was elected by our Board as the Lead Director. The Lead Director’s responsibilities include, among other things, leading the executive session of our independent and non-management directors, being a principal point of contact with our Chairman and CEO, working with the Chairman to develop a regular board meeting schedule and an annual agenda for such meetings, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the CEO’s performance evaluation on behalf of the Compensation Committee of our Board.

Nomination of Directors

The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee’s charter, which is posted on our website as set forth in this section. The following matters will be considered in the Nominating and Governance Committee’s determination of persons to recommend for nomination as directors of the Company: (i) status as independent based on the then-current Nasdaq rules; (ii) business or professional skill and experience; (iii) temperament; (iv) integrity; (v) educational background; and (vi) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole and will seek to achieve diversity of occupational and personal backgrounds. Ultimately, the Nominating and Governance Committee’s intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The Charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee’s Charter provides that, in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees’ names from our other directors, directors of our parent, the Chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess first hand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm, as contemplated below. This process was followed in identifying Robert E. Baker and Thomas W. Markert, the two non-incumbent director nominees for election as Class I directors at the Annual Meeting, to fill the vacancy created by the resignation of John R. Lowther in November 2006 and the vacancy to be created upon the retirement of Paul W. Huesman concurrent with the Annual Meeting.

Once the Nominating and Governance Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the Chairman and counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, which will include a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.

With respect to the existing and pending vacancies noted above, the Nominating and Governance Committee discussed the needs of our Board in terms of business background and skill sets that might be offered by new directors. After making that assessment, the Nominating and Governance Committee reviewed the lists compiled from previous director searches and solicited input from our other directors and our parent, State Auto Mutual. Finally, the Nominating and Governance Committee retained a search firm to identify potential candidates. The two persons being nominated for election for the first time at the Annual Meeting were identified by this search firm retained by the Nominating and Governance Committee.

We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

As of March 20, 2007, we had not received any such recommendations from shareholders for nominees for our Board.

Other Governance Issues of Interest

Our Corporate Governance Guidelines as currently in effect illustrate the evolving nature of our corporate governance policies. Several changes made to our Corporate Governance Guidelines reflect our Board of Directors sensitivity to governance issues. For example, Guideline #5 expresses our Board’s policy with respect to changes in the size of our Board, stating:

“An increase or decrease in the size of the Board would be largely dependent upon a material increase in the complexity of the Company’s business or material changes in the workload for independent directors.”

Our Corporate Governance Guidelines also address the issue of service on other boards. Guideline #22 provides, in part, that a director should not serve on the audit committee of more than three public company boards, and a rebuttable presumption is created that a director of our Company serving on more than a total of four public company boards is not in the interest of our shareholders.

On the issue of supermajority voting requirements, our Code of Regulations and Articles of Incorporation do not require supermajority voting to approve mergers or business combinations. Furthermore, except under limited circumstances, only the shareholders can approve amendments to the Code of Regulations. This governance rule reflects Ohio law and is documented in Guideline #34 of our Corporate Governance Guidelines.

Another change resulting from the evolution of our Corporate Governance Guidelines is a process of annual performance evaluations of individual directors. This is documented at Guideline #7 of our Corporate Governance Guidelines. The Nominating and Governance Committee engaged in this process for the first time in the fall of 2006.

Another area of development is director continuing education. We sponsored an ISS-certified continuing education program for our directors in May 2006. All but two of our incumbent outside directors attended that program. We plan to host another director continuing education program this year for our directors and those of other local companies who might wish to attend.

Our Corporate Governance Guidelines also include a majority voting policy. See “Proposal One: Election of Directors–Majority Voting Policy for Incumbent Direction” for a discussion of this policy.

Availability of Corporate Governance Documents

The following documents are available on our website at www.stfc.com under “Corporate Governance”:

•	The charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and standing Independent Committee;

•	Our Corporate Governance Guidelines, including Director Ethical Principles;

•	Our Employee Code of Business Conduct; and

•	Our Code of Ethics for Senior Financial Officers.

COMPENSATION OF EXECUTIVE OFFICERS

Pursuant to our 2005 Management Agreement, our executive officers, as well as every other person providing services to our Company and our subsidiaries, are employees of State Auto P&C, with State Auto Mutual acting as the common paymaster and common agent for these employees. The costs and expenses associated with the employees of State Auto P&C are reimbursed to State Auto Mutual, as paymaster, in accordance with the terms of this management agreement. See “Related Person Transactions—Transactions Involving State Auto Mutual” on page 68 for a discussion of our 2005 Management Agreement.

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis section (this “CD&A”) is to discuss the “what,” “why” and “how” of the various elements of our compensation system for our executive officers, including those persons identified as Named Executive Officers in the Summary Compensation Table (the “NEOs”). Before addressing those matters, we would like to outline the framework of this discussion.

In May 2005, Robert H. Moone, who was then our Chief Executive Officer, announced his intention to retire the following year. At that point, the Boards of Directors of our Company and State Auto Mutual appointed a special joint committee of independent directors which consisted of our Company’s Compensation Committee and the State Auto Mutual Nominating and Governance Committee (the “Joint Selection Committee”) to lead the evaluation and selection process for our new CEO. At the outset of this process, the Joint Selection Committee decided to conduct a national search for external candidates, in addition to considering internal candidates. After the completion of a thorough search process, at a special joint meeting of the Boards of Directors of our Company and State Auto Mutual held on February 10, 2006, the Joint Selection Committee recommended the appointment of Robert P. Restrepo, Jr. as Chairman and Chief Executive Officer of all State Auto companies. The Boards of Directors of our Company and State Auto Mutual accepted this recommendation, and Mr. Restrepo was elected as Chairman and Chief Executive Officer at this meeting. The Joint Selection Committee also negotiated an employment agreement with Mr. Restrepo. See “—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” for a summary of the material terms of Mr. Restrepo’s employment and related agreements.

We are also required to include in the Summary Compensation Table any individual who served as our principal executive officer or principal financial officer during the last completed fiscal year. As indicated above, Mr. Moone served as our CEO until Mr. Restrepo’s appointment. For this reason, Mr. Moone is included in the Summary Compensation Table. On June 5, 2006, Steven J. Johnston, who at that time was our Chief Financial Officer, gave notice that he was leaving State Auto, and on June 19, 2006, we entered into an agreement with Mr. Johnston regarding his separation from employment which included, among other things, Mr. Johnston’s resignation as our CFO. On December 13, 2006, the Boards of Directors of our Company and State Auto Mutual appointed Steven E. English as our new CFO. At the time of his appointment, Mr. English was a Vice President of State Auto. Between the time of Mr. Johnston’s resignation and Mr. English’s appointment, Cynthia A. Powell, our Treasurer and Chief Accounting Officer, also served as our principal financial officer. For these reasons, Mr. Johnston, Mr. English and Ms. Powell are included in the Summary Compensation Table. See “— Contractual Arrangements with Named Executive Officers—Steve J. Johnston” for a summary of the material terms of Mr. Johnston’s separation agreement.

Finally, we are required to include in the Summary Compensation Table any individual who would have been an NEO but for the fact that such individual was not serving as an executive officer at the end of our fiscal year. In accordance with this requirement, we have included compensation matters for John R. Lowther, who resigned on November 3, 2006, as our Senior Vice President, Secretary and General Counsel in connection with the announcement of his pending retirement in 2007. In connection with the announcement of his pending retirement, we entered into a retirement agreement with Mr. Lowther. See “—Contractual Arrangements with Named Executive Officers—John R. Lowther” for a summary of the material terms of Mr. Lowther’s retirement agreement.

Our compensation program for our NEOs and other executive officers includes traditional elements such as salary, short-term incentive plans, long-term incentive plans, a defined benefit pension plan, a supplemental executive retirement plan, a defined contribution plan and a non-qualified defined contribution plan, as well as other life insurance and health insurance benefits generally made available to our employees. Perquisites include (i) a corporate club membership (non-golfing) used by one of our NEOs; (ii) company-paid premiums on whole life insurance policies with policy limits not to exceed $50,000 per policy; (iii) reimbursement for up to $500 of financial planning assistance which is made available to all persons who receive stock options; and (iv) the opportunity to have the NEO’s spouse accompany him or her on insurance agent incentive trips as hosts.

Because of new leadership, 2006 was a year of transition for us. As noted above, Mr. Moone’s retirement was planned well in advance. Because of the pending leadership change, the Compensation Committee was reluctant to make significant changes in any of the compensation plans or programs for 2006 because it wanted to receive the input of Mr. Moone’s successor on those matters. Several changes in our compensation program are being implemented for 2007 as a result of Mr. Restrepo’s input and decisions, some of which will be noted in the course of this CD&A.

The objective of our executive compensation program is to provide competitive compensation that will attract and retain executive talent. Our executive compensation program is designed to—reward individuals appropriately for their individual performance and its impact on our performance; offer incentives that encourage a focus on underwriting profit while achieving sales goals; foster the attainment of company-wide goals over the long term; and drive behaviors that are reasonably expected to build shareholder value over the long term. The fundamental objective is to compensate our executive officers at or close to median compensation levels relative to a set of peer companies. The set of peer companies is selected by the Compensation Committee with input from its compensation consultant. The Compensation Committee believes that superior performance warrants executive compensation in excess of market medians, with total compensation in the range of the 75th percentile of the set of peer companies being considered acceptable compensation.

The Compensation Committee has its compensation consultant perform a review of the insurance company officer compensation marketplace every other year, with the last full review completed in the fall of 2004. At that time, the compensation consultant used a set of 27 peer companies in assessing the relative position of compensation paid to senior officers, including our NEOs, which included the following: W.R. Berkley Corporation, White Mountains Insurance Group, American Financial Group, Inc., Allmerica Financial Corporation, Old Republic International Corporation, Cincinnati Financial Corporation, Unitrin, Inc., Kingsway Financial Services, Inc., Arch Capital Group Ltd., Mercury General Corporation, The Commerce Group, Inc., Ohio Casualty Corporation, Selective Insurance Group, Inc., 21st Century Insurance Group, Erie Indemnity Company, HCC Insurance Holdings, Inc., Infinity Property and Casualty Corporation, PMA Capital Corporation, Philadelphia Consolidated Holding Corp., Harleysville Group, Inc., Horace Mann Educators Corporation, Argonaut Group, Inc., Alfa Corporation, The Midland Company, Vesta Insurance Group, Inc., Safety Insurance Group, Inc., and United Fire & Casualty Company. Peer companies were selected based on their size and business overlap with the State Auto Group(1). In terms of the latter, the compensation consultant, with the concurrence of the Compensation Committee, selected companies with a significant portion of their business in personal and commercial automobile, homeowners and property and casualty insurance. In terms of the former, the compensation consultant sought to focus on companies that were similar to the State Auto Group in terms of premium volume, total assets, market capitalization and number of employees. While some of these companies are substantially larger than the State Auto Group, and others are smaller, the size of the median peer company is comparable to the State Auto Group:

(1)	See page 70 of this Proxy Statement for the list of companies included in the State Auto Group.

	Median Peer Company	State Auto Group

Revenue	$1.301 billion	$1.298 billion
Total Assets	$3.438 billion	$3.055 billion
Market Capitalization	$1.197 billion	$1.050 billion
Employees	2,452	2,060

This broad based peer information is buttressed by available compensation survey information on insurance company executive compensation compiled by other compensation consulting firms.

Ultimately, the Compensation Committee is responsible for setting compensation policies applicable to our CEO and the other NEOs. The Compensation Committee determines our CEO’s base salary and incentive compensation and works with the Nominating and Governance Committee of State Auto Mutual to evaluate the CEO’s performance. It also approves salary and bonus arrangements for other NEOs and other executive officers. It approves management’s recommendations regarding other aspects of the compensation and benefit programs we have in place for other officers and employees. However, in making its compensation decisions relating to both form of compensation and amount, the Compensation Committee has consistently relied upon competitive information obtained from its compensation consultant. The Compensation Committee has directly engaged the services of Towers Perrin as its compensation consultant for the last five years.

The competitive landscape, as gleaned from the work done by its compensation consultant, is a constant consideration in its decision making process. However, the duties of the Compensation Committee should not overshadow the importance of our executive management’s input into our compensation system. This is illustrated by the process that resulted in the changes to the compensation program in and for 2007, as described below. Management developed the elements of the program and presented them to the Compensation Committee for its consideration, review and ultimate approval prior to implementing the new program.

Base Salary

Each NEO’s annual base salary is the amount of regular cash compensation paid to such NEOs on a bi-weekly basis. It is the basic consideration in the employment relationship. The purpose of the annual base salary is to compensate the NEO based on that person’s skills, competencies, experience and job performance. It also reflects the compensation marketplace for executive talent based on a competitive analysis performed by the Compensation Committee’s compensation consultant. Our practice has been to adjust salaries annually, except in the case of a new hire, who typically receives a salary adjustment after six months on the job and then again after one year. Annual merit salary increases reflect a subjective assessment of the respective NEO’s performance as well as the nature and extent of the person’s responsibilities, including any changes in the same during the previous year. It also reflects the consequences of such person’s decisions on our successes or failures as a whole. In the case of the CEO’s merit increase, this subjective assessment is conducted by the Compensation Committee and the Nominating and Governance Committee of State Auto Mutual. As a result, merit increases focus on individual results as well as a discretionary evaluation of that individual’s performance over the course of the year. The other NEOs had their performance evaluated by the CEO or the CFO, since two of our NEOs reported to the CFO at the time 2006 merit increases were determined.

The base salary of our NEOs is intended to reflect an amount substantially equivalent to the median base compensation paid to executive officers performing similar responsibilities at comparable insurance companies, both public and private. The objective is for base salary to approximate the market median or 50th percentile among these companies, based upon competitive information developed by the Compensation Committee’s compensation consultant.

Aside from Mr. Restrepo, each of our NEOs listed in the Summary Compensation Table received salary increases in or for 2006. Our standard practice has been to have annual merit raises determined in late December of each year to be effective for the start of the next year. Subject to the approval of the Compensation Committee, Mr. Moone was responsible for determining the amount of 2006 annual merit raises for our NEOs who reported directly to him at that time (December 2005), a group which included Mr. Blackburn, Mr. Johnston, Mr. Lowther, Mr. Hazelbaker and Mr. Miley. Each of these individuals received from Mr. Moone a merit raise based on an assessment of their individual performance and market median base salary data as developed by the compensation consultant for the Compensation Committee. Some executives also received promotional increases to reflect new or additional job responsibilities. The following table summarizes these decisions:

Named Executive Officer	Base Annual Salary as of December 31, 2005	Base Annual Salary as of December 31, 2006		Rationale Behind Increase

Current Executives
Mr. Restrepo(1)	$600,000	$600,000		New hire
Mr. Blackburn(2)	$270,000	$425,000		Normal merit and promotion to Executive Vice President and COO
Mr. English(2)	$162,000	$250,000		Increase in duties and subsequent promotion to CFO
Ms. Powell(2)	$173,000	$200,000		Normal merit and promotion to Treasurer and Chief Accounting Officer
Mr. Hazelbaker	$190,000	$194,000		Normal merit and internal pay equity
Mr. Miley	$178,000	$183,000		Normal merit

Former Executives
Mr. Moone	$565,000	$620,000	(3)	Excellent company performance Progress in succession Progress in diversity Contributions over his career Assistance in transition
Mr. Johnston	$303,000	$314,000	(3)	Normal merit
Mr. Lowther	$268,000	$278,000		Normal merit

(1)	Mr. Restrepo’s employment did not commence until February 10, 2006.
(2)	The salary as of December 31, 2006 reflects two salary increases.
(3)	Employment terminated prior to December 31, 2006.

When salaries for the calendar year 2006 were originally set in December 2005, neither the Compensation Committee nor the then-CEO considered other elements of compensation that were available to NEOs, such as annual bonus earned, option gains, and equity ownership. Our executive base salaries stand on their own. However, it is also true that as executives become more highly compensated in our compensation structure, an increasing percentage of total compensation is performance-based, be it through stock options or short-term incentive bonuses. Salary increases impact short-term incentive bonus opportunities, though, because the amounts of bonuses are based on percentages of base salary. Salary increases also affect the amount of the executives retirement benefit, since a key component of the defined benefit plan retirement formula is career average salary.

Short-Term Incentive Plans

We currently have two forms of short-term incentive plans available to our NEOs. One plan provides for a quarterly bonus if our combined ratio is lower than the current target set forth in the plan. We call this plan the Quality Performance Bonus Plan, or “QPB Plan,” which has been in place since 1991. All employees are eligible to participate in the QPB Plan upon satisfaction of a minimum service requirement. The other plan is an annual cash incentive bonus that we refer to as the Executive Bonus Plan, or “EBP.”

Compensation surveys indicate that annual performance bonuses for executives are and have been common place in our industry, as in most businesses. Accordingly, in order to maintain competitiveness of the total cash compensation payable to our executives, including our NEOs, the Compensation Committee created the EBP. The Compensation Committee’s objective is for each NEO’s total cash compensation to be in the range of the 50th percentile or median total cash compensation for performance that meets expectations, while total cash compensation in the range of the 75th percentile is acceptable for performance that exceeds expectations. Human capital is among the most important assets an insurer can possess, and the quality of its executive team is critical to the success of any company. The property casualty insurance business is changing more rapidly than ever before due to the impact of information technology. A company’s ability to compete successfully in a crowded insurance marketplace depends on thoughtful strategies and effective execution of those strategies. The opportunity to earn a competitive annual bonus creates a significant incentive to achieve high levels of performance. The point of any incentive program is to drive performance, and our management and the Compensation Committee believe that for an insurance underwriting company like State Auto, the QPB Plan and EBP reinforce those behaviors that are likely to have the greatest impact on our ability to build value for our owners. The Compensation Committee further believes that the relative performance measures used in the EBP for 2006 ensure that bonuses are earned strictly based on our performance relative to that of the selected peer group. By outperforming our peers, we believe investors will more likely invest in our Company as compared to other stocks in our sector.

Quality Performance Bonus Plan

Historically, under the QPB Plan, quarterly performance bonuses have been paid to all employees if the direct statutory combined ratio for all of our affiliated insurers combined exceeds a trigger point which is set annually. The amount of the QPB bonus received by employees is directly related to State Auto’s direct loss ratio, once the combined ratio trigger is met. The QPB Plan was created to motivate employees to focus on the “bottom line,” i.e., underwriting profit, a key performance measure associated with our operating success. Moreover, the program helps build teamwork across all functions and all levels of State Auto because all employees are eligible and held to the same standard. Our management believes we have succeeded in that regard–our employees have earned a QPB bonus in 20 of the 28 quarters during the period from January 2000 to December 2006. The original intent of the QPB Plan was to share with our employees approximately 20% of the underwriting profit we achieve in excess of the annual trigger point, and to provide it quarterly to ensure prompt feedback on our performance in selecting and pricing insurance risks.

The other advantage of the QPB Plan is that the formula is incremental. The bonus is relatively smaller if the combined ratio target is exceeded by a small amount while it becomes more substantial if the target is exceeded by a substantial amount. In essence, the bonus formula is self correcting in that the amounts paid as a bonus directly reflect the quality of the performance. Being strictly performance-based and purely formula driven, we believe it plays a material role in the underwriting, pricing discipline, and expense management that we consider critical in profitably underwriting a book of business. We believe that we have been able to stand out from the crowd based on our underwriting success, fostered to a significant degree by the QPB Plan.

Under the QPB Plan for 2006, quarterly bonuses were paid to employees who had completed two full calendar quarters of service if the direct statutory combined ratio for the quarter was 98% or less for all combined affiliated insurers. Our line operations are conducted through regional or branch offices and when the program was established, it was decided that each branch’s results should weigh more heavily in the bonus earned by the employees of that branch. Accordingly, in calculating the bonus for branch employees, 70% of the QBP bonus was based on the branch’s underwriting profit while 30% was based on our overall underwriting profit, which strengthened the performance orientation of the plan by focusing on underwriting results that participants can control and influence. The QPB Plan is purely formulaic; no discretionary performance considerations affect whether the QPB bonus is paid or the amount each employee receives. All NEOs participate in the QPB Plan, and their QPB bonus was based solely on our overall results. The NEOs’ QPB bonuses earned in 2006, which amounts are set out in the Summary Compensation Table, reflected the application of the formula set forth in the QPB Plan without variation. The only exception made from the provisions of the rules in the QPB Plan is that Mr. Restrepo received a dollar amount of bonus equivalent to the QPB bonus in the first and second quarter which was a negotiated term of his employment contract. The QPB Plan had a two quarter service requirement as a condition of eligibility which the Compensation Committee did not apply to Mr. Restrepo by virtue of this alternative bonus to the QPB bonus. This exception allowed the Compensation Committee to approximate the bonus opportunity Mr. Restrepo had with his former employer, while at the same time preserving an element of consistency with our compensation structure. This also helped to ensure that Mr. Restrepo, a new leader from outside our Company, was “invested” in this employee benefit that has become a part of our culture.

Periodically, the QPB Plan has been modified in an effort to more properly incentivize the employees’ performance or reflect changes in the property casualty insurance marketplace. Beginning in the second quarter of 2004, quarterly bonuses were reduced by 10% if we did not achieve targeted sales goals for the calendar quarter in which the bonus was earned. The combined ratio trigger was changed from 100% to 98% effective as of the beginning of the second quarter of 2005, consistent with our commitment to achieve an annual underwriting profit and reinforce the need for continuous improvement. In 2006, an annual maximum payout was imposed so that no employee’s QPB bonus on an annual basis would exceed 35% of such employee’s annual salary. This change was implemented in order to more appropriately align our cash compensation levels with the market for other employees. No NEO was affected by this maximum payout in 2006, nor was there an expectation that any corporate employee would be affected by the 35% maximum payout, because the corporate bonus percentages were historically simply not large enough to make the maximum payout applicable. For example, the QPB bonus percentages applicable to corporate employees for each quarter in 2006 were as follows: 33.4%, 0%, 15.9% and 37.8%, respectively. Annualized, these QPB bonuses paid for 2006 reflect 20.1% of the average of our NEO’s base salary paid in 2006. When these QPB bonuses were paid, the bonus percentages reflected the application of the 10% reduction for not meeting our sales goal for the quarter.

In 2007, the QPB Plan is being modified to reduce the combined ratio trigger to an average of 96%. This more closely reflects our long-standing underwriting performance goal. In 2007, the trigger will be adjusted on a quarterly basis to reflect the seasonality of our results; the performance targets for the first through the fourth quarter are respectively 94%, 98%, 98%, and 94%. The other major change to the program is the elimination of the branch employee/corporate employee distinctions for bonus award calculation purposes. Every employee, regardless of whether the employee has line or staff responsibilities, will be paid the same percentage of quarterly salary, in the quarters in which a bonus is earned. This change reinforces the importance of the team effort required across our Company for us to achieve our strategic goals. Certain smaller branches results were much more volatile than others because of the disparity in the amount of business generated by each branch. It also eliminates a branch employee being over-rewarded based more on circumstances that are not within the control of that branch’s employees. The percentage of profits intended to be shared in the QPB Plan was decreased to 15% from 20% based on competitive market analysis and an assessment of historical payouts under the QPB Plan. We simply did not need to fund as large a bonus pool as we had done in the past to offer our employees a competitive level of incentive compensation. Also, this facilitates our ability to restructure our total rewards program which is briefly discussed below.

Furthermore, to the extent our NEOs or other employees participate in the new Leadership Bonus Plan, discussed below, the amount of any QPB bonus earned during the year will be an offset against any bonus earned by that employee under the LBP. In other words, any QPB bonuses earned by these employees will serve as installment payments against their LBP bonus. If the QPB bonuses earned during the year exceed the bonus amounts earned under the LBP, the employee will not receive an LBP award. Nor would such employee be required to reimburse us for the overage. Finally, the 35% maximum payout and the 10% reduction for not achieving sales goals have been removed. The annual maximum payout became moot with the elimination of branch-based underwriting performance award calculations and the reduced amount of profits being shared. The 10% reduction for not achieving sales goals had been in place for at least two years and did not appear to affect employees’ behaviors, so that was also eliminated from the QPB Plan.

The changes to the QPB Plan put in place in 2007 reflect changes in the property casualty insurance market place as well as our desire to restructure the overall incentive reward system. The QPB Plan as previously operated carried with it an unsustainable expense burden which precluded other important, useful changes in our compensation and performance reward system. These changes are being implemented in 2007 to make the compensation of more of our employees more performance-based and more at-risk. We want to incentivize those whose responsibilities directly drive our performance, rewarding them for strong performance while moderating compensation when performance is not as strong. We also want to change the performance measures to reflect elements over which we have more direct control as will be noted in more detail below.

Executive Bonus Plan

The annual Executive Bonus Plan, or “EBP,” is an individual annual cash incentive bonus arrangement with certain features that are universal among all NEOs. Historically, the EBP has rewarded these officers based on our performance relative to a set of publicly traded property casualty insurance companies, and this set has remained constant over the last five years. While the QPB Plan rewards our employees for results tied to internally established goals, the EBP rewards for how well our results compare to certain of our key competitors in our industry. Moreover, it supports our pay philosophy of providing relatively high payouts for relatively high levels of performance.

Opportunities under the plan range from 0% of salary to:

•	50% of salary for vice presidents

•	60% of salary for senior vice presidents

•	75% of salary for the CEO

In addition to the above, the CEO is eligible to receive an additional 25% of salary based on the Compensation Committee’s discretionary evaluation of his performance for the year. No other participant in the EBP had a portion of their award expressly based on a discretionary evaluation of their individual performance. The Compensation Committee did not delegate this authority to the CEO and it was not in a position to fairly assess the annual contributions of all other participants. However, the Compensation Committee retains the discretion to act on its own initiative or at the suggestion of the CEO to increase a bonus award for a particular NEO beyond the amount determined by the formula.

Awards under the EBP were based on the following performance measures: (i) our statutory combined ratio for the calendar year; (ii) net written premium growth for the calendar year; and (iii) total shareholder return over the previous three years. These performance measures were selected because they are objectively measurable, universally reported by insurance companies (combined ratio and net written premium growth) or calculable for public company insurers. They also tend to be reliable indicators of successful performance. One NEO’s EBP was different from the others because it included a measurement relating to the performance of the business unit he operates.

These performance measures are compared to the same results for the following nine publicly held insurers: Alfa Corporation, Allstate Insurance Company, Chubb, Cincinnati Financial Corporation, Harleysville Group Inc., EMC Insurance Group, Inc., Ohio Casualty Corporation, Safeco Corporation and Selective Insurance Group, Inc. (the “EBP Peer Group”). Some of these companies are included in the peer group used for determining competitive pay levels. Those companies that are not included are much larger than us and would not be appropriate to include in pay comparisons with our executives. Nonetheless, their business mix closely resembles that of State Auto’s. As a result, they are appropriate for performance comparisons with our Company as they represent the types of companies that investment analysts and investors use to assess our performance. Overall, the Compensation Committee believes the EBP Peer Group is appropriate and reasonable for assessing our annual performance.

The EBP formula operated the same way in 2006 as it has in the last several years. The NEOs earned “points” based upon our rank for each of these criteria in comparison to the EBP Peer Group. Points ranged from 10 points for a 1st place finish in a category to 1 point for a 10th place finish. The object was to accumulate the greatest number of points out of a possible 30 points (three 1st place finishes in the three categories). The points system worked as follows:

Total Points Earned	% of EBP Bonus
30-27	100%
26-23	80%
22-19	60%
18-15	40%
14-11	20%
10 or less	0%

The only exception to the formula is set forth in the CEO’s EBP which has an express discretionary element to it, as discussed above.

One of the difficulties of the 2006 EBP plan’s performance criteria is the delay in securing peer information on underwriting results and premium growth. We rely on figures from A.M. Best Company for those two components and those typically are not available until late May or early June, long after the annual shareholders meeting proxy statement has been printed and mailed. As a result, the Summary Compensation Table included herein does not contain any compensation resulting from the EBP in 2006, except for Mr. Restrepo and Mr. Miley. We will update the Summary Compensation Table with a Form 8-K filing when the information becomes available regarding our NEOs’ bonuses under the 2006 EBP.

Mr. Miley, whose business unit’s performance was strong, earned his maximum bonus opportunity under his EBP, an amount equal to 50% of his salary. Under his EBP, Mr. Miley could earn as a bonus 2% of his business unit’s pre-tax profit up to a maximum award of 50% of his salary. This amount is shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column (the “Cash Incentive Plan Column”). Mr. Miley’s business unit’s results are not included in our financial results, since the entity that constitutes his business unit is owned by State Auto Mutual and it is not engaged in the insurance underwriting business. In the case of Mr. Restrepo, his employment agreement guaranteed him a minimum bonus equal to 25% of his salary for the calendar year 2006. This amount is shown in the Summary Compensation Table in the “Bonus” column.

The compensation consultant of the Compensation Committee has indicated that the design of the EBP was relatively unusual among annual bonus plans, in that other insurers’ annual incentive bonus plans tend to be based on performance measures tied to internally developed goals or objectives and not on specific results relative to peers. The compensation consultant also indicated our target of total cash compensation available from salary and QPB and EBP bonuses was at the lower end of market practice and did not afford top quartile pay for top quartile performance. As a result, the reward system for NEOs is being changed for 2007.

The new LBP, an annual incentive bonus plan, will be available to a much larger group of employees than was the EBP. Management and the Compensation Committee believe it is important to restructure the rewards system to incentivize those performance measures which more directly affect shareholder value and to base the reward on how we performed relative to our financial goals for the performance year. The 2006 EBP with its relative performance measures makes bonus compensation dependent upon factors over which our executives have no control, i.e., how the EBP Peer Group performed from an underwriting and sales standpoint, and how the stock market reacted to those companies’ performance as compared to ours. Changing the EBP to measure performance against our Company’s goals and objectives strengthens the connection between compensation and strategy, which we consider to be important to our success.

The three objective performance metrics of the 2007 LBP are combined ratio, premium growth and surplus growth (less the market value of Common Shares owned by State Auto Mutual). For 2007, 75% of any bonus payable under the LBP to our NEOs will be based on these three metrics compared to our financial plan for 2007.

It is intended that all of these bonus payments will qualify as “performance-based compensation” and will not be subject to the deduction limitations under Section 162(m) of the Code, which is applicable to compensation paid to our NEOs who are deemed to be “covered employees” under section 162(m) of the Code. The NEOs will also have a set of individual goals, the attainment of which could generate an additional 25% of bonus compensation, which is not performance based compensation under 162(m) of the Code. For other LBP participants, 75% of any bonus payable under the LBP will be based on these three metrics compared to our financial plan for 2007 and the remaining 25% of any bonus payable under the LBP will be based on the attainment of individual goals. A point system will be used for each of the three metrics to determine maximum, target, and threshold performance. The LBP bonus payout will be a percentage of each participant’s salary minus what was earned under the QPB Plan.

Through 2006, cash compensation (base salary and bonuses) paid to NEOs had not exceeded the amount of compensation that was deductible under Section 162(m) of the Code. Accordingly, we were not required to address any issues relating to the impact of Section 162(m) of the Code. We intend to address the impact of Section 162(m) of the Code going forward by seeking shareholder approval of the material terms of the Leadership Bonus Plan and Long-Term Incentive Plan, including the performance standards set forth therein, as described elsewhere in this Proxy Statement. See “Proposal Three: Approval of Material Terms of Leadership Bonus Plan” and “Proposal Four: Approval of Material Terms of Long-Term Incentive Plan.”

These changes in our annual incentive bonus arrangements, as contained in the LBP for 2007, are intended and expected to help build a performance-oriented culture. Another objective with the LBP for 2007 is to align our strategic goals with our operational goals, both annual and long term. We also want to enhance accountability for achieving results by creating more risk based compensation while also increasing the total amount of the rewards available when our performance exceeds pre set plan targets.

Awards under the EBP plans in prior years or in other parts of our compensation/rewards program do not influence the opportunities or payments made available to executives under the LBP in 2007. We do not target a specific level for bonus as a percent of an executive’s total direct compensation. We target market median opportunities and pay levels. Historically, that has meant executives higher in our Company have had a greater level of their pay tied to variable pay and most of that tied to long-term incentives. Annual bonus payments do not increase payments under other reward programs, except for benefits under change in control agreements.

Long-Term Incentive Program

In 2006, the only form of long-term incentive awarded by the Compensation Committee (with one exception to be noted below) was incentive stock options (“ISO”) and non-qualified stock options (“NQSO”) granted under our Equity Incentive Compensation Plan. On May 17, 2006, the day before the 2006 annual shareholders meeting, which timing was consistent with our past practices, the Compensation Committee met and awarded our NEOs the number of options indicated in the Grants of Plan Based Awards Table (the “Plan Based Awards Table”). For the past several years (since before the year 2000), the Compensation Committee or its predecessor has met and granted options in conjunction with its second regular meeting of the year, which is timed to coincide with the annual shareholders meeting and annual meeting of the board of directors. This timing is after first quarter earnings are released and basically in the middle of the second calendar quarter. We have not timed option grants to employees other than to recommend to the Compensation Committee that they be done in the second regular meeting of the year. This timing for option grants is documented in the Compensation Committee’s charter.

Stock Options have historically been the only long term incentive plan we have offered. Stock options have been an attractive incentive for a number of reasons. They motivate the kinds of business behavior that is directed at stock price appreciation because options have no real value to the optionee unless the stock price increases from the date of grant. That aligns the interests of our NEOs and the rest of the optionees with those of shareholders. One of the reasons State Auto Mutual formed State Auto Financial Corporation and took it public was to motivate employees and make them act like owners. We believe our option program, as well as our employee stock purchase plan in which all employees are eligible to participate, have helped produce the kind of performance that has driven our stock price from our 1991 initial public offering price of $2.25 per share (split-adjusted) to $34.68 as of December 31, 2006. Under Section 162(m) of the Code, stock options also qualify as performance-based compensation, so we have been able to, and will continue to be able to, deduct all compensation associated with non-qualified stock option awards. Moreover, options help build executive ownership and meet our Company’s stock ownership objectives, which are described in more detail on page 39 of this Proxy Statement. Finally, stock options are a significant part of the total direct compensation paid to executives at peer companies for which we compete for executive talent. The Compensation Committee intends that equity-based compensation awards will approximate market median levels and produce, together with the total cash compensation described above, total direct compensation at the 50th percentile of comparable publicly held insurers, based on information developed by its compensation consultant. While the CEO makes recommendations to the Compensation Committee regarding option grants to our employees, the Compensation Committee retains the discretion to set the terms of any options granted, including the number of options granted to any optionee.

The ISOs are tailored to comply with the Code requirements to receive favorable tax treatment. Each ISO and NQSO granted in 2006 has a ten-year exercise period and vests in accordance with a three-year graduated vesting schedule. The typical mix of option grants was an equal amount of ISOs and NQSOs. The purpose of offering this mix of option grants was to allow optionees to use the cash generated from exercising the NQSOs to exercise and hold the ISOs. We believed that this would facilitate option recipients retaining ownership of a material portion of the equity obtainable through option exercises. For those who were within a certain number of years of retirement, the Compensation Committee allowed an optionee to elect to receive all NQSOs, which continued to be exercisable to the end of their original ten-year term even when the optionee retired. While this served the interest of the optionee who was close to retirement, it also served our interest by creating a tax deduction that was otherwise lost if an ISO had been granted.

In 2006, Mr. Restrepo was granted options in accordance with his employment agreement. He did not receive stock options when the Compensation Committee granted options in May 2006. These are reflected in the Plan Based Award Table and are discussed in more detail in the context of his employment agreement. See “—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” It should be noted that neither Mr. Moone nor Mr. Johnston was awarded stock options in 2006 as a result of the termination of their respective employment with us.

The objective of the Compensation Committee is to grant a number of stock options which have a value under the Black-Scholes pricing model equal to a percentage of base salary paid to the optionee. The percentage of salary varies depending on the level of the optionee within the management structure, recognizing that managers at a higher level in our Company should more accountable for the results produced for shareholders.

In 2003, 2004, and 2005 the Compensation Committee awarded a consistent number of options each year to our NEOs, based on a decision made in 2003 to hold the number of options granted constant, despite fluctuations in the price of our stock. Prior to that time, annual changes in stock price produced results in terms of option grants based on their estimated value that sent contradictory messages to participants, the Compensation Committee and shareholders. Participants could receive more shares—and a greater ownership potential—for results that led to a decline in our stock price. Conversely, the formula used penalized participants by reducing the number of options granted for producing the results that arguably caused an increase in stock price. Since we were undergoing an extensive review of our reward program, management proposed and the Compensation Committee agreed to base grants for 2006 on the guidelines used for the prior three years but at a reduced level to recognize the change in our stock price from 2003. The changes in awards were applied uniformly across all option participants and resulted in the option grants to NEOs disclosed in the Plan Based Awards Table. That necessitated a reduction in the number of options granted to our NEOs with the exception of Mr. Blackburn and Mr. Lowther. Since our stock price was higher, the value of the stock options themselves (based on the Black-Scholes pricing model) were deemed to be more valuable. Thus, to retain the same relationship between the value of option grants and base salary, the number of options granted was reduced in 2006 for most NEOs. With respect to Mr. Blackburn and Mr. Lowther, each of these NEOs’ option grants was increased due to a decision to have the value of options reflect a higher percentage of salary than had been the case in years past and maintain a competitive total compensation package for these two senior executives.

Another change in our rewards package will occur in 2007 with respect to long-term incentive compensation. We, like most companies, have recently evaluated our traditional approach to long-term incentives as a result of the accounting rule changes associated with SFAS 123(R). These changes resulted in an accounting expense for options when such awards previously had no charge to our income statement. Moreover, we wanted to strike a better balance in rewarding sustained, superior financial results and stock price appreciation, the latter of which has been the only focus of our historical approach to long-term incentives as delivered in the form of stock options. As noted, we have historically only used options as our form of long term incentive compensation.

Beginning in 2007, we will offer our NEOs, as well as a substantial number of other officers and managers, two forms of long-term incentive compensation–non-qualified stock options and performance award units. It is our intent to deliver 50% of our long-term incentive opportunities in the form of stock options and the remainder in the form of performance award units. In this manner, we intend to meet our objective of balancing long-term incentives between awards tied solely to stock price appreciation and those based on sustained long-term performance. The performance award units will be paid in cash based on our long term performance relative to the results of a peer group of regional property and casualty insurance companies. This approach is similar to the one used under the 2006 EBP and balances the objectives of the new LBP, which focuses on internally developed annual objectives. The number of performance award units awarded will vary within a range around target awards and be based on performance in the following areas: statutory combined ratio for the State Auto Group, our Company’s book value per share growth, and total State Auto Group revenue growth. As a result, the measures associated with a performance unit focus on profitable long-term growth, consistent with our strategic direction. More details associated with these changes will be discussed in our 2008 proxy statement.

Defined Benefit Plan/Retirement Plan

We maintain a defined benefit plan, referred to as our “Retirement Plan,” which is intended to be a qualified plan under Section 401(a) of the Code. The Retirement Plan is subject to the minimum funding standards of Section 412 of the Code. All of our NEOs and other employees are eligible to participate in the Retirement Plan on the same terms. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund. The purpose of the Retirement Plan is to recognize career contributions and service of our employees, assist in the retention of employees and provide them income continuity into retirement. For service prior to 1989, each year of accrual is calculated using the January 1 salary of that year. For service after 1989, we use the average of the January 1 salaries for all years subsequent to 1989. So, for accruals after 1989, we take the salaries as of January 1 for each year worked, come up with an average, then multiply that average by the 1.75%. If the average salary is greater than the covered compensation as prescribed by the Internal Revenue Service for that individual (covered compensation rates are based on year of birth), then we take the excess and multiply that by .65%, and add the two results together. These are accumulated and multiplied by the number of years and months of credited service. The Retirement Plan does not take into consideration bonus compensation in the calculation of benefits. The Retirement Plan is funded completely by us.

Our objective with the Retirement Plan is to encourage employees to remain with us over the long term by providing the opportunity to continue to have an income following retirement with the inclusion of social security benefits and the amounts accumulated by the employee in our other retirement type program, the defined contribution plan discussed below.

Supplemental Executive Retirement Plan

The tax laws of the United States impose certain limits on income or wages that can be considered in calculating benefits under defined benefit plans. Without a supplemental executive retirement plan, it would be difficult, if not impossible, for a highly compensated NEO to achieve the same percentage of salary replacement on retirement on a relative basis as other employees. Our Supplemental Executive Retirement Plan, referred to as our “SERP,” attempts to address this issue and complements the Retirement Plan. The SERP is a non-qualified retirement plan designed solely as a “restoration plan” to offset the impact of regulatory limitations on retirement benefits available under the Retirement Plan. As a result, the SERP mirrors the Retirement Plan. It provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for officers whose participation in the SERP is approved by the Board of Directors of State Auto Mutual. Like the Retirement Plan, the SERP only considers base salary dollars in calculating the benefit due each participant, not total cash compensation.

In the case of Mr. Restrepo, an individual SERP has been created to offset the impact of the relatively shorter duration of employment available to him at our Company. We have a mandatory retirement age of 65 for executive officers. Mr. Restrepo is currently 56. The Retirement Plan and the SERP both use a career average plan formula for benefit determination. Under those plans, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. As a result, our regular plans may inhibit our ability to attract mid-career executives who would not have the same opportunity to earn benefits comparable to other employees. As a result, we developed, and the Compensation Committee approved, an individual SERP for Mr. Restrepo which is discussed under the caption “—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.”

Defined Contribution Plan

We maintain a defined contribution plan for our employees that is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code. This defined contribution plan, which we refer to as our Capital Accumulation Plan, or “CAP,” is available to all of our employees on the same terms, including our NEOs. The CAP provides employees with another mechanism to save for retirement without imposing on our Company the liabilities associated with our defined benefit pension plan. In this manner, the CAP builds responsibility among employees for managing and planning for their ultimate retirement benefits. Under the CAP, each participant can elect to contribute from 1% to 50% of his or her salary to the CAP. The amount deferred by a participant is contributed to the trust fund for the CAP and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include Common Shares, but only up to 20% of new contributions and the total account balance.

Each participant’s contributions under the CAP are matched by us as described below. A participant’s share of the matching contribution equals 75% of his or her salary reduction contributions up to 2% of compensation, plus 50% of his or her salary reduction contributions from 3% to 6% of compensation. This equates to a company contribution in the CAP of 58 cents for each dollar of salary contributed, up to 6% of an employee’s salary. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions vest in one third installments over a three-year period.

We have created the CAP as a supplemental retirement benefit. The NEOs and all other employees have the opportunity to save money on a tax deferred basis to use for their retirement. In addition to the concerns of enabling people to live reasonably comfortably following retirement, a defined contribution plan with the attendant match is a benefit most employers offer. Accordingly, to remain a competitive, attractive employer, we offer the CAP with our 58% match, as described above.

The compensatory element of the CAP is the Company match. The match has been fixed at the same 58% for at least 15 years. The CAP match is considered to be at an appropriate level when compared to that offered by other peer companies. Overall the CAP, along with the Retirement plan, is estimated to produce a benefit that equals 41% of an employee’s final pay upon reaching age 62, which is slightly below the 50th percentile of a group of companies we were compared with by the compensation consultant of the Compensation Committee.

Non-Qualified Deferred Compensation Plan

Our Non-qualified Deferred Compensation Plan, which we refer to as our “Shadow Plan,” is a non-qualified, unfunded deferred compensation plan for eligible key employees, including those who are legally precluded from contributing a full 6% of compensation to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Shadow Plan, eligible employees who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary as the employee prescribes on an election form executed annually in advance of the year in which such compensation would be earned. The total amount of salary deferred under the CAP and the Shadow Plan cannot exceed in the aggregate 50% of salary. The Shadow Plan also allows up to 100% of cash bonuses to be deferred, which is not the case with the CAP. Deferred amounts, along with the Company matching amounts on that portion deferred that is eligible for the match, are invested by State Auto P&C in a variety of mutual fund type investment options made available to participants in the Shadow Plan. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee’s base salary is subject to being matched under either the CAP or the Shadow Plan.

Because the tax laws impose limitations which may adversely affect highly compensated employees, it is necessary to create non-qualified plans to allow such highly compensated employees to be in the same place, relatively speaking, as other employees of State Auto, in terms of their ability to maximize their retirement savings opportunities. Participants in these non-qualified plans become unsecured creditors of us as part of the program and incur the credit risk associated with that status. Neither the Shadow Plan nor the CAP provides for above market or preferential earnings opportunities for any participant in either plan.

Perquisites

We provide our executive officers certain perquisites that are also not tied to individual or Company performance. We believe these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive reward program and help in attracting and retaining the best executives. Our executives receive the following perquisites:

We provide up to $500 annually to an optionee for tax advice secured in the year such options were exercised. This is available to all optionees, not just NEOs. This recognizes the reality that stock options create tax issues for those who receive them, and it is an effort to offset part of the expense associated with that benefit.

We pay a portion of the premium payable on whole life insurance policies for our officers. The face amount of these policies does not exceed $50,000. This perquisite has been offered since the time when the State Auto Group was in the life insurance business and has continued even though the life company was sold in 1997. It provides an additional form of financial security for officers, although in modest amounts. The company-paid portion of the premiums is included in the total reflected in the “All Other Compensation” column in the Summary Compensation Table.

We regularly sponsor incentive travel programs for our independent agents. The NEOs attend these programs in order to help us foster and improve our relationships with our independent agents, the only distribution force used by our Company. The cost of the NEO’s spouse to attend these trips is also paid by us. The cost is determined by dividing the total cost of the agent incentive trip by the number of travelers. The cost of each NEO’s spouse to attend the trip(s) as a host in 2006 is included in the total reflected in the “All Other Compensation” column in the Summary Compensation Table, for those NEOs whose spouses acted as hosts, except Mr. Miley, whose spouse is also an executive officer of our Company.

We also have a corporate membership in a club in Columbus, Ohio, which is not a golf club. The corporate membership in this club is used for business entertainment and meetings. Three persons have been designated to use the corporate membership at this club. We pay the dues for the three persons to use this club. One of these persons is Mr. Blackburn. The dues paid by us for this membership are included in the “All Other Compensation” column of the Summary Compensation Table.

The Compensation Committee believes that each of the major elements of the reward system described above reflects the objectives of that system, as noted at the outset of this discussion. The Compensation Committee has consistently made itself aware of compensation paid by similarly situated property casualty insurance companies. It is comfortable paying total compensation above the 75th percentile of peer companies when our NEO’s or our performance warrants such payment. Otherwise, our objective is to compensate executive officers at the median levels of peer companies when target results are achieved.

Base salaries are set to ensure that an NEO’s compensation is competitive with the market median, based on salary surveys completed by its compensation consultant. The NEO’s performance and changes in responsibilities are intended to be material factors in any annual salary adjustments.

All forms of incentive compensation, such as the QPB and EBP bonuses and stock options, reward performance that is relative to pre-defined, objective measures. The QPB bonus is not paid at all unless we achieve a relatively high level of underwriting performance. Historically, the QPB Plan also reflected the egalitarian nature of State Auto’s culture. Among corporate employees, everyone received the same percentage of QPB bonus from the mailroom clerk to the CEO. This made the benefit relatively unusual and a useful employee retention and development tool. The EBP depended solely on our underwriting performance, sales performance, and average three year shareholder return exceeding that of nine other well established, substantial competitors. As noted above, the Compensation Committee has not considered 2006 EBP bonuses as of the printing of this Proxy Statement.

Finally, as respects stock options, this form of compensation clearly aligns the interest of management with shareholders because stock options have, if any, value unless we produce the kind of results that cause the stock price to appreciate in value. No effort has been made to time the grants of stock options, nor have any options been re-priced.

Stock Ownership Guidelines

We have created stock ownership guidelines (“Ownership Guidelines”) for senior officers and directors. The basic principle of the Ownership Guidelines is that each person subject to the Ownership Guidelines will attain and maintain ownership of a certain number of Common Shares based on the person’s position with us (the “Qualifying Amount”).

The following Qualifying Amounts applicable to the category of management personnel will remain in place until otherwise amended by the Compensation Committee:

Chairman/CEO	100,000 Common Shares
Chief Operating Officer	50,000 Common Shares
Senior Vice President	30,000 Common Shares
Vice President/Regional Vice Presidents	7,000 Common Shares
Assistant Vice President	2,000 Common Shares

The Ownership Guidelines provide that one-third of all vested “in-the-money” stock options will be counted toward the Qualifying Amount of the option holder. The expectation in the Ownership Guidelines is that these levels of ownership will be reached within five years of assuming the position to which the ownership requirement pertains.

The outside directors are also subject to the Ownership Guidelines. Outside directors are expected to own 5,000 Common Shares and/or Restricted Share Units under the Outside Director Restricted Share Unit Plan within five years of becoming a director.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Robert P. Restrepo, Jr. Chairman, President and Chief Executive Officer	2006	521,539	550,000	(4)	335,370	(5)	446,100		78,022		87,900	190,256	(6)	2,209,187

Steven E. English Vice President and Chief Financial Officer	2006	172,615	0		0		92,169		38,484		13,766	85,237	(7)	402,271

Mark A. Blackburn Executive Vice President and Chief Operating Officer	2006	296,730	0		0		292,600		67,913		63,347	14,633	(8)	735,223

Steven R. Hazelbaker Vice President	2006	194,000	0		0		92,169		42,673		43,937	63,088	(9)	435,867

Richard L. Miley Vice President	2006	183,000	0		0		92,169		129,253	(10)	68,470	7,546	(11)	480,438

Cynthia A. Powell Vice President, Treasurer and Chief Accounting Officer	2006	189,846	0		0		205,609	(12)	42,014		16,010	9,496	(13)	462,975

Robert H. Moone Retired Chief Executive Officer	2006	269,461	0		0		0		55,752		295,192	1,716,674	(14)	2,337,079

Steven J. Johnston Former Chief Financial Officer	2006	152,169	0		0		0		28,236		91,927	1,870,705	(15)	2,143,037

John R. Lowther Acting General Counsel/Senior Advisor	2006	278,000	0		0		292,600		61,149		106,288	710,880	(16)	1,448,917

(1)	The dollar amounts shown in this column represent the total number of stock options granted to each NEO multiplied by the fair value of each stock option granted. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes closed-form pricing model in accordance with SFAS 123R. For a discussion of the relevant SFAS 123R valuation assumptions, see Note 12 to our Company’s Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2006. The fair value of each stock option granted to Mr. Restrepo was $14.87. With the exception of Ms. Powell, the fair value of each stock option granted to the other NEOs was $14.63.

(2)	The dollar amounts shown in this column reflect quarterly cash bonuses earned under our Quality Performance Bonus Plan for 2006. For Mr. Restrepo, the amount shown reflects $52,338 of QPB bonuses and $25,684 of a contractually contemplated QPB bonus substitute.

Except for Mr. Miley, the dollar amounts shown in this column do not reflect bonuses which may be earned under the 2006 EBP for each NEO because these bonuses were not calculable as of the printing of this Proxy Statement. Two of the performance criteria for establishing 2006 bonuses under the EBP were peer comparisons as to underwriting results and premium growth. We rely on information from A.M. Best Company for those two components. We do not anticipate that this information will be available until late May or early June, 2007. We will calculate the 2006 bonuses for each NEO under the EBP when such information becomes available and present that information to the Compensation Committee for its consideration and approval. When the 2006 EBP bonuses are finally determined, we will file a Form 8-K filing with this information. With respect to Mr. Miley, his 2006 EBP bonus was based upon the performance of his business unit which is owned by State Auto Mutual and is not engaged in the insurance underwriting business.

(3)	The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERP in which certain of our NEOs participate. None of our NEOs who participate in the non-qualified deferred compensation plan receive preferential or above market earnings.

(4)	(Restrepo) The dollar amount reflects the following amounts and items: (i) a signing bonus of $400,000 to partially offset the loss of benefits with his prior employer and to allow him to repay certain obligations he had incurred to his former employer by accepting his position with State Auto; and (ii) $150,000 of his 2006 EBP bonus, which amount was guaranteed under his employment agreement. See “—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” for a further description of these bonus amounts.

(5)	(Restrepo) The dollar amount represents 10,500 restricted Common Shares granted to Mr. Restrepo on March 2, 2006, in conjunction with the execution of his employment agreement, multiplied by the closing price of the Common Shares on that day ($31.94). These restricted Common Shares will cliff vest on March 2, 2009, unless his employment with State Auto terminates prior to March 2, 2009.

(6)	(Restrepo) The dollar amount includes the following amounts and items: (i) Company-paid matches under our 401(k) and non-qualified deferred compensation plans of $16,961 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) spousal travel hosting on agent incentive trips of $5,459; (iii) reimbursement of relocation expenses of $104,651; (v) tax gross up payment on reimbursed relocation expenses of $59,195; and (iv) dividends on restricted Common Shares of $3,990. For a further description of these items, see “—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.”

(7)	(English) The dollar amount includes the following amounts and items: (i) a payment of $70,000 (the third of five installments) under Mr. English’s retention agreement; and (ii) Company-paid match under our 401(k) plan of $6,042 (none of these amounts paid as matched contributions received preferential earnings or interest); (iii) reimbursement of relocation expenses of $5,554; and (iv) tax gross up payment on reimbursed relocation expenses of $3,641. For a further description of this retention agreement, see “—Contractual Arrangements with Named Executive Officers—Steven E. English.”

(8)	(Blackburn) The dollar amount includes the following amounts and items: (i) Company-paid matches under our 401(k) and non-qualified deferred compensation plans of $7,700 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $906; (iii) spousal travel hosting on agent incentive trips of $5,459; and (iv) club membership dues (non-golfing) of $568.

(9)	(Hazelbaker)The dollar amount includes the following amounts and items: (i) Company-paid match under our 401(k) plan of $6,790 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $858; (iii) spousal travel hosting on agent incentive trip of $1,440; and (iv) a payment of $54,000 (the third of five installments) under Mr. Hazelbaker’s retention agreement. For a further description of this retention agreement, see “—Contractual Arrangements with Named Executive Officers—Steven R. Hazelbaker.”

(10)	(Miley) The dollar amount includes both Mr. Miley’s QPB bonus ($40,253) and EBP bonus ($89,000) earned in 2006.

(11)	(Miley) The dollar amount includes the following amounts and items: (i) Company-paid match under our 401(k) plan of $6,405 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $641; and (iii) optionee tax advice assistance of $500.

(12)	(Powell) The dollar amount reflects the following two option grants: (i) a stock option grant for 6,300 Common Shares (the fair value of each stock option for this grant under SFAS 123R was $14.63), and (ii) a stock option grant for 8,000 Common Shares (the fair value of each stock option for this grant under SFAS 123R was $14.18).

(13)	(Powell) The dollar amount includes the following amounts and items: (i) Company-paid match under our 401(k) plan of $6,645 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $572; and (iii) spousal travel hosting agent incentive trip of $2,279.

(14)	(Moone) The dollar amount includes the following amounts and items: (i) Company-paid matches under our 401(k) and non-qualified deferred compensation plans of $9,431 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid life insurance premiums of $351; (iii) spousal travel hosting agent incentive trip of $2,279; (iv) monthly benefits in the total amount of $25,980 paid under the Retirement Plan during 2006; (v) monthly benefits in the total amount of $6,028 paid under the Shadow Plan during 2006; (vi) a lump sum amount of $708,749 paid or accrued for 2006 under the Shadow Plan; (vii) a lump sum amount of $659,451 paid or accrued for 2006 under the Retirement Plan; (viii) a lump sum amount of $296,086 paid or accrued for 2006 under the SERP; and (ix) monthly benefits in the total amount of $8,319 paid under the SERP during 2006.

(15)	(Johnston) The dollar amount includes the following amounts and items: (i) Company-paid match under our 401(k) plan of $5,326 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $326; (iii) benefits of $7,615 paid under the Shadow Plan during 2006; (iv) separation payment of $1,743,849; (v) reimbursement of life and health insurance benefit expenses of $44,175; (vi) tax gross up amount on the reimbursement of life and health insurance benefit expenses of $36,806; and (vii) unused vacation pay of $32,608. For a further description of these items, see “—Contractual Arrangements with Named Executive Officers—Steven J. Johnston.”

(16)	(Lowther) The dollar amount includes the following amounts and items: (i) Company-paid matches under our 401(k) and non-qualified deferred compensation plans of $9,730 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance premiums of $672; (iii) spousal travel hosting agent incentive trips of $5,459, and (iv) accrual for payments due under retirement agreement of $695,000. For a further description of these items, see “—Contractual Arrangements with Named Executive Officers—John R. Lowther.”

Grants of Plan-Based Awards in 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Robert P. Restrepo, Jr.	3-2-06 3-2-06 3-2-06	600,000 — —	(2)	— 10,500 —	(3)	— — 30,000	(4)	— — 31.94	— 335,370 446,100	(3) (4)

Steven E. English	5-17-06 6-19-06	— 92,500		— —		6,300 —	(5)	33.50 —	92,169 —	(5)

Mark A. Blackburn	5-17-06 6-19-06	— 168,000		— —		20,000 —	(5)	33.50 —	292,600 —	(5)

Steven R. Hazelbaker	5-17-06 7-10-06	— 97,000		— —		6,300 —	(5)	33.50 —	92,169 —	(5)

Richard L. Miley	5-17-06 6-19-06	— 89,000		— —		6,300 —	(5)	33.50 —	92,169 —	(5)

Cynthia A. Powell	5-17-06 6-19-06 12-18-06	— 100,000 —		— — —		6,300 — 8,000	(5) (6)	33.50 — 34.02	92,169 — 113,440	(5) (6)

Robert H. Moone	None	—		—		—		—	—

Steven J. Johnston	None	—		—		—		—	—

John R. Lowther	5-17-06 6-19-06	— 166,800		— —		20,000 —	(5)	33.50 —	292,600 —	(6)

(1)	The dollar amounts shown in this column as “Target” reflect the maximum annual incentive award payable to each NEO under his or her EBP for 2006. As explained in the CD&A, the 2006 EBP bonuses are based on our performance on three measures in comparison to a set of nine peer companies. The performance measures are calendar year statutory combined ratio, calendar year written premium growth, and three-year average shareholder return. The range of possible bonuses payable under each NEO’s EBP is $-0- to the maximum amount shown above, in 20% increments, depending on our performance on these measures in comparison to the peer companies’ performance on those measures. In 2005, the EBP bonus formula was identical, and our performance produced an award percentage of 60% of each NEO’S EBP bonus target, which targets ranged from 75% of salary to 50% of salary. The bonuses for each NEO’s 2006 EBP are not calculable as of the printing of this Proxy Statement because we rely on A.M. Best Company to publish the statutory results of the peer companies with respect to statutory combined ratio and written premium growth. The dollar amounts shown in this column do not include quarterly bonuses earned in 2006 under our QPB Plan. See “—Compensation Discussion and Analysis—Short-Term Incentive Plans” for additional information on our EBP and QPB Plan.

(2)	Mr. Restrepo’s target includes 75% of his base salary in 2006 ($600,000) to be determined based on the formula described in footnote (1) above, with the remaining 25% of the target based on a subjective assessment of his performance by the Compensation Committee. This assessment is typically performed after the formulaic bonus calculation is completed. However, Mr. Restrepo is guaranteed a minimum 2006 EBP bonus of $150,000 under his employment agreement.

(3)	The stock award of 10,500 Common Shares was a grant of restricted Common Shares made in conjunction with the execution of Mr. Restrepo’s employment agreement as described in “Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” The grant includes the right to receive dividends on the full amount of the Common Shares, which dividends represent cash compensation to Mr. Restrepo. The amount of dividends paid on those Common Shares in 2006 was $3,990. The grant date fair value for these restricted Common Shares was determined by multiplying the market price of the Common Shares on the date of grant by the number of restricted Common Shares granted.

(4)	The options shown were granted on the date indicated at a meeting of the Compensation Committee held on that day. The grant was in accordance with the terms of Mr. Restrepo’s employment agreement as described in “Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” These options are non-qualified stock options which vest in equal annual installments over a three-year period and are exercisable over a ten-year term. The grant date fair value of these options was determined by multiplying the number of stock options by $14.87, which was the fair value of each stock option granted based upon the Black-Scholes closed-form pricing model in accordance with SFAS 123R. These options have not been re-priced or otherwise materially amended. Our Corporate Governance Guidelines prohibit option re-pricing without shareholder approval.

(5)	The options shown were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee at a meeting held on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are non-qualified stock options, except that Mr. English’s grant included 50% incentive stock options and Mr. Blackburn’s grant included the maximum number of incentive stock options which could be received as permitted by the rules set forth in the Internal Revenue Code. The grant date fair value of these options was determined by multiplying the number of stock options by $14.63, which was the fair value of each stock option granted based upon the Black-Scholes closed-form pricing model in accordance with SFAS 123R. These options have not been re-priced or otherwise materially amended.

(6)	The options shown were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee at a meeting held on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are all non-qualified stock options. The grant date fair value of these options was determined by multiplying the number of stock options by $14.18, which was the fair value of each stock option granted based upon the Black-Scholes closed-form pricing model in accordance with SFAS 123R. These options have not been re-priced or otherwise materially amended.

Contractual Arrangements with Named Executive Officers

Robert P. Restrepo, Jr.

On February 10, 2006, Robert P. Restrepo, Jr. was appointed as our Chairman and Chief Executive Officer, as well as Chairman and Chief Executive Officer of all of the other State Auto companies, and on March 2, 2006, he was appointed President of State Auto. In connection with these appointments, we entered into an employment agreement with Mr. Restrepo dated as of March 2, 2006, as subsequently amended as of January 29, 2007 (collectively, the “Employment Agreement”). The following provides a brief description of the material terms of the Employment Agreement, as well as additional information relating to the compensatory aspects of that agreement.

Mr. Restrepo serves as Chairman, President and Chief Executive Officer of State Auto. As such, Mr. Restrepo performs duties that are customarily performed by an executive officer in his position, including duties prescribed by State Auto’s governance documents, as well as other duties, consistent with his position, requested or directed by any State Auto board of directors.

Mr. Restrepo’s term of employment ends on March 1, 2009, unless sooner terminated due to Mr. Restrepo’s disability or death, voluntary termination of employment, termination by State Auto for cause, or termination by State Auto without cause. The Employment Agreement may be renewed at the end of its initial term for additional one-year terms with the mutual consent of the parties. If Mr. Restrepo desires to renew the Employment Agreement at the end of any term, but State Auto does not, then this situation will constitute a termination of Mr. Restrepo’s employment without cause. On the other hand, if State Auto desires to renew the Employment Agreement at the end of any term, but Mr. Restrepo does not, then that situation will constitute a voluntary termination of Mr. Restrepo’s employment.

Mr. Restrepo’s base salary for 2006 was $600,000 per year. As of January 1, 2007, Mr. Restrepo’s base salary increased to $675,000 per year. The initial $600,000 base salary was based upon (i) input received by the Compensation Committee from its compensation consultant regarding the competitive landscape for newly hired CEOs; (ii) Mr. Restrepo’s salary at his previous employer, Main Street America Insurance (“MSA”); and (iii) the 2006 base salary of Robert H. Moone, our retiring chief executive officer. The $600,000 base salary reflected an amount slightly below the 50th percentile of base salaries for CEOs included in a group of peer companies to State Auto.

Under the Employment Agreement, Mr. Restrepo is eligible to receive a cash incentive bonus up to 100% of his then-current base salary, with 75% of this incentive bonus tied to the performance of State Auto in comparison to a group of peer companies and 25% of this incentive bonus awarded at the discretion of the Compensation Committee. The Employment Agreement stipulated that Mr. Restrepo was guaranteed an incentive bonus equal to 25% of his 2006 base salary.

The Compensation Committee implemented Mr. Restrepo’s incentive bonus by establishing an EBP for Mr. Restrepo that mirrored the EBP for other NEOs, with the exception that the portion of his incentive bonus tied to the peer group performance comparison could equal up to a maximum of 75% of his base salary and his discretionary bonus award could equal up to a maximum of 25% of his base salary. The Compensation Committee uses information from A.M. Best Company to determine Mr. Restrepo’s bonus tied to the peer group performance comparison. However, this information was not available as of the printing of this Proxy Statement. In addition, the Compensation Committee decided not to establish the discretionary award portion of his incentive bonus until after the formulaic amount of his incentive bonus was determined from the peer group performance comparison. Accordingly, the full amount of Mr. Restrepo’s EBP bonus for 2006 was not available as of the printing of this Proxy Statement. However, as noted above, the Summary Compensation Table reflects the contractually guaranteed amount of $150,000, or 25% of Mr. Restrepo’s 2006 base salary.

Mr. Restrepo’s 2006 EBP used the same peer group comparison and generally mirrored the EBP plan for Mr. Moone that was in effect for 2005. The annual maximum incentive bonus percentage of 100% of base salary was consistent with past practice. However, according to the compensation consultant of the Compensation Committee, Mr. Restrepo’s maximum incentive bonus percentage of base salary is below the maximum bonus percentages for CEOs at peer group companies, which ranged from 135% to 180% of base salary.

Since Mr. Restrepo was not eligible to participate in the QPB until the performance period beginning in October 2006, Mr. Restrepo was made de facto eligible for any QPB payments for the first, second and third quarters of 2006. The Compensation Committee believed that it was important for the CEO to be invested in the QPB since it was a company-wide bonus plan in which all employees were eligible to participate after completing two full quarters of service. In addition, Mr. Restrepo is entitled to participate in all State Auto retirement plans and fringe benefits which are currently or in the future generally made available to executives of State Auto. The EBP cash incentive bonus arrangement, the QPB Plan or similar cash incentive plan, and any long term incentive compensation plan are collectively referred to as the “Incentive Compensation Plans.”

At the time of his appointment, Mr. Restrepo received a cash payment of $400,000 to partially offset the loss of benefits he was foregoing at MSA and to allow him to repay obligations he had incurred to MSA by accepting his position with State Auto. For example, he had to secure his release from a contract with MSA, the terms of which included his commitment to repay relocation costs MSA had incurred when it hired him in 2005.

At the time of his appointment, Mr. Restrepo received 10,500 Common Shares which are subject to restrictions on transfer until March 2, 2009, and an equity award of options to purchase 30,000 Common Shares at an exercise price of $31.94 per share, which was the closing price of our Common Shares on the Nasdaq National Market System on March 2, 2006. Of these options, options to purchase 15,000 Common Shares represented additional consideration in contemplation of Mr. Restrepo’s lost opportunities in long term plans sponsored by his former employer. The grant of the restricted Common Shares and options was made pursuant to our Equity Incentive Compensation Plan and the terms set forth in separate Equity Plan Award Agreements with

Mr. Restrepo. The options vest in one-third increments over a three-year period. Unvested options automatically terminate upon Mr. Restrepo’s termination of employment, except upon retirement, death or disability, or if his employment is terminated without cause under the Employment Agreement, in which case all options become fully vested. There were no stock appreciation rights, performance units, or other instruments granted in tandem with these options, nor were there any reload provisions, tax reimbursement features or performance-based conditions to exercisability.

As calculated by the compensation consultant to the Compensation Committee, the Black-Scholes value of options to purchase 30,000 Common Shares represented approximately 60% of Mr. Restrepo’s initial base salary. The value of these stock options, together with the value of the restricted Common Shares at their date of grant, equaled approximately 110% of the value of his base salary, which was consistent with the market median, based on information made available to the Compensation Committee.

As is the case with most executive employment agreements, the Employment Agreement addresses separation or severance benefits in connection with the termination of Mr. Restrepo’s employment, either prior to, or at the end of the employment term. These provisions benefit both us and the executive in that they provide a clear understanding of the rights and obligations of the parties with respect to events resulting in the termination of the employment relationship. In a competitive environment for qualified and skilled management personal, these provisions are also necessary in the recruitment of executives who may not otherwise be willing to relocate their families and undertake the responsibilities of a new position without such financial commitments from their new employers. These provisions are also necessary for the retention of executives in that they provide a level of financial security in the event of an involuntary termination of employment.

In the event Mr. Restrepo is terminated for cause, he will be entitled to receive his base salary through the date of termination plus any compensation to which he may be entitled under the Incentive Compensation Plans. The Employment Agreement describes those events which would permit State Auto to terminate Mr. Restrepo’s employment for “cause.” In general, a for cause termination means that Mr. Restrepo has willfully failed to perform his duties in accordance with the standards set forth in the agreement. In that situation, he does not receive any separation or severance benefits, He is paid only that amount of compensation which was earned prior to the termination for cause. The same result occurs if Mr. Restrepo voluntarily terminates his employment, although in that event he would incur certain obligations to us, as described below.

In the event Mr. Restrepo is terminated without cause (other than for death, disability or retirement), he will be entitled to receive the continuation of his base salary and benefits under his Employment Agreement for a 24-month period and the payment of the average annual bonus payments earned under the Incentive Compensation Plans for the prior two years. This provision provides us with the flexibility to terminate Mr. Restrepo’s employment if such action was determined to be in our best interests, yet provides Mr. Restrepo with a level of financial security until he secures new employment.

In the event Mr. Restrepo becomes disabled, which disability continues for more than six consecutive months in any 12-month period, State Auto may terminate Mr. Restrepo’s employment, in which case Mr. Restrepo will be entitled to receive his base salary and payments under the Incentive Compensation Plans to the date of termination. Thereafter, Mr. Restrepo will be entitled to receive 80% of his base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, throughout the period of his disability or until he attains age 65, whichever first occurs. In the event of Mr. Restrepo’s death, his beneficiaries will receive payment of his base annual salary for twelve months plus a pro-rata share of the compensation earned by Mr. Restrepo under the Incentive Compensation Plan as of the date of death. These two provisions reflect State Auto’s sense of fairness in addressing unfortunate events which may transpire during the employment term.

The Employment Agreement also imposes a post-employment confidentiality covenant and a non-competition covenant on Mr. Restrepo. The confidentiality covenant has a three-year term, while the non-compete has a one-year term and includes a company size factor and a geographic factor as respects the scope of the non-compete. In addition, Mr. Restrepo has agreed that, for a period of two years following termination of his employment, he will not hire, solicit for hire or otherwise induce any employee of State Auto to leave State Auto’s employment.

An important point of consideration in the employment relationship between public companies and their senior executive officers is the situation of a potential or actual “change of control” of the public company. A public company may receive an offer from a third party, either solicited or unsolicited, which seeks the public company’s participation in a transaction which would result in a change in the voting and operational control of the public company from its current shareholders and directors to the third party. Senior executive officers, faced with uncertainty and insecurity about the possible loss of their employment, reduction in their responsibilities or compensation arrangements or other adverse changes in their employment situation, may decide to leave the public company before the consummation of the proposed transaction. This result would be particularly damaging to the public company if the proposed transaction did not come to fruition. In order to protect themselves from the loss of valuable senior executives, and as a method of providing a level of security to senior executives, many public companies enter into “change of control” agreements with their senior executive officers to address the situation of a potential or actual change of control of the public company. These agreements also serve the shareholders’ interests by ensuring that any potential transaction will be viewed objectively by the senior executives, since the loss of their employment or adverse change in their employment situation would not adversely affect them personally. At State Auto, these “change of control” agreements are called Executive Agreements. We enter into Executive Agreements with our senior executive officers as part of our corporate strategy to provide protection for, and thus retain, our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company or State Auto Mutual.

Concurrently with entering into the Employment Agreement, we entered into an Executive Agreement with Mr. Restrepo. The term of the Executive Agreement coincides with the term of Mr. Restrepo’s employment under the Employment Agreement, subject to an extension for 36 months after any month in which a Change of Control occurs, as defined below. The Executive Agreement will terminate if Mr. Restrepo’s employment terminates prior to a Change of Control.

A “Change of Control” of our Company generally includes:

•	The acquisition by any person of beneficial ownership of 25% or more of our outstanding voting securities;

•	A change in the composition of our Board of Directors such that a majority of our Board of Directors is comprised of other than “continuing” directors (as defined in the Employment Agreement);

•	A merger involving our Company where our shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•

A sale, exchange, lease or other disposition of all or substantially all of our assets, including a sale of assets or earning power aggregating more than 50% of our assets or earning power on a consolidated basis; or

•	A disposition of assets, reorganization or other corporate event involving our Company which would have the same effect as any of the above-described events.

As respects State Auto Mutual, a “Change of Control” includes:

•

State Auto Mutual affiliates with or merges with a third party and a majority of the board directors of State Auto Mutual or the surviving corporation, as the case may be, is comprised of other than continuing directors;

•	State Auto Mutual converts to a stock corporation and a majority of the board of directors of the converted corporation is comprised of other than continuing directors of State Auto Mutual; or

•	State Auto Mutual is subject to an order of rehabilitation or liquidation issued by the Ohio Department of Insurance, so long as such order has been entered prior to February 9, 2008.

Under the Executive Agreement, we must provide severance benefits to Mr. Restrepo if his employment is terminated (other than on account of Mr. Restrepo’s death or disability or termination for cause):

•	By us at any time within 24 months after a Change of Control;

•	By Mr. Restrepo for Good Reason (as defined below) at any time within 24 months after a Change of Control; or

•

By us at any time after an agreement has been reached with an unaffiliated third party, the performance of which agreement would result in a Change of Control involving such third party, if such Change of Control is actually consummated within 12 months after the date of such termination.

“Good Reason” generally means the assignment to Mr. Restrepo of duties which are materially and adversely different from or inconsistent with the duties, responsibility or status of Mr. Restrepo’s position during the 12 months prior to the Change of Control, a reduction in Mr. Restrepo’s salary, benefits or incentive bonus or a demand by us that Mr. Restrepo relocate more than 35 miles from his current location. Mr. Restrepo’s determination of Good Reason will be conclusive and binding upon the parties if made in good faith.

In addition to accrued compensation, bonuses, and vested benefits and stock options, Mr. Restrepo’s severance benefits payable under the Executive Agreement include:

•	A lump-sum cash payment equal to three times Mr. Restrepo’s annual base salary;

•	A lump-sum cash payment equal to three times the highest annual incentive compensation to which Mr. Restrepo would be entitled;

•	Thirty-six months of continued insurance benefits;

•	Thirty-six months of additional service credited for purposes of retirement benefits; and

•	Out-placement benefits in an amount equal to 15% of Mr. Restrepo’s annual base salary.

The Executive Agreement also provides that State Auto will pay Mr. Restrepo such amounts as would be necessary to compensate Mr. Restrepo for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, in the event Mr. Restrepo’s contractual severance payments and benefits were subject to any excise tax, but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we will not have to pay an excess severance payment and Mr. Restrepo will not be subject to an excise tax.

The Executive Agreement provides that, for a period of five years after any termination of Mr. Restrepo’s employment, we will provide Mr. Restrepo with coverage under a standard directors’ and officers’ liability insurance policy at our expense, and will indemnify, hold harmless, and defend Mr. Restrepo to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by Mr. Restrepo in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been our director or officer.

We must pay the cost of counsel (legal and accounting) for Mr. Restrepo in the event he is required to take any action to enforce any of the rights granted under his Executive Agreement. In addition, Mr. Restrepo is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce his rights under the Executive Agreement at a rate equal to the prime commercial rate of our principal bank or its successor in effect from time to time plus 4%.

Our Executive Agreement with Mr. Restrepo mirrored the change of control agreement we had with Mr. Moone, except that Mr. Restrepo’s agreement requires a dual trigger (change of control plus termination by the Company or termination by Mr. Restrepo for Good Reason), while Mr. Moone’s was a single trigger agreement (change of control only). Also, while the Executive Agreement continues in force for 36 months following a change of control, the right to severance benefits ceases 24 months following a change of control, which is more restrictive than Mr. Moone’s agreement. The Compensation Committee’s compensation consultant indicated that these arrangements were generally competitive except for two provisions: (i) the calculation of the payment based on maximum bonus payouts, and (iii) the three years of additional credited service. Nevertheless, principally because Mr. Restrepo’s Executive Agreement contemplated the payment of benefits following a change of control only if he were adversely affected by the change, it was generally regarded as more conservative than Mr. Moone’s agreement.

In January 2007, the Compensation Committee agreed to amend Mr. Restrepo’s Employment Agreement to address relocation matters in a more specific way than was possible at the time he was appointed Chief Executive Officer of State Auto. Originally, the Employment Agreement required State Auto to provide Mr. Restrepo with relocation benefits generally equivalent to those provided to other employees who relocate because of their job. The original Employment Agreement specifically provided that State Auto would not be involved in the disposition of the residence Mr. Restrepo owned in Worcester, Massachusetts (the “Worcester House”). When he moved to Jacksonville, Florida to take a position with MSA, Mr. Restrepo began to market the Worcester House for sale, while renting a residence in Jacksonville. When he accepted the position at State Auto, the Worcester House was still not sold. MSA’s contractual obligations regarding Mr. Restrepo’s relocation to Florida ended when he accepted his position with State Auto. He continued to try to sell the Worcester House without success. It became a significant distraction to him and his family, while precluding him from re-locating to Columbus, Ohio from Jacksonville. It became apparent to the Compensation Committee that the Worcester House was preventing Mr. Restrepo from re-locating to Columbus, and the Compensation Committee considered his presence in Columbus to be important to us. Our Board of Directors intended and desired for State Auto to have a more visible presence in the community when it hired Mr. Restrepo. However, his living in Florida and commuting to Columbus made it difficult for State Auto to achieve that larger presence or recognition. Simply put, the Compensation Committee believes the position of CEO of State Auto is a 24x7 job, and with its CEO living in Florida, State Auto was not achieving the full value of Mr. Restrepo serving in that role.

After weeks of discussions and investigation by the Compensation Committee, it agreed to have the Worcester House valued and to arrange for Mr. Restrepo to be released from the burden of ownership of the Worcester House, so long as he agreed to move to Columbus within a specific time frame. Appraisals were secured and State Auto and Mr. Restrepo executed an amendment to the Employment Agreement on January 24, 2007 (the “Amendment”).

The following provides a brief description of the material terms of the Amendment:

Pursuant to the terms of his original Employment Agreement, State Auto had agreed to implement a Supplemental Executive Retirement Plan (a “SERP”) for Mr. Restrepo. As set forth in the Amendment, the SERP will generally provide Mr. Restrepo with supplemental retirement benefits to enable Mr. Restrepo’s overall retirement benefits from State Auto to equal 50% of his final three-year average total cash compensation, proportionately reduced for less than 20 years of service at retirement. State Auto has a mandatory retirement for executive officers of 65, and given that he began his employment with State Auto at age 55, Mr. Restrepo will have at most 10 years of service, which will reduce the SERP benefits accordingly.

The Amendment confirmed and clarified State Auto’s obligations with respect to reimbursing Mr. Restrepo for his moving, temporary living and house hunting expenses incurred in connection with relocating himself and his family from Jacksonville, Florida to Columbus, Ohio (the “Relocation Expense”). Mr. Restrepo has agreed to reimburse State Auto 100% of all Relocation Expenses paid by State Auto if he voluntarily terminates his employment with State Auto on or prior to March 1, 2009. Under the terms of his initial Employment Agreement, this reimbursement obligation decreased annually pursuant to the following schedule: termination in year one – 100% reimbursement; termination in year 2 – 50% reimbursement; termination in year 3 – 0% reimbursement.

The Compensation Committee concluded that, based upon its review of the independent appraisals of the Worcester House and a representation from Mr. Restrepo as to his “cost basis” in the Worcester House, Mr. Restrepo would most likely suffer a significant financial loss in connection with his sale of the Worcester House. Accordingly, in order to facilitate, expedite and encourage Mr. Restrepo’s relocation to Columbus, Ohio, to partially mitigate Mr. Restrepo’s financial loss with respect to his sale of the Worcester House, and to provide a source of equity with which to purchase a residence in Columbus, Ohio metropolitan area, State Auto agreed to (i) purchase, or cause to be purchased the Worcester House for a purchase price of $1,815,000, and (ii) pay Mr. Restrepo a one-time payment of $500,000. The purchase price for the Worcester House represents the average appraised value of the Worcester House based upon two independent appraisals performed at the direction of the Compensation Committee.

The terms of Mr. Restrepo’s Employment Agreement and Executive Agreement were the result of arm’s length negotiations between the Compensation Committee and Mr. Restrepo.

Steven E. English

In 2004, we entered into a retention agreement with Steven E. English, who is now our Chief Financial Officer and who at that time was one of our Assistant Vice Presidents. Mr. English was previously an executive officer with Meridian Insurance Group, Inc. (“MIGI”), which was acquired by State Auto Mutual in 2001. After the acquisition, Mr. English became our employee, but he retained certain rights under a change in control agreement with MIGI. In consideration of Mr. English relinquishing his rights under this change in control agreement with MIGI, we have agreed to make an annual payment to Mr. English of $70,000 for five years, provided that he remains employed by us during that period, unless we terminate his employment without good cause (as defined in his retention agreement) or as a result of his death or total disability. The payment in 2006 was the third annual payment to Mr. English. In addition, Mr. English was also granted non-qualified stock options on May 31, 2004, as shown in the 2006 Outstanding Equity Awards at Fiscal Year End Table. These options vest in equal annual installments over a five-year period.

Mark A. Blackburn

Mark A. Blackburn is Executive Vice President and Chief Operating Officer of State Auto. Like Mr. Restrepo, we have entered into an Executive Agreement with Mr. Blackburn providing him with certain severance benefits if his employment is terminated within 36 months after a “change of control” of either us or State Auto Mutual or 12 months prior to a change of control under certain circumstances, as further described below. Mr. Blackburn’s Executive Agreement has been in place since 2001. As discussed above, we entered into the Executive Agreement with Mr. Blackburn as part of our corporate strategy to protect ourselves from the loss of his valuable services, and as a method of providing a level of personal and financial security to Mr. Blackburn, if we or State Auto Mutual were to consider or engage in a transaction resulting in a “change of control” of our Company or State Auto Mutual. The following provides a brief description of the material terms of Mr. Blackburn’s Executive Agreement.

A “Change of Control” of our Company generally includes:

•	The acquisition by any person of beneficial ownership of 25% or more of our outstanding voting securities;

•	A change in the composition of our Board of Directors such that a majority of our Board of Directors is comprised of other than “continuing directors” (as defined in the Executive Agreement);

•	A merger involving our Company where our shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•

A sale, exchange, lease, or other disposition of all or substantially all of our assets, including a sale of assets or earning power aggregating more than 50% of our assets or earning power on a consolidated basis;

•	Our dissolution; or

•	Our involvement with a disposition of assets, reorganization or other corporate event which would have the same effect as any of the above-described events.

As respects State Auto Mutual, a “Change of Control” includes:

•	A person who is not a “continuing director” (as defined in the Executive Agreement) becomes empowered to vote the proxy of the members of State Auto Mutual;

•	A person who has not been an officer of State Auto Mutual for at least the preceding 12 months becomes empowered to vote the proxy of the members of State Auto Mutual;

•

State Auto Mutual affiliates with or merges with a third party and a majority of the board of directors of State Auto Mutual or the surviving corporation, as the case may be, is comprised of other than continuing directors;

•	State Auto Mutual is subject to an order of rehabilitation or liquidation issued by the Ohio Department of Insurance; or

•	State Auto Mutual converts to a stock corporation and a majority of the board of directors of the converted corporation is comprised of other than continuing directors of State Auto Mutual.

Under the Executive Agreement, we must provide severance benefits to Mr. Blackburn if his employment is terminated (other than on account of Mr. Blackburn’s death or disability or termination for cause):

•	By us at any time within 36 months after a Change of Control;

•

By us at any time prior to a Change in Control but after commencement of any discussions with a third party relating to a possible Change in Control involving such third party (“Change in Control Discussion”) if Mr. Blackburn’s termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of Mr. Blackburn’s termination;

•	By Mr. Blackburn for Good Reason (as defined below) at any time within 36 months after a Change of Control; or

•

By Mr. Blackburn for Good Reason at any time after commencement of Change in Control Discussions if such Change in Control is actually consummated within 12 months after the date of Mr. Blackburn’s termination.

Each of these triggering events is a materially significant event manifesting that the people who set our policies as an ongoing business enterprise have changed from those in place when the agreement was first signed. The right to exercise control over the company and its property and affairs has been changed to a new person or set of persons who may have completely different attitudes and practices with respect to how best to run our business. Hence, there is, in our minds, justification to provide some form of economic security to the executive who has had the company undergo a change of control and who has suffered in his or her employment as a result of such change.

“Good Reason” generally means the assignment to Mr. Blackburn of duties which are materially and adversely different from or inconsistent with the duties, responsibility or status of Mr. Blackburn’s position during the 12 months prior to the Change of Control, a reduction in Mr. Blackburn’s salary, benefits or incentive bonus or our demand that Mr. Blackburn relocate to more than 35 miles from Mr. Blackburn’s current location. Mr. Blackburn’s determination of Good Reason will be conclusive and binding upon the parties if made in good faith.

In addition to accrued compensation, bonuses, and vested benefits and stock options, Mr. Blackburn’s severance benefits payable under the Executive Agreement include:

•	A lump-sum cash payment equal to three times Mr. Blackburn’s annual base salary;

•	A lump-sum cash payment equal to three times the highest annual incentive compensation to which Mr. Blackburn would be entitled;

•	Thirty-six months of continued insurance benefits;

•	Thirty-six months of additional service credited for purposes of retirement benefits; and

•	Out-placement benefits in an amount equal to 15% of Mr. Blackburn’s annual base salary.

The Executive Agreement also provides that we will pay Mr. Blackburn such amounts as would be necessary to compensate Mr. Blackburn for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, in the event Mr. Blackburn’s contractual severance payments and benefits were subject to any excise tax, but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we will not have to pay an excess severance payment and Mr. Blackburn will not be subject to an excise tax.

The Executive Agreement provides that, for a period of five years after any termination of Mr. Blackburn’s employment, we will provide Mr. Blackburn with coverage under a standard directors’ and officers’ liability insurance policy at our expense, and will indemnify, hold harmless, and defend Mr. Blackburn to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by Mr. Blackburn in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been our director or officer.

We must pay the cost of counsel (legal and accounting) for Mr. Blackburn in the event he is required to take any action to enforce any of the rights granted under his Executive Agreement. In addition, Mr. Blackburn is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce his rights under the Executive Agreement at a rate equal to the prime commercial rate of our principal bank or its successor in effect from time to time plus 4%.

The terms of Mr. Blackburn’s Executive Agreement were the result of arm’s length negotiations between the Compensation Committee and Mr. Blackburn.

Steven R. Hazelbaker

In 2004, we entered into a retention agreement with Steven R. Hazelbaker, who is and was at that time was one of our Vice Presidents. Mr. Hazelbaker was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. After the acquisition, Mr. Hazelbaker became our employee, but he retained certain rights under a change in control agreement with MIGI. In consideration of Mr. Hazelbaker relinquishing his rights under this change in control agreement with MIGI, we have agreed to make an annual payment to Mr. Hazelbaker of $54,000 for five years, provided that he remains employed by us during that period, unless we terminate his employment without good cause (as defined in his retention agreement) or as a result of his death or total disability. The payment in 2006 was the third annual payment to Mr. Hazelbaker. In addition, Mr. Hazelbaker was also granted non-qualified stock options on May 31, 2004, as shown in the 2006 Outstanding Equity Awards at Fiscal Year End Table. These options vest in equal annual installments over a five-year period.

Robert H. Moone

In connection with his previously announced intention to retire, Robert H. Moone resigned as our Chairman and Chief Executive Officer on February 10, 2006, and as President on March 3, 2006, and he retired from our Company on May 31, 2006. For 2006, Mr. Moone was paid a base salary of $261,461 and a QBP bonus of $55,752 through his retirement date. These amounts were paid pursuant to the terms of an Employment Agreement we previously entered into with Mr. Moone. We are also parties to an Executive Agreement with Mr. Moone. Except for post-termination confidentiality and noncompetition covenants, this Executive

Agreement automatically terminated upon Mr. Moone’s retirement. Mr. Moone’s noncompetition covenant expired on November 30, 2006, and Mr. Moone’s confidentiality covenant will expire on May 31, 2007.

The terms of Mr. Moone’s Employment Agreement and Executive Agreement were the result of arm’s length negotiations between the Compensation Committee and Mr. Moone.

Steven J. Johnston

On June 5, 2006, Steven J. Johnston, who at that time was our Senior Vice President and Chief Financial Officer, gave notice that he was leaving State Auto as of June 19, 2006 (the “Separation Date”). On June 19, 2006, we entered into an agreement with Mr. Johnston regarding his separation of employment from State Auto (the “Separation Agreement”). The following provides a brief description of the material terms of the Separation Agreement.

On the Separation Date, Mr. Johnston’s employment with State Auto was terminated, and Mr. Johnston resigned all of his positions with State Auto.

For a period of 24 months from the Separation Date (the “Noncompetition Period”), Mr. Johnston will be prohibited from engaging in the property and casualty insurance underwriting business as conducted by State Auto as of Separation Date in any of the states that State Auto conducted its property and casualty insurance business as of the Separation Date. However, Mr. Johnston will be permitted to provide consulting services to Small Insurers (defined as an insurance holding company system in which the aggregate direct written premiums of all property and casualty insurers included in that insurance holding company system is $500 million or less as of the end of the immediately preceding calendar year).

During the Noncompetition Period, Mr. Johnston will be prohibited from divulging, furnishing or using any confidential information obtained by him while employed by State Auto. During the Noncompetition Period, Mr. Johnston will be prohibited from soliciting, recruiting, or attempting to induce employees of State Auto to leave their employment with State Auto or from employing or attempting to employ any employees of State Auto. During the Noncompetition Period, Mr. Johnston has agreed to cooperate and to make himself available to answer questions concerning his knowledge of the business, operations, and/or finances of State Auto, and for a period of five years from the Separation Date, Mr. Johnston has agreed to cooperate and assist State Auto in litigation matters.

In consideration for entering into the Separation Agreement, Mr. Johnston received a lump sum payment from State Auto in the amount of $1,743,849 (less applicable payroll taxes and withholdings), representing the aggregate amount of (i) three times Mr. Johnston’s then current annual base salary, (ii) three times the target amount of Mr. Johnston’s 2005 bonus under his EBP for 2005, and (iii) three times the amount of Mr. Johnston’s 2005 QPB bonus. He also received a lump sum payment from State Auto in the amount of $80,981 (less applicable payroll taxes and withholdings), representing reimbursement for Mr. Johnston’s cost to maintain life and health insurance coverages for a three-year period comparable to those coverages he received from State Auto. Mr. Johnston will receive coverage under State Auto’s long-term disability program for a three-year period from the Separation Date.

Mr. Johnston will be entitled to receive retirement benefits so that the total retirement benefits he receives from State Auto will approximate the total retirement benefits that he would have received under the defined benefit retirement plans of State Auto in which he participated were he fully vested under such retirement plans and had he continued to be employed by State Auto for 36 months following the Separation Date.

State Auto agreed to reimburse Mr. Johnston for outplacement services up to a maximum amount of $47,100 and job search travel expenses up to a maximum of $5,000, in both cases, actually incurred within 24 months of the Separation Date.

There was no accelerated vesting of any stock options held by Mr. Johnston as of the Separation Date. The parties agreed to mutually release each other from claims arising out of Mr. Johnston’s employment and separation arrangement with State Auto, except for claims arising under the Separation Agreement or based upon conduct as to which a release cannot be effected under applicable law or public policy. For a period of five years from the Separation Date, State Auto has agreed to provide Mr. Johnston with coverage under a standard directors’ and officers’ liability insurance policy at its expense.

State Auto has agreed to indemnify Mr. Johnston if he is made, or threatened to be made, a party to any litigation matter by reason of his having served as a director, officer or employee of State Auto. Finally, the parties agreed to a mutual nondisparagement covenant.

As part of the terms of the Separation Agreement, the parties agreed to terminate Mr. Johnston’s Executive Agreement. However, the provisions of the Separation Agreement generally mirrored those in Mr. Johnston’s Executive Agreement (i.e., change of control agreement), which had been in place since 2001. In negotiating the Separation Agreement, State Auto desired to achieve an amicable separation arrangement with Mr. Johnston in recognition of his many years of service to State Auto, obtain his cooperation and assistance, if needed, in litigation, finance and other company matters, and receive greater protections with respect to Mr. Johnston competing with State Auto, maintaining the confidentiality of State Auto information and soliciting employees away from State Auto. For example, the noncompetition covenant in the Separation Agreement has broader application and extends for a period of two years as compared to six months as was in Mr. Johnston’s change of control agreement. The Compensation Committee consulted with its compensation consultant regarding the benefits set forth in the Separation Agreement and satisfied itself that, in the aggregate, such benefits were not outside the parameters set by the marketplace for such agreements, particularly in light of the expanded protections afforded State Auto under the Separation Agreement.

The terms of Mr. Johnston’s Separation Agreement were the result of arm’s length negotiations between the Compensation Committee and Mr. Johnston.

John R. Lowther

On November 3, 2006, we announced that John R. Lowther, our Senior Vice President, Secretary and General Counsel, would be retiring from State Auto in 2007. Prior to this announcement, Mr. Lowther had negotiated the terms of a Retirement Agreement with Mr. Restrepo, the material terms of which are summarized below. The fundamental consideration underlying the Retirement Agreement was Mr. Lowther’s agreement to terminate his Executive Agreement (i.e., change of control agreement) that he had entered into with us in 2001, along with his commitment to remain in our active employ while we conducted a search for his successor and then to facilitate the “on boarding” of that successor, after which time he would serve as a senior advisor to Mr. Restrepo. Mr. Restrepo believed that it was important for us to continue to have access to Mr. Lowther during 2007 because of his long service to State Auto as our General Counsel, as well as his long services as a director of our Company and of State Auto Mutual. The following provides a brief description of the material terms of Mr. Lowther’s Retirement Agreement dated as November 3, 2006 (the “Retirement Agreement”).

Mr. Lowther will remain an employee of State Auto until his retirement in 2007. Mr. Lowther’s retirement date will be mutually agreed to by the parties, but will not be later than December 31, 2007. If Mr. Lowther has not retired on or prior to December 31, 2007, then his employment with State Auto will automatically terminate on December 31, 2007. Until his retirement, Mr. Lowther will serve as senior advisor to our chief executive officer and, until his successor as general counsel is named, as acting general counsel.

From the time of the announced retirement until December 31, 2006, Mr. Lowther continued to receive his compensation package, including salary, bonus and fringe benefits, as was then in effect.

During 2007, Mr. Lowther will receive a base salary in the amount of $278,000 per year, participate in the QPB or any similar cash incentive compensation plan generally made available to our employees, and participate in any and all employee benefit plans and arrangements and receive any and all fringe benefits generally made available to our employees. In the event of Mr. Lowther’s death or disability prior to December 31, 2007, State

Auto is obligated to continue to pay Mr. Lowther’s base salary to him or his estate, as the case may be, until December 31, 2007. In addition, Mr. Lowther will participate in the 2007 Executive Bonus Plan of State Auto and will receive 100% of his bonus target of $278,000 under that plan. State Auto is obligated to make this bonus payment to Mr. Lowther under any circumstance.

After his retirement, but in no event later than March 15, 2008, Mr. Lowther will receive a lump sum payment in an amount equal to 1.5 times the amount of his 2007 cash compensation (i.e., salary and bonus), which is expected to be $834,000, less applicable payroll taxes and withholdings, as a separation benefit. State Auto is obligated to make this separation payment to Mr. Lowther under any circumstance.

As part of his separation benefits, Mr. Lowther will be entitled to receive retirement benefits so that the total retirement benefits he receives from State Auto will approximate the total retirement benefits that he would have received under the defined benefit retirement plans of State Auto in which he participated were he fully vested under such retirement plans and had he continued to be employed by State Auto for 24 months following his retirement date at his 2007 base salary.

As a condition precedent to Mr. Lowther’s receipt of his separation benefits, at the time of his retirement the parties will enter into an agreement to mutually release each other from claims arising out of Mr. Lowther’s employment and separation arrangement with State Auto, except for claims arising under the Retirement Agreement or based upon conduct as to which a release cannot be effected under applicable law or public policy.

During the remaining period of Mr. Lowther’s employment and for a period of 18 months following his retirement (the “Noncompetition Period”), Mr. Lowther will be prohibited from (i) providing legal services to any Person (as defined in the Retirement Agreement) engaged in the property and casualty insurance underwriting business as conducted, or proposed to be conducted, by State Auto as of his retirement date in any state that State Auto conducts, or plans to conduct, its property and casualty insurance business as of his retirement date (the “P&C Business”), or (ii) engaging in the P&C Business. As an example, during the Non-competition Period, Mr. Lowther may not associate himself, directly or indirectly, with any law firm which provides legal services to any person engaged in the P&C Business. However, Mr. Lowther will be permitted to provide legal services to a Small County Mutual Insurer (as defined in the Retirement Agreement) during the Non-competition Period.

During the Non-competition Period, Mr. Lowther will be prohibited from divulging, furnishing or using any confidential information obtained by him while employed by State Auto.

During the Noncompetition Period, Mr. Lowther will be prohibited from soliciting, recruiting, or attempting to induce employees of State Auto Insurance Companies to leave their employment with State Auto or from employing or attempting to employ any employees of State Auto.

During the Noncompetition Period, Mr. Lowther has agreed to cooperate and to make himself available to answer questions concerning his knowledge of the legal, regulatory, business and/or operations of State Auto, and for a period of five years from his retirement date, Mr. Lowther has agreed to cooperate and assist State Auto in litigation matters. For a period of five years from his retirement date, State Auto has agreed to provide Mr. Lowther with coverage under a standard directors’ and officers’ liability insurance policy at their expense. State Auto has agreed to indemnify Mr. Lowther if he is made, or threatened to be made, a party to any litigation matter by reason of his having served as a director, officer or employee of State Auto. The parties agreed to a mutual non-disparagement covenant.

The Retirement Agreement did not modify or change the vesting or any other terms of any stock options held by Mr. Lowther as of November 3, 2006. All stock options held by Mr. Lowther as of November 3, 2006, remained exercisable by Mr. Lowther in accordance with the terms of our applicable equity compensation plan under which such stock options were granted and any applicable stock option agreement between us and Mr. Lowther related to such stock options.

As noted above, as part of the terms of the Retirement Agreement, the parties terminated Mr. Lowther’s Executive Agreement. The Executive Agreement provided Mr. Lowther with certain severance benefits if his employment was terminated within 36 months after a “change of control” of either our Company or State Auto Mutual (including Mr. Lowther’s voluntary termination of employment for good reason”) or 12 months prior to a Change of Control under certain circumstances (including Mr. Lowther’s voluntary termination of employment for good reason).

Mr. Restrepo secured the input of the compensation consultant to the Compensation Committee in negotiating the factors applicable to the separation benefit described above. The compensation consultant advised him that a multiple of 1.5 times cash compensation was consistent with the provisions of such agreements for persons at Mr. Lowther’s level within senior management.

The terms of Mr. Lowther’s Retirement Agreement were the result of arm’s length negotiations between State Auto and Mr. Lowther.

Outstanding Equity Awards at Fiscal 2006 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert P. Restrepo, Jr.	0	30,000	0	31.94	3-1-16	10,500	(2)	364,140	0	0

Steven E. English	2,334	0	0	16.00	5-22-12
	2,500	0	0	18.74	5-21-13
	1,666	834	0	30.86	5-26-14
	1,951	1,301	0	30.75	5-31-14
	832	1,668	0	26.45	5-9-15
	0	6,300	0	33.50	5-16-16

Mark A. Blackburn	6,000	0	0	12.06	8-18-09
	7,200	0	0	10.38	5-24-10
	9,100	0	0	16.47	5-23-11
	10,400	0	0	16.00	5-22-12
	14,500	0	0	18.74	5-21-13
	9,666	4,834	0	30.86	5-26-14
	4,832	9,668	0	26.45	5-9-15
	0	20,000	0	33.50	5-16-16

Steven R. Hazelbaker	5,000	0	0	16.00	5-22-12
	4,500	0	0	18.74	5-21-13
	3,000	1,500	0	30.86	5-26-14
	1,317	878	0	30.75	5-31-14
	1,500	3,000	0	26.45	5-9-15
	0	6,300	0	33.50	5-16-16

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Richard L. Miley	6,000		0	0	17.00	2-12-08
	6,000		0	0	11.88	5-26-09
	7,200		0	0	10.38	5-24-10
	4,400		0	0	16.47	5-23-11
	5,000		0	0	16.00	5-22-12
	7,500		0	0	18.74	5-21-13
	5,000		2,500	0	30.86	5-26-14
	2,500		5,000	0	26.45	5-9-15
	0		6,300	0	33.50	5-16-16

Cynthia A. Powell	3,000		0	0	17.00	2-12-08
	3,000		0	0	11.88	5-26-09
	7,200		0	0	10.38	5-24-10
	4,400		0	0	16.47	5-23-11
	5,000		0	0	16.00	5-22-12
	4,500		0	0	18.74	5-21-13
	5,000		2,500	0	30.86	5-26-14
	2,500		5,000	0	26.45	5-9-15
	0		6,300	0	33.50	5-16-16
	0		8,000	0	34.02	12-17-16

Robert H. Moone(3)	10,200		0	0	17.00	2-12-08
	13,580		0	0	11.88	5-26-09
	23,962		0	0	10.38	5-24-10
	24,100		0	0	16.47	5-23-11
	27,500		0	0	16.00	5-22-12
	48,000		0	0	18.74	5-21-13
	48,000		0	0	30.86	5-26-14
	48,000		0	0	26.45	5-9-15

Steven J. Johnston	0		0	0	—	—

John R. Lowther(4)	6,000	(5)	0	0	17.00	2-12-08
	6,000		0	0	11.88	5-26-09
	10,800		0	0	10.38	5-24-10
	7,900		0	0	16.47	5-23-11
	10,200		0	0	16.00	5-22-12
	14,500		0	0	18.74	5-21-13
	9,666		4,834	0	30.86	5-26-14
	4,832		9,668	0	26.45	5-9-15
	0		20,000	0	33.50	5-16-16

(1)	All options listed in this table are exercisable for a ten-year period from their respective date of grant. Except as set forth below in footnote (3), the following schedule describes the vesting dates for the options listed as unexerciseable by date of grant:

•	Options expiring May 26, 2014 were granted May 27, 2004. These options vest in equal annual installments over a three-year period. All of these options will vest as of May 26, 2007.

•	Options expiring May 31, 2014 were granted June 1, 2004. These options vest in equal annual installments over a three-year period. All of these options will vest as of May 31, 2007.

•	Options expiring May 9, 2015 were granted May 10, 2006. These options vest in equal annual installments over a three-year period. All of these options will vest as of May 9, 2008.

•	Options expiring May 16, 2016 were granted May 17, 2006. These options vest in equal annual installments over a three-year period. All of these options will vest as of May 16, 2009.

(2)	Represents restricted Common Shares granted on March 2, 2006, which cliff vest on May 2, 2009, provided Mr. Restrepo remains employed by us through March 1, 2009.

(3)	All of Mr. Moone’s options automatically vested on his retirement date of May 31, 2006, under the terms of our Equity Incentive Compensation Plan.

(4)	All of Mr. Lowther’s options will automatically vest on his retirement date (expected to be effective December 31, 2007) under the terms of our Equity Incentive Compensation Plan.

(5)	Of these options, 2,000 are non-qualified stock options which have been assigned by Mr. Lowther to trusts for the benefit of his children.

Option Exercises and Stock Vested in Fiscal 2006

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Robert P. Restrepo, Jr.	0	—
Steven E. English	0	—
Mark A. Blackburn	0	—
Steven R. Hazelbaker	0	—
Richard L. Miley	4,500	96,109
Cynthia A. Powell	0	—
Robert H. Moone	26,880	733,286
Steven J. Johnston	87,998	1,288,942
John R. Lowther	0	—

Pension Benefits in Fiscal 2006

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Robert P. Restrepo, Jr.	Retirement Plan(1)	1		26,921	0

	Supplemental	1		60,988	0
	Executive
	Retirement Plan(2)

Steven E. English	Retirement Plan(1)	6	(3)	42,571	0

Mark A. Blackburn	Retirement Plan(1)	7		172,185	0

	Supplemental	7		29,945	0
	Executive
	Retirement Plan(2)

Steven R. Hazelbaker	Retirement Plan(1)	12	(4)	164,728	0

	Supplemental	12	(4)	18,919	0
	Executive
	Retirement Plan(2)

Richard L. Miley	Retirement Plan(1)	29		302,437	0

Cynthia A. Powell	Retirement Plan(1)	16		94,962	0

Robert H. Moone	Retirement Plan(1)	35		990,783	25,980

	Supplemental	35		437,470	8,319
	Executive
	Retirement Plan(2)

Steven J. Johnston	Retirement Plan(1)	21		194,330	0

	Supplemental	24	(5)	95,987	0
	Executive
	Retirement Plan(2)

John R. Lowther	Retirement Plan(1)	20		352,915	0

	Supplemental	23	(6)	73,583	0
	Executive
	Retirement Plan(2)

(1)	The full plan name is the State Auto Insurance Companies’ Employee Retirement Plan (the “Retirement Plan”). The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. All of our NEOs and other employees are eligible to participate in the Retirement Plan on the same terms. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund. The purpose of the Retirement Plan is to recognize career contributions and service of our employees, assist in the retention of employees and provide them income continuity into retirement. For narrative disclosure of the material terms of the Retirement Plan, see “—Compensation Discussion and Analysis—Defined Benefit Plan/Retirement Plan.”

(2)

The full plan name is the Supplemental Retirement Plan for Executive Employees of State Auto Insurance Companies (Restatement) (the “SERP”). The SERP is a non-qualified retirement plan designed solely as a “restoration plan” to offset the impact of regulatory limitations on retirement benefits available under the Retirement Plan. As a result, the SERP mirrors the Retirement Plan. It provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for officers whose participation in the SERP is approved by the Board of Directors of State Auto Mutual. The purpose of the SERP is for highly compensated NEOs to achieve the same percentage of salary replacement on retirement on a relative basis as other employees. For narrative disclosure of the material terms of the SERP, see “—Compensation Discussion and Analysis—Supplemental Executive Retirement Plan.”

(3)	Includes Mr. English’s years of service with MIGI. Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our employee, and for purposes of the Retirement Plan, he was given credit for his years of service with MIGI.

(4)	Includes Mr. Hazelbaker’s years of service with MIGI. Mr. Hazelbaker was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. Hazelbaker became our employee, and for purposes of the Retirement Plan and SERP, he was given credit for his years of service with MIGI.

(5)	In accordance with the terms of his separation agreement, Mr. Johnston will be entitled to receive retirement benefits so that the total retirement benefits he receives from State Auto will approximate the total retirement benefits that he would have received under the defined benefit retirement plans of State Auto in which he participated were he fully vested under such retirement plans and had he continued to be employed by State Auto for 36 months following his separation date. See “—Contractual Arrangements—Steven J. Johnston.”

(6)	In accordance with the terms of his retirement agreement, Mr. Lowther will be entitled to receive retirement benefits so that the total retirement benefits he receives from State Auto will approximate the total retirement benefits that he would have received under the defined benefit retirement plans of State Auto in which he participated were he fully vested under such retirement plans and had he continued to be employed by State Auto for 24 months following his retirement date. See “—Contractual Arrangements—John R. Lowther.”

Nonqualified Deferred Compensation Table in Fiscal 2006

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Robert P. Restrepo, Jr.	12,283	9,261	3,482	0	25,026
Steven E. English	0	0	0	0	0
Mark A. Blackburn	0	0	0	0	0
Steven R. Hazelbaker	0	0	0	0	0
Richard L. Miley	0	0	0	0	0
Cynthia A. Powell	0	0	0	0	0
Robert H. Moone	20,419	1,731	81,388	6,027	844,651
Steven J. Johnston	33,477	5,326	21,865	7,615	166,949
John R. Lowther	49,500	2,030	7,865	0	116,619

(1)

Contributions by the NEO or by us, as the case may be, were made pursuant to the State Auto Property & Casualty Insurance Company’s Amended and Restated Incentive Deferred Compensation Plan, referred to as our “Shadow Plan.” The Shadow Plan is a non-qualified, unfunded deferred compensation plan primarily designed for highly compensated employees who are legally precluded from contributing a full 6% of compensation to the CAP. Under the Shadow Plan, eligible employees may defer payment of a portion of their salary. However, the total amount of salary deferred under the CAP and the Shadow Plan cannot exceed in the aggregate 50% of an employee’s salary. Each employee who is eligible to participate in the Shadow Plan is also credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee’s base salary is subject to being matched under either the CAP or the Shadow Plan. For narrative disclosure of the material terms of the Shadow Plan, see “—Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan.”

(2)	The dollar amounts shown in this column are included in the “Salary” column in the Summary Compensation table.

(3)	The dollar amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation table and are discussed in the footnotes thereto.

(4)	The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO’s account in 2006 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in a set of Fidelity Funds that mirror the Fidelity Funds we offer to participants in our CAP, with the only exception being that our Common Shares are not an investment alternative available in the Shadow Plan.

Potential Payments Upon Termination or Change In Control Table

Name	Benefit(1)	Termination Without Cause(2)	Termination For Cause or Voluntary Termination	Death	Disability	After Change in Control(3)
Robert P. Restrepo, Jr.	Salary	$1,350,000(4)	$ -0-	$675,000(5)	$540,000(6)	$ 2,025,000(7)

	Cash Bonus	$845,250(8)	(9)	$600,000(10)	$600,000(11)	$ 2,034,000(12)

	Stock Options	No accelerated vesting	No accelerated vesting	Accelerated vesting	Accelerated vesting	Accelerated vesting

	Restricted Stock	No accelerated vesting	No accelerated vesting	No accelerated vesting	No accelerated vesting	Accelerated vesting

	Health benefits	Continues for 24 months(13)	COBRA	COBRA	Continues during period of disability	Continues for 36 months(13)

	Group Life	Terminates	COBRA	Not applicable	Continues during period of disability	Continues for 36 months(13)

	Outplacement assistance	$ -0-	$ -0-	$ -0-	$ -0-	$ 101,250(14)

	Retirement	Not affected	Not affected	Not affected	Not affected	Three years of additional credited service

Mark A. Blackburn	Salary	$ -0-	$ -0-	$ -0-	$255,000(15)	$ 1,275,000(16)

	Cash Bonus	If and as earned on termination date	If and as earned on termination date	If and as earned on termination date	If and as earned on termination date	$ 707,739(17)

	Stock Options	No accelerated vesting	No accelerated vesting	Accelerated vesting	Accelerated vesting	Accelerated vesting

	Health benefits	COBRA	COBRA	COBRA	Coverage continues during period of disability	Continues for 36 months(13)

	Group Life	COBRA	COBRA	Not applicable	Coverage continues during period of disability	Continues for 36 months(13)

	Outplacement assistance	Not applicable	Not applicable	Not applicable	Not applicable	$63,750(18)

	Retirement	Not affected	Not affected	Not affected	Not affected	Three years of additional credited service

(1)

The potential post-employment payments and benefits shown in this table are payable to Robert P. Restrepo, Jr. pursuant to his employment and executive agreements with us and to Mark A. Blackburn pursuant to his executive agreement with us. No other NEO has any agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our employees subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one-lump amount.

For narrative disclosure of the material terms of our agreements with Messrs. Restrepo and Blackburn, see “—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” and “—Contractual Arrangements with Named Executive Officers—Mark A. Blackburn.”

(2)	Under the applicable agreements, there are no provisions permitting such persons to terminate their employment for good reason prior to a change in control of our Company or State Auto Mutual.

(3)	Under the applicable executive agreements, these payments and benefits are payable to the indicated person only if such person’s employment is terminated after a change in control of our Company or State Auto Mutual without cause or for good reason.

(4)	The dollar amount represents two times Mr. Restrepo’s current annual base salary of $675,000.

(5)	The dollar amount represents one times Mr. Restrepo’s current annual base salary of $675,000. This amount is payable over a one-year period.

(6)	The dollar amount represents 80% of Mr. Restrepo’s current annual base salary of $675,000. The dollar amount represents the annual amount payable over a one-year period. Payments continue until age 65 or the termination of the disability, which ever occurs first.

(7)	The dollar amount represents three times Mr. Restrepo’s current annual base salary of $675,000.

(8)	Under his employment agreement, Mr. Restrepo would be entitled to the payment of the average annual incentive bonus payments for the prior two years. The dollar amount is an estimate and represents the average of his maximum cash incentive bonus for 2006 ($78,000 of QPB bonus plus the $600,000 maximum bonus payable under his EBP for 2006) plus the $1,012,500 maximum bonus payable under his EBP for 2007.

(9)	If Mr. Restrepo voluntarily terminates his employment, he is entitled to the payment of any incentive bonuses actually earned, but only if he is employed on the date the bonus is paid.

(10)	The dollar amount is an estimate and represents the maximum incentive bonus payable under Mr. Restrepo’s EBP for 2006 and assumes his death occurred after the cash incentive bonus had been earned in full. Otherwise, the amount of his cash incentive bonus is pro-rated based on the date of his death.

(11)	The dollar amount is an estimate and represents the maximum incentive bonus payable under Mr. Restrepo’s EBP for 2006 and assumes his disability occurred after the cash incentive bonus had been earned in full. Otherwise, the amount of his cash incentive bonus is pro-rated based on the date of his termination due to disability.

(12)	The dollar amount is an estimate and represents three times Mr. Restrepo’s maximum cash incentive bonus for 2006 ($78,000 of QPB bonus plus the $600,000 maximum bonus payable under his EBP for 2006).

(13)	These benefits include our obligation to gross up the tax obligation incurred by such person upon receipt of these benefits.

(14)	The dollar amount represents 15% of Mr. Restrepo’s current annual base salary of $675,000.

(15)	The dollar amount represents 60% of Mr. Blackburn’s current annual base salary of $425,000, which is the long term disability benefit we make available to all employees with Mr. Blackburn’s period of service. The dollar amount is the annual amount payable over a one-year period. Payments continue until age 65 or the termination of the disability, which ever occurs first.

(16)	The dollar amount represents three times Mr. Blackburn’s current annual base salary of $425,000.

(17)	The dollar amount is an estimate and represents three times Mr. Blackburn’s maximum cash incentive bonus for 2006 ($67,913 of QPB bonus plus the $168,000 maximum bonus payable under his EBP for 2006).

(18)	The dollar amount represents 15% of Mr. Blackburn’s current annual base salary of $425,000.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following four members of our Board of Directors: Chairperson Paul S. Williams; David J. D’Antoni; Richard K. Smith; and Alexander B. Trevor. None of the members of the Compensation Committee is, or was, an officer or employee of our Company or any of our subsidiaries or of State Auto Mutual. Also, none of our executive officers served during 2006 as a member of a compensation committee or as a director of any entity of which any of our Compensation Committee members served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the 2006 fiscal year and in this Proxy Statements.

Compensation Committee

Paul S. Williams, Chairperson

David J. D’Antoni

Richard K. Smith

Alexander B. Trevor

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders relating to corporate accounting, reporting practices, internal controls relating to financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent auditors, internal auditors, and senior management. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and our independent auditors.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for the 2006 fiscal year with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with our independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by SAS 61, SAS 89 and SAS 90 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee discussed with our independent auditors their independence from our management, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of any permitted and pre-approved non-audit services with the auditors’ independence.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits, and the Committee regularly monitored the progress of both in assessing our compliance with Section 404 of the Sarbanes-Oxley Act. The Audit Committee meets with our internal auditor and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee held a total of eight meetings in 2006, four in person and four by conference calls. Mr. D’Antoni did not participate in three meetings (two conference calls and one in person meeting). All other members of the Audit Committee attended at least 75% of the meetings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the 2006 fiscal year for filing with the SEC.

The full responsibilities of the Audit Committee are set forth in its charter, which is reviewed periodically by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting our independent auditor, reviewing with management the adequacy of loss reserves, pre-approving expenditures for independent auditor services, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our employees, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent auditor included in its report on our financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and our independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that our independent accountants are in fact “independent.”

All of the members of the Audit Committee are independent directors as defined by the Nasdaq Marketplace Rules and the applicable regulations of the SEC. Our Board of Directors has confirmed and determined that Richard K. Smith, the chairperson of the Audit Committee, is an “audit committee financial expert” as defined by the rules of the SEC. Mr. Smith is a retired partner of KPMG, LLP, and while at that firm his responsibilities included auditing property casualty insurance companies, some of which presented a size and level of complexity from a financial statement perspective at least equal to that presented by the Company.

The Audit Committee receives regular reports from our compliance officer with respect to matters coming within the scope of our Employee Code of Business Conduct and Director Ethical Principles that are part of our Corporate Governance Guidelines. Our Chief Executive Officer and principal financial officers have each agreed to be bound by our Employee Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Employee Code of Business Conduct. We have also implemented and applied our Employee Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing practices.

Audit Committee

Richard K. Smith, Chairperson

David J. D’Antoni

David R. Meuse

Paul S. Williams

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 9, 2007, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Automobile Mutual Insurance Company(1)	26,662,144		64.9%
518 East Broad Street
Columbus, OH 43215

Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309	4,047,477	(2)	9.9%

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.
(2)	Based solely on a Schedule 13G filed with the SEC on February 14, 2007, Earnest Partners, LLC, on that date, had the following beneficial interest in our Common Shares: (i) sole power to vote or to direct the vote – 1,109,407 Common Shares; (ii) shared power to vote or to direct the vote – 1,336,370 Common Shares; and (iii) sole power to dispose or to direct the disposition of – 4,047,477 Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2006)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	2,358,844	$22.07	1,636,885	(1)
Equity Compensation Plans not Approved by Security Holders	80,548	$22.41	234,826	(2)

Total	2,439,392		1,871,711

(1)	Includes 1,502,147 Common Shares available for issuance under our Equity Incentive Compensation Plan and 134,738 Common Shares available for issuance under our Employee Stock Purchase Plan. See “Proposal Two: Approval of Amendment to Employee Stock Purchase Plan” regarding a proposed amendment to add 1,000,000 Common Shares to this Plan. Does not include Restricted Share Units which have been or may be awarded to outside directors under the Outside Directors Restricted Share Unit Plan. Because Restricted Share Units are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under the Outside Directors Restricted Share Unit Plan cannot be determined at this time.
(2)	Number of Common Shares available for issuance under the 1998 State Auto Agent’s Stock Option Plan.

1998 State Auto Agent’s Stock Option Plan

Our Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent us and our affiliates (the “State Auto Agents”) to acquire or increase and retain a financial interest in our Company in order to strengthen the mutuality of interests between the State Auto Agents and our Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by our Board of Directors. The Agent’s Option Plan will terminate in May 2008, unless terminated earlier by our Board of Directors.

Under the Agent’s Option Plan, State Auto Agents who become participants are offered nonqualified stock options to purchase Common Shares. The number of options granted to a participant is based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan is equal to the last reported sale price of the Common Shares on the Nasdaq National Market on the day of the grant. The options granted become exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commences participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay any amounts due under its agency agreement on time, the option granted to such participant, to the extent not vested, will terminate. In addition, if a participant terminates its relationship with us or our affiliates, the participant will not be eligible to receive awards of options after the date of such termination, and any outstanding but unexercised awards will terminate as described in the preceding sentence.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We also have a standing Independent Committee which principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries, on the other. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its Charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its affiliates.

As further described below, in 2006 there was a related person transaction between us and Robert P. Restrepo, Jr., our Chairman, Chief Executive Officer and President. Because this related party transaction primarily concerned his employment arrangements, the transaction was reviewed and approved by the Compensation Committee, rather than the Independent Committee. See “—Other Related Person Transactions.”

Transactions Involving State Auto Mutual

In 2006, we and our subsidiaries(1) operated and managed our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates(2) under a Management and Operations Agreement that we call the “2005 Management Agreement.” The 2005 Management Agreement is a cost sharing agreement. Under the 2005 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the above named companies was performed by an employee of State Auto P&C.

In addition to the 2005 Management Agreement, there is also a Management and Operations Agreement that we call the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and State Auto Insurance Company of Wisconsin (“SAWI”), a 100% owned subsidiary of State Auto Mutual. During 2006, SAWI paid management fees in the amount of $0.2 million to State Auto P&C under the 2000 Midwest Management Agreement.

The 2005 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.

(1)	Our subsidiaries include State Auto P&C, Milbank, National, State Auto Insurance Company of Ohio (“SAOH”), Farmers Casualty Insurance Company (“Farmers Casualty”), Strategic Insurance Software, Inc. (“S.I.S.”), Stateco Financial Services, Inc. (“Stateco”), and 518 Property Management and Leasing LLC (“518 PML”).
(2)	State Auto Mutual’s subsidiaries and affiliates include Meridian Security Insurance Company (“Meridian Security”), and Meridian Citizens Mutual Insurance Company (“Meridian Citizens Mutual”).

Each of the 2005 Management Agreement and the 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal to the other parties, with the exception that Milbank may terminate its participation on 120 days’ notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2005 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. Under the terms of the Pooling Arrangement, State Auto P&C and the other pool participants cede all of their direct insurance business to State Auto Mutual. The Pooling Arrangement covers all the property and casualty insurance written by the Pooled Companies (as defined below) except voluntary assumed reinsurance written by State Auto Mutual, State Auto Middle Market Insurance (as defined in the 2005 Pooling Agreement) and intercompany catastrophe reinsurance written by State Auto P&C. State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pool participants and retains the balance. Parties to the Pooling Arrangement and their allocated pooling percentages as of December 31, 2006, were as follows: State Auto Mutual—19.5%; State Auto P&C—59.0%; Milbank—17.0%; Farmers Casualty—3.0%; SAWI—0.0%; SAOH—1.0%; State Auto Florida Insurance Company (“SAFL”)—0.0%; Meridian Security—0.0%; and Meridian Citizens Mutual—0.5% (collectively the “Pooled Companies”). Our aggregate participation percentage in the Pooling Arrangement remained at 80.0% in 2005, which has been its aggregate participation percentage since October 2001.

Stateco undertakes on behalf of State Auto Mutual, State Auto P&C, Milbank, National, SAWI, Farmers Casualty, SAOH, SAFL, and Meridian Security and Meridian Citizens Mutual (Meridian Security and Meridian Citizens Mutual are collectively referred to as the “MIGI Insurers”) the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charges such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2006, the following companies incurred the following fees to Stateco: State Auto Mutual—$2.2 million; State Auto P&C—$5.5 million; Milbank—$1.5 million; National—$0.4 million; SAWI- $0.1 million; Farmers Casualty—$0.3 million; SAOH—$0.1 million; Meridian Security—$0.2 million; and Meridian Citizens Mutual—$0.1 million. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

S.I.S. develops and sells software for use by insurance companies and insurance agencies. S.I.S. is also party to the 2005 Management Agreement. It sells its software and support services to non affiliated entities and makes those items available to its affiliated insurers for reimbursement of its costs. In 2006, affiliated insurers paid $0.3 million to S.I.S. for its services and products.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2006, there had been no adverse development of this liability. As of December 31, 2006, the potential liability remaining under this guaranty is estimated to be $0.9 million.

State Auto P&C, State Auto Mutual, Milbank, National, SAWI, Farmers Casualty, SAOH, SAFL, and the MIGI Insurers, what we call the “State Auto Group,” together participate in a catastrophe reinsurance program. Under this program, the members of the State Auto Group, on a combined basis, retain the first $55.0 million of catastrophe losses that affect at least two individual risks. For catastrophe losses incurred by the State Auto Group up to $80.0 million, in excess of $55.0 million, traditional reinsurance coverage is provided with a co-participation of 5%. For catastrophe losses incurred by the State Auto Group up to $100.0 million, in excess of $135.0 million, in exchange for a premium paid by each reinsured company, State Auto P&C acts as the catastrophe reinsurer for the State Auto Group under the terms of an inter-company catastrophe reinsurance agreement. This layer of reinsurance has been excluded from the Pooling Arrangement. To provide funding if the State Auto Group were to incur catastrophe losses in excess of $135.0 million, in November 2005, we entered into a Credit Agreement (the “Credit Agreement”) with a financial institution and a syndicate of other lenders to provide for a $100.0 million five-year unsecured revolving credit facility (the “Credit Facility”). During the term of the Credit Facility, we have the right to increase the total facility amount by $25.0 million, up to a maximum total facility amount of $125.0 million, provided that no event of default has occurred and is continuing. The Credit Facility is available for general corporate purposes, including working capital and acquisitions, and for catastrophic loss purposes. At the present time, we intend to use the Credit Facility for catastrophe loss purposes. There have been no losses assumed by State Auto P&C under this intercompany catastrophe reinsurance agreement. During 2006, the following members of the State Auto Group paid the following amount of premiums to State Auto P&C under the terms of this inter-company catastrophe reinsurance agreement: State Auto Mutual—$2.2 million; Milbank—$0.3 million; National—$0.1 million; SAWI- $0.2 million; Farmers Casualty—$0.1 million SAOH—$0.1 million; SAFL—$0.1 million and the MIGI Insurers—$0.5 million. We believe that the premiums charged by State Auto P&C under this inter-company catastrophe reinsurance agreement are comparable to the premiums that would be charged by independent reinsurers under similar reinsurance arrangements.

518 PML leases an office building it owns near Nashville, Tennessee, to State Auto Mutual for its Nashville Regional Office. 518 PML received $0.4 million from State Auto Mutual in rent for the Nashville Regional Office in 2006. In addition, 518 PML leases office buildings it owns in Greer, South Carolina, and West Des Moines, Iowa to State Auto Mutual for its Southern Regional Office and Des Moines Branch Office, respectively. 518 PML received $0.5 million in rent from State Auto Mutual for the South Carolina location and $0.2 million in rent for the Iowa location in 2006. We believe these rents reflect market rates.

Other Related Person Transactions

Robert P. Restrepo, Jr., our Chairman, Chief Executive Officer and President, entered into an employment agreement in March 2006 relating to the commencement of his employment with State Auto. Although this employment agreement provided various relocation benefits to Mr. Restrepo, it specifically excluded any obligation on the part of State Auto to purchase any current or former residence of Mr. Restrepo. This exclusion was primarily due to Mr. Restrepo’s ownership of a residence in Worcester, Massachusetts (the “Worcester House”) related to a prior employment position. At the time of Mr. Restrepo’s acceptance of his position with State Auto, he was renting a residence in Jacksonville, Florida (where his then-current employer was located) and attempting to sell the Worcester House (which had been on the market for sale for some time). Throughout 2006 and into 2007, Mr. Restrepo commuted between Jacksonville, Florida and Columbus, Ohio. In late 2006, our Compensation Committee carefully considered this situation and concluded that Mr. Restrepo’s inability to sell the Worcester House in a timely manner and at an appropriate price was serving as a considerable barrier to Mr. Restrepo relocating himself and his family to Columbus, Ohio. Furthermore, our Compensation Committee concluded that, based upon its review of independent appraisals of the Worcester House and a representation from Mr. Restrepo as to his “cost basis” in the Worcester House, Mr. Restrepo would most likely suffer a significant financial loss in connection with his sale of the Worcester House. Accordingly, in order to facilitate, expedite and encourage Mr. Restrepo’s relocation to Columbus, Ohio, to partially mitigate Mr. Restrepo’s financial loss with respect to his sale of the Worcester House, and to provide a source of equity with which to purchase a residence in the Columbus, Ohio metropolitan area, in January 2007, our Compensation Committee agreed to amend Mr. Restrepo’s employment agreement to provided, among other things, that State Auto would (i) purchase, or cause to be purchased, the Worcester House at a purchase price of $1,815,000, and (ii) pay Mr. Restrepo a one-time payment of $500,000. The purchase price represented the average appraised value of the Worcester House based upon two independent appraisals performed at the direction of our Compensation Committee. As part of the amendment to his employment agreement, Mr. Restrepo agreed to repay State Auto 100% of the $500,000 one-time payment if he voluntarily terminates his employment with State Auto on or prior to March 1, 2009. The transaction between Mr. Restrepo and State Auto as to the purchase of the Worcester House has been completed, and Mr. Restrepo has received the net proceeds of the $1,815,500 purchase price. Mr. Restrepo is in the process of purchasing a home in Columbus, Ohio. The Worcester House is being actively marketed by a firm retained by State Auto.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP served as our independent registered public accounting firm for 2006. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2007. See “Proposal Five: Ratification of Selection of Independent Registered Public Accountants.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2006 and 2005, respectively, by Ernst & Young LLP were as follows:

	2006	2005
Audit fees(1)	$834,500	$631,636
Audit related fees(2)(5)	45,000	32,250
Tax fees(3)(5)	28,000	20,685
All other fees(4)(5)	5,075	1,255

Total	$912,575	$685,826

(1)	Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Includes services rendered in connection with the audit of employee benefit plans.
(3)	Includes services for tax research and compliance.
(4)	For 2006, represents services provided in connection with our response to an SEC comment letter. For 2005, represents services provided in connection with the transition of an affiliated entity’s audit work to successor auditors.
(5)	The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. The Audit Committee must pre-approve any non-audit services performed by our independent auditors to the extent such services are not prohibited by law from being performed by such independent auditors. See “—Audit Committee’s Pre-Approval Policies and Procedures.”

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent public accountants are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2006 or 2005 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed), other than $17,000 of fees in 2006 rendered in connection with tax consulting services.

FUTURE SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders expected to be held in May 2008 must be received by us at our principal executive offices for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary date of this Proxy Statement. If a shareholder intends to present a proposal at the 2008 Annual Meeting, but does not seek to include such proposal in our Proxy Statement and form of proxy, such proposal must be received by us on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2008 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in our Proxy Statement or form of proxy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of our Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe that all applicable Section 16(a) filing requirements were complied with during 2006, with the following exception: Mr. Paul Huesman filed one Form 4 report on May 10, 2006, which related to the sale of 3,000 Common Shares of Common Stock occurring on May 4, 2006.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by our directors, officers, and regular employees, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

ROBERT P. RESTREPO, JR.

Chairman, President and CEO

Exhibit A

STATE AUTO FINANCIAL CORPORATION

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN AND TRUST

(Effective as of May 16, 1991)

Section I – Purpose

This 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust (the “Plan”) of State Auto Financial Corporation, an Ohio corporation (the “Company”), is established for the benefit of the Eligible Employees of the Company and its parent and subsidiary corporations. The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire or increase a proprietary interest in the Company. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section II – Trustee

National City Corporation, Cleveland, Ohio, is hereby appointed to act as trustee under this Plan (the “Trustee”).

Section III – Eligible Employees

(a) All employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, are eligible to participate in the Plan (“Eligible Employees”).

(b) A person who is otherwise an Eligible Employee shall not be permitted to purchase stock under the Plan to the extent (i) it would cause the person to own shares of stock (including shares which would be owned if all outstanding options to purchase stock owned by such person were exercised) which possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent or any subsidiary, or (ii) it would cause such person to have rights to purchase shares under the Plan and under all other stock purchase plans of the Company, its parent and its subsidiaries which accrue at a rate which exceeds $25,000 of fair market value of such shares for each calendar year in which such right is outstanding. For this purpose, a right to purchase stock accrues when it first becomes exercisable during the calendar year. The number of shares of stock under one right may not be carried over to any other right.

Section IV – Enrollment and Subscription Periods

In order to participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment will take place during the “Enrollment Periods” which shall be from the first through fourteenth day of May and of November of each year commencing with November 1991. In addition, an initial Enrollment Period shall take place commencing with the date of adoption of this Plan through the effective date of the original registration of stock under this Plan with the Securities and Exchange Commission. Any person who is an Eligible Employee and who desires to subscribe for the purchase of stock must file with the Company an authorization for payroll deduction and subscription agreement during an Enrollment Period. Such authorization shall be effective for the immediately following subscription period. There shall be two subscription periods (each a “Subscription Period”) each and every 12 months during the term of this Plan, one period commencing on the first of June and ending on the following November 30, and a second period commencing on the first day of December and ending on the following May 31. In addition, an initial stub Subscription Period shall commence upon the first day following completion of the initial Enrollment Period and shall end on the following May 31 or November 30, whichever is earlier. The offering of stock under this Plan shall occur only during a Subscription Period and shall be made only to Eligible Employees who are participants as of the first day of such Subscription Period. Once enrolled, the Company will inform the Trustee of such fact and an Eligible Employee will be a “Participant” under the Plan and shall continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a Participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new authorization for payroll deduction and subscription agreement with the Company during the Enrollment Period immediately preceding such Subscription Period.

Section V – Term of Plan

This Plan shall be in effect from May 16, 1991 until such time as it is terminated by order of the Board of Directors of the Company. This Plan shall be submitted to the stockholders of the Company for approval as soon as practical but in any event not later than 12 months after the date of adoption by the Board of Directors.

Section VI – Number of Shares to be offered

The total number of shares to be made available under Section IX of the Plan is 200,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares. When this amount of stock is subscribed the Plan may be terminated in accordance with Section XVII of the Plan.

Section VII – Subscription Price

The “Subscription Price” for each share of Stock shall be the lesser of (a) 85% of the fair market value of such share on the last trading day before the first day of each Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is granted), or (b) 85% of the fair market value of such share on the last trading day of such Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is exercised). The fair market value of a share shall be (i) the last reported sale price on the NASDAQ National Market System on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or (ii) the last reported sale price on any stock exchange on which the Stock is listed on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or, if neither (i) nor (ii) is applicable, (iii) the mean between the highest and lowest bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on the day in question or on the most recent previous business day.

Section VIII – Amount of Contribution and Method of Payment

Except as otherwise provided herein, the Subscription Price will be payable by the Participant by means of payroll deduction. The minimum deduction shall be one percent of the Participant’s Base Pay and the maximum shall be six percent of Base Pay. The percentage of Base Pay to be deducted shall be specified by the Participant in his or her authorization for payroll deduction delivered to the Company. “Base Pay” means the regular compensation which a Participant is entitled to receive on a pay day. Base Pay shall not include overtime, bonuses, or other items which are not considered to be regular earnings by the committee administering the Plan pursuant to Section XVIII. Payroll deductions will commence with the first paycheck issued during the Subscription Period and will continue with each paycheck throughout the entire Subscription Period except for pay periods for which the Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.). A pay period which overlaps Subscription Periods will be credited in its entirety to the Subscription Period in which it is paid. Payroll deductions shall be retained by the Participant’s employer until applied to the purchase of shares as described in Section IX or until returned to the employee upon withdrawal from the Plan or upon revocation of authorization for payroll deduction as described in Section XIII, and until any such event shall have occurred shall represent non-interest bearing indebtedness of the Participant’s employer to the Participant.

Section IX – Purchase of Shares

The Trustee shall maintain a “Plan Account” in the name of each Participant. At the close of each pay period, the amount deducted and retained by the Participant’s employer from the Participant’s Base Pay will, for bookkeeping purposes, be credited by the Trustee to the Participant’s Plan Account. As of the last day of each Subscription Period, unless a Participant has given written notice to the Company of his or her withdrawal or revocation of authorization for payroll deduction pursuant to Section XIII, the Participant’s right to purchase stock will be exercised automatically for him or her and the amount then in the Participant’s Plan Account will be divided by the Subscription Price for such Subscription Period and the Participant’s Plan Account will be credited by the Trustee with the number of shares of stock which results. In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated by the Trustee among the Participants in proportion to their Plan Account balances. Participants shall not receive any interest on amounts held in Plan Accounts under this Plan.

In the event that the number of shares which would be credited to any Participant’s Plan Account in any Subscription Period exceeds the limit specified in Section III(b), the Participant’s account will be credited with the maximum number of shares permissible, and the remaining amounts will be refunded in cash.

As soon as practical following each purchase of stock under this Plan, the Trustee shall report to each Participant the number of shares purchased on his or her behalf, and the total shares held on behalf of the Participant in his or her Plan Account. The Trustee shall hold in its name or in the name of its nominee all shares purchased. No certificate will be issued to a Participant for shares in his or her plan account unless he or she so requests in writing or unless participation in the Plan is terminated. A Participant may request that a certificate for all or part of the full shares credited to his or her Plan Account be sent to him or her after the shares have been purchased. All such requests must be in writing to the Trustee. No certificate for a fractional share will be issued; the fair value of fractional shares, as determined pursuant to Section VII, on the date of withdrawal of all shares credited to the Participant’s Plan Account shall be paid in cash to a Participant. There will be a $2.00 charge payable to the Company for each withdrawal of shares from the Plan.

Section X – Dividends and Other Distributions

Cash dividends and other cash distributions received by the Trustee on shares held in its custody hereunder will be credited pro rata to the accounts of the Participants in accordance with their interests in the shares with respect to which the dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Trustee, to the purchase in the market place at prevailing market prices of the number of shares of the Company’s common stock which can be purchased with such funds, after deduction of any bank service fees, brokerage charges and transfer taxes payable in connection with the purchase of such shares. All purchases of shares pursuant to this section will be made in the name of the Trustee or its nominee, shall be held as provided in Section IX and shall be credited pro rata (to the nearest one one-thousandth of a share) to the accounts of the Participants to which the dividend or other distribution was credited. Dividends paid in shares of the Company’s common stock which are received by the Trustee with respect to shares held in its custody hereunder will be allocated to the Participants (to the nearest one one-thousandth of a share) in accordance with their interests in the shares with respect to which the dividends are paid. Property, other than shares of the Company’s cowman stock or cash, received by the Trustee as a distribution on shares held in its custody hereunder, shall be sold by the Trustee for the accounts of the Participants, and the Trustee shall treat the proceeds of such sale in the same manner as cash dividends received by the Trustee on shares held in its custody hereunder. It is understood that the automatic reinvestment of dividends under the Plan does not relieve the Participant of any income tax which may be payable on such dividends. The Trustee shall report to each Participant the amount of dividends credited to his or her account.

Section XI – Voting of Shares

Shares held for a Participant in his or her Plan Account will be voted in accordance with the Participant’s express written direction. In the absence of any such direction, such shares will not be voted.

Section XII – Sale of Shares

Subject to the provisions of Section XIX, a Participant may at any time and without withdrawing from the Plan, by giving written notice to the Trustee, direct the Trustee to sell all or part of the shares held on behalf of such Participant. Upon receipt of such a notice on which the Participant’s signature is guaranteed by a national bank or trust company, the Trustee shall, as soon as practical after receipt of such notice, sell such shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (lees any bank service fees, brokerage charges and transfer taxes) to the Participant.

Section XIII – Withdrawal from the Plan

A Participant may at any time, by giving written notice to the Company, withdraw from the Plan or, without withdrawing from the Plan, by giving written notice to the Company, revoke his or her authorization for payroll deduction for the Subscription Period in which the revocation is made and withdraw the amount credited to the Participant’s Plan Account which has not previously been used to purchase shares of stock. At the time of withdrawal or revocation, the amount credited to the Participant’s Plan Account which has not previously been used to purchase shares of stock will be refunded in cash. If a Participant withdraws from the Plan prior to the end of a Subscription Period, or if a Participant revokes his or her authorization for payroll deduction during a Subscription Period, the Participant must pay the Company an administrative service charge equal to the greater of $35 or 10% of the amount of cash withdrawn. Upon a withdrawal from the Plan, a Participant, in his or her notice of withdrawal, may elect to receive either common stock or cash for the full number of shares of common stock in his or her account. If he or she elects cash, the Trustee shall sell such shares and send the net proceeds (less any bank service fees, brokerage charges and transfer taxes) to the Participant, provided the Participant’s signature on the election has been guaranteed by a national bank or trust company. If no election is made in the notice of withdrawal, a certificate shall be issued for all full shares of common stock held in the Participant’s account. In every case of withdrawal from the Plan, fractional shares allocated to the Participant’s Plan Account will be paid in cash at the market value of the Company’s common stock on the date the withdrawal becomes effective, as determined pursuant to Section VII.

Section XIV – Separation from Employment

Separation from employment for any reason including death, disability, termination or retirement shall be treated as an automatic withdrawal as set forth in Section XIII. A service fee is not charged for separation from employment withdrawal.

Section XV – Assignment

No Participant may assign or otherwise transfer his or her rights to purchase stock under this Plan to any other person and any attempted assignment or transfer shall be void. The right to purchase stock under this Plan may be exercisable for a Participant only by that Participant.

Section XVI – Adjustment of and Changes in the Stock

In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

Section XVII – Amendment or Discontinuance of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate this Plan at any time without notice provided that no Participant’s existing rights are adversely affected thereby and provided further that without the approval of the holders of a majority of the voting power of the shares of stock of the Company, no such amendment shall materially increase the benefits’ accruing to Participants under the Plan, increase in any respect the number of shares which may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan or change the designation of corporations whose employees are eligible to participate in the Plan, other than another parent or subsidiary of the Company.

Section XVIII – Administration

This Plan shall be administered by a committee to be appointed by the Company’s president consisting of at least two employees of the Company or of its parent or subsidiaries. The committee shall be responsible for the administration of all matters under the Plan which have not been delegated to the Trustee. The committee’s responsibilities shall include, but shall not be limited to, providing prompt notice to the Trustee of the enrollment of Eligible Employees, of the amounts to be credited to Participants’ Plan Accounts, and of Participants’ written notice of withdrawal or revocation of authorization for payroll deduction. The committee may from time to time adopt rules and regulations for carrying out the Plan. Interpretation or construction of any provision of the Plan by the committee shall be final and conclusive on all persons absent contrary action by the Board of Directors. Any interpretation or construction of any provision of the Plan by the Board of Directors or a committee thereof shall be final and conclusive.

Section XIX – Securities Law Restrictions

Notwithstanding any provision of this Plan to the contrary:

(a) No payroll deductions shall take place and no shares of stock may be purchased under this Plan until a registration statement registering the stock covered by this Plan under the Securities Act of 1933, as amended (the “Act”), has become effective. Prior to the effectiveness of such registration statement, stock under this Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

(b) No payroll deduction shall take place and no shares of stock may be purchased under this Plan with respect to Eligible Employees resident in any state unless the shares under this Plan are exempt from registration under the securities laws of such state, or the purchase is an exempt transaction under the securities laws of such state or are registered by description, qualification, coordination or otherwise under the securities laws of such state.

(c) The following restrictions or provisions shall apply to Participants who are officers (as defined in §240.16a-1 of the Code of Federal Regulations (“CPR”)) or directors of the Company:

(i) Except for stock withdrawn as a result of death, retirement, disability or termination as set forth in Section XIV, or pursuant to a qualified domestic relations order, following withdrawal of any stock, such Participant must either cease the purchase of stock under both the employee stock purchase feature of the Plan and the dividend reinvestment feature of the Plan for at least six months or hold such stock for at least six months prior to sale;

(ii) Such Participants who cease participation in the Plan or who revoke their authorization for payroll deduction pursuant to Section XIII may not again participate in the Plan or authorize any additional payroll deductions for at least six months;

(iii) Such Participants may not sell or cause to be sold on their behalf any stock purchased pursuant to the Plan for at least six months after such stock is purchased, either pursuant to option exercise (i.e., at least six months after the date the stock purchase price is fixed) or pursuant to the dividend reinvestment feature of such Plan;

(iv) Any “derivative security” (as defined in §240.16a-1 CPR) issued to any such Participant under the Plan shall not be transferable by such Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of The Employee Retirement Income Security Act, or the rules thereunder; and

(v) Any certificates evidencing ownership of stock purchased for such Participants under the Plan may be legended to disclose the restrictions set forth in this section.

Section XX – Employee’s Rights

Nothing in this Plan shall be construed to be a contract of employment for any definite or specific duration or to prevent the Company, its parent or any subsidiary from terminating any employee’s employment. No employee shall have any rights as a shareholder until the right to purchase shares has been exercised as of the last trading day of a Subscription Period.

Section XXI – Trustee Powers and Duties

(a) Acceptance. The Trustee accepts the agency created under this Plan and agrees to perform the obligations imposed hereunder.

(b) Receipt of Shares and Dividends. The Trustee shall be accountable to the Participants for shares of the Company held in the Participant’s plan Accounts and for dividend, received with respect thereto.

(c) Records and Statements. The records of the Trustee pertaining to the Plan shall be open to the inspection of the Company at all reasonable times and may be audited from time to time by any person or persons as the Company may specify in writing. The Trustee shall furnish the Company with whatever information relating to the Plan Accounts the Company considers necessary.

(d) Fees and Expenses. The Trustee shall receive from the Company reasonable annual compensation as may be agreed upon from time to time between the Company and the Trustee.

(e) Resignation. The Trustee may resign at any time as Trustee of the Plan by giving sixty (60) days written notice in advance to the Company.

(f) Removal. The Company, by giving sixty (60) days written notice in advance to the Trustee, may remove the Trustee. In the event of the resignation or removal of the Trustee, the Company shall appoint a successor Trustee if it intends to continue the Plan.

(g) Interim Duties and Successor Trustee. Each successor Trustee shall succeed to the title of the Trustee vested in its predecessor by accepting in writing its appointment as successor Trustee and filing the acceptance with the former Trustee and the Company without the signing or filing of any further statement. The resigning or removed Trustee, upon receipt of acceptance in writing of the agency by the successor Trustee, shall execute all documents and do all acts necessary to vest the title in any successor Trustee. Each successor Trustee shall have and enjoy all of the powers conferred under this Plan upon its predecessor. No successor Trustee shall be personably liable for any act or failure to act of any predecessor Trustee. With the approval of the Company, a successor Trustee, with respect to the Plan, may accept the account rendered and the property delivered to it by a predecessor Trustee without incurring any liability or responsibility for so doing.

(h) Limitation of Liability to Participants. The Trustee shall not be liable hereunder for any act or failure to act, including without limitation, any claim of liability (i) arising out of a failure to terminate a Participant’s Plan Account upon such Participant’s death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency, and (ii) with respect to the prices at which shares are purchased or sold for a Participant’s Plan Account or the timing of such purchases or sales.

Section XXII – Applicable Law

The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio.

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 1

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1.	Definitions

For purposes of the Plan and this amendment, the term “Stock” shall have the meaning set forth in Paragraph 2 of this amendment. All other capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.	Shares Subject to Plan

As a result of a 2-for-1 stock split effective April 6, 1993, the total number of common shares available for sale under the Plan prior to the effective date of this amendment has been proportionately increased from 200,000 to 400,000 under Section XVI of the Plan. In order to increase the number of common shares available for sale under the Plan, the first sentence of Section VI of the Plan is hereby amended to read in its entirety as follows:

“The total number of shares to be available under Section IX of the Plan is 800,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the company and held as treasury shares.”

3.	Effective Date; Construction

The effective date of this amendment is March 1, 1996, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effective without change.

This amendment shall be submitted to the Company’s shareholders for their approval as soon as practicable, but in no event later than 12 months after this amendment has been adopted by the Company’s board of directors. If this amendment is not approved by the Company’s shareholders within such 12-month period, this amendment shall automatically become null and void and have no further force or effect, and the Plan shall continue in effect without this amendment.

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 2

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan’) is hereby amended pursuant to the following provisions:

1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Rule 16b Changes: As a result of changes made by the Securities and Exchange Commission (“SEC”) to Rule 16b of the 1934 Securities and Exchange Act, Subsections XIX(c)(i) through (iv) are hereby deleted from the Plan. Subsection (v) of Section XIX(c) is renumbered to be subsection (i).

3. Effective Date: Construction: The effective date of this amendment is August 15, 1996 and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.

PROPOSED AMENDMENT

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 3

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”) is hereby amended pursuant to the following provisions.

1.	Shares Subject to the Plan.

As of March 1, 1996, the total number of common shares available for sale under the Plan was 800,000. As a result of a 1996 3-for-2 stock split and a 1998 2-for-1 stock split, the total number of common shares available for sale under the Plan prior to the effective date of this amendment has been proportionately increased from 800,000 to 2,400,000 under Section XVI of the Plan.

In order to increase the number of common shares, without par value, available for sale under the Plan, the first sentence of Section VI of the Plan is hereby amended to read in its entirety as follows:

The total number of shares to be available under Section IX of the Plan is 3,400,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares.

2.	Effective Date; Construction.

The effective date of this amendment is May 1, 2007, and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as expressly modified by this amendment, the Plan shall continue in full force and effect without change.

This amendment shall be submitted to the Company’s shareholders for their approval as soon as practicable but in no event later than 12 months after this amendment has been adopted by the Company’s board of directors. If this amendment is not approved by the Company’s shareholders within such 12 month period, this amendment shall automatically become null and void and have no further force or effect, and the Plan shall continue in effect without this amendment.

E xhibit B

STATE AUTO FINANCIAL CORPORATION

LEADERSHIP BONUS PLAN

Article 1.    Establishment and Purpose

1.1. Establishment of Plan. State Auto Financial Corporation desires to establish and provide a bonus program for its executive officers and other key management employees, managers and professionals. This document reflects the material terms and design for such plan, known as the State Auto Financial Corporation Leadership Bonus Plan (the “Plan”). The Plan is intended to provide for performance-based compensation which is not subject to the deduction limitation rules under Code Section 162(m) as in effect from time to time and as applicable to Covered Employees, and shall remain in effect until terminated by the Board or the Committee.

1.2. Purpose. The primary purposes of the Plan are to:

(a) Advance the interests of the Company and its shareholders by providing Employees in leadership positions with an annual bonus incentive to achieve the strategic objectives of the Company;

(b) Focus management on key measures that drive superior financial and business performance and that build shareholder value over the long term;

(c) Provide compensation opportunities that are externally competitive and internally consistent with the Company’s strategic objectives and total reward strategies; and

(d) Provide bonus opportunities that reward executives, managers and key professionals who are in positions to make significant contributions to the overall success of the Company.

Article 2.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

2.1. “Administrator” means the Committee or such other authorized officers or officer of the Company to whom the power to administer the Plan has been delegated by the Committee.

2.2. “Applicable Law” means the requirements of Code Section 162(m) applicable to performance-based compensation.

2.3. “Award” means the cash bonus a Participant may earn under the Plan as established by the Administrator for a Performance Period.

2.4. “Board” or “Board of Directors” means the Board of Directors of State Auto Financial Corporation.

2.5. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder, as in effect from time to time.

2.6. “Committee” means the Compensation Committee of the Board.

2.7. “Company” means State Auto Financial Corporation and its related entities, subsidiaries and affiliates, including State Auto Mutual Insurance Company (“State Auto Mutual”), or any successors thereto (the “State Auto Group”). Notwithstanding the foregoing, whenever the terms of this Plan authorize the Company to take any action, such action shall be considered properly authorized if taken by the Board, the Committee, or the Administrator as defined herein.

2.8. “Covered Employee” means any Employee who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code Section 162(m).

2.9. “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code section.

2.10. “Effective Date” of this document is January 1, 2007.

2.11. “Employee” means a regular, active employee of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan, nor shall independent contractors, leased employees, consultants or anyone else designated as not eligible to participate in the Plan by the Administrator.

2.12. “Final Bonus” means the actual bonus earned during a Performance Period by a Participant, as determined by the Administrator.

2.13. “Participant” means an Employee who meets the eligibility requirements of Article 3 with respect to one or more Performance Periods.

2.14. “Performance Criteria” shall have the meaning set forth in Article 4.

2.15. “Performance Period” means the twelve month period beginning on each January 1st and ending on December 31st during the term of the Plan, or such other time period established by the Administrator from time to time with respect to which the attainment of Performance Criteria will be determined.

2.16. “Plan” means this State Auto Financial Corporation Leadership Bonus Plan, as may be amended from time to time.

Article 3.    Eligibility and Participation

3.1. Eligibility and Participation. The Administrator shall designate, or determine the methodology and criteria for the designation of, the key Employees who are eligible to receive an Award under the Plan. In general, an Employee may be designated as a key Employee if such Employee holds an executive, management or selected professional position and is responsible for or contributes to the management, growth, and/or profitability of the business of the Company, one of its subsidiaries or affiliates, or business segments in a material way. Only the Committee may determine the eligibility of Employees who are Covered Employees.

3.2. Partial Performance Period Participation. An Employee who becomes eligible after the beginning of a Performance Period may participate in the Plan for that Performance Period on a ratable basis. Such situations may include, but are not limited to (a) new hires; or (b) when an Employee is promoted from a position which did not previously meet the eligibility criteria. The Administrator, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for any of the aforementioned Employees. If an Employee participates for only a portion of a Performance Period for any reason, the Performance Criteria previously established under the Plan for that Performance Period shall apply to any Employees who become eligible after the beginning of the Performance Period, but his or her Award will be prorated. Such proration shall be based on the number of days the Employee performed services during the Performance Period while a Participant in the Plan over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Award based on the partial Performance Period applicable to the Employee. In addition, in the event a Participant changes job levels during a Performance Period, the Participant’s Award may be adjusted to reflect the amount of time at each job level during the Performance Period. Notwithstanding anything in this Section 3.2 or in the Plan to the contrary, the participation in the Plan for a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m), as set forth in Article 4.

3.3. No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in the Plan.

Article 4.    Award Determination

4.1. Performance Criteria. As to each Performance Period, the Administrator will establish in writing Performance Criteria based on one or more of the following performance measures of the State Auto Group over the Performance Period: (i) earnings; (ii) return on capital; (iii) revenue; (iv) premiums; (v) net income; (vi) earnings per share; (vii) combined ratio; (viii) loss ratio; (ix) expense ratio; (x) assets; (xi) equity; (xii) cash flow; (xiii) stock price; (xiv) total shareholders’ return; (xv) premium growth; (xvi) corporate surplus growth (defined as growth in State Auto Mutual’s surplus less the impact of the value of its holdings of the Company); and (xvii) individual performance related to personal goals. Performance Criteria applicable to Covered Employees will not include item (xvii) above (individual performance related to personal goals), unless a separate Award is issued specific to such goals. Any Award issued to a Covered Employee that includes item (xvii) as a Performance Criteria will not be performance-based compensation governed by Code Section 162(m). Except as otherwise provided herein, the extent to which the Performance Criteria are satisfied will determine the amount, if any, of the Award that will be earned by each Participant. The Performance Criteria may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.

4.2. Adjustment of Performance Criteria. Once established, the Performance Criteria shall not be changed during the Performance Period. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, at the time the Award is made and Performance Criteria are established, the Administrator is authorized to determine the manner in which the Performance Criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including, but not limited to, changes in debt levels, changes in accounting principles, and extraordinary charges or credits to income.

4.3. Awards. For each Performance Period established by the Administrator, the Administrator shall establish an Award for each Covered Employee and for all other Participants. Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company and the attainment of established Performance Criteria during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is $2,500,000.00, such maximum Award amount to be pro-rated if the Performance Period is less than a full fiscal year. Performance Criteria and Awards shall be established prior to the beginning of each Performance Period or as soon as practicable thereafter. If a Participant commences participation after the beginning of a Performance Period, Performance Criteria in effect for the Participant’s position shall apply for the remaining balance of the Performance Period, unless otherwise determined by the Administrator within 90 days of the date the Employee became a Participant. In all cases where the Participant is a Covered Employee, the Performance Criteria and Award shall be established in no event later than 90 days following the first day of the Performance Period or after 25% of the Performance Period has elapsed, if earlier, and the outcome relative to the attainment of the Performance Criteria shall not be substantially certain at the time the Performance Criteria and Award are established. This Section 4.3 is intended to ensure compliance with the exception from Code Section 162(m) for “performance-based compensation,” and shall be construed, applied and administered accordingly with respect to any Participant who is a Covered Employee.

4.4. Final Bonus Determinations. At the end of each Performance Period, the Administrator shall certify in writing the extent to which the Performance Criteria were met during the Performance Period for any Awards for Covered Employees. If the Performance Criteria for the Performance Period are met, Covered Employees shall be entitled to the payment of the Awards, subject to the Committee’s exercise of negative discretion to reduce any Final Bonus payable to a Covered Employee based on business objectives established for that Covered Employee or other factors as determined by the Committee in its sole discretion. With respect to Participants who are not Covered

Employees, the Administrator will determine the Final Bonus based on the Performance Criteria and other business objectives. The Administrator may adjust (up or down) any Final Bonus for Participants who are not Covered Employees on the basis of such further considerations as the Administrator shall determine in its sole discretion.

Article 5.    Payment of Final Bonuses

5.1. Form and Timing of Payment. Each Participant’s Final Bonus shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, on or before the 15th day of the third month after the end of each Performance Period. If payment is delayed due to an unforeseeable event or other administrative delays, payment shall in no event be made later than December 31st of the taxable year following the year in which the Final Bonus was earned. The Administrator may permit or provide for deferred payment of any Final Bonus to a specified date or to a date not less than six (6) months after termination of employment, in accordance with such conditions and procedures as the Administrator may specify in compliance with the requirements of Code Section 409A.

5.2. Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a cash payment under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article 6.    Termination of Employment

6.1. Termination of Employment Due to Death, Disability or Retirement. In the event a Participant’s employment is terminated during the applicable Performance Period by reason of death, Disability or retirement upon the attainment of early or normal retirement age as defined in the State Auto Insurance Companies Employees’ Retirement Plan, the Final Bonus determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The Final Bonus, if any, shall be equal to 100% of the Participant’s target bonus, prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. The Final Bonus thus determined shall be paid as soon as practicable and reasonable following the Participant’s death, Disability or retirement. The Administrator may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant’s estate.

6.2. Involuntary Termination of Employment. If the employment of a Participant is terminated by the Company other than for “Cause” during the fourth quarter of the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The Final Bonus, if any, shall be based upon the actual performance results at the end of the Performance Period and then prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. The Final Bonus thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to participants who did not terminate employment during the applicable Performance Period. Whether an involuntary termination is for “Cause” shall be determined in the absolute discretion of the Administrator, whose decision shall be final and binding on all parties.

6.3. Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated before the fourth quarter of the Performance Period due to involuntary termination, with or without Cause, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Administrator in its sole discretion due to the business circumstances of the termination, including, but not limited to, a termination in connection with the divestiture of a business segment or subsidiary or affiliate. If a Participant terminates employment for any other reason prior to the date the Final Bonus, if any, is paid, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited. Except as provided in Sections 6.1 and 6.2, only Participants who are, as of the date the Final Bonus, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Bonus earned for the Performance Period.

6.4. Other Forfeiture Events. The Administrator may, in its discretion, require that all or any portion of a Final Bonus is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Administrator may, in its discretion, also require a Participant to repay the Company all or any portion of a Final Bonus if (i) the amount of such Participant’s Final Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (ii) such Participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (iii) the amount of such Participant’s Final Bonus would have been lower than the amount actually awarded to such Participant had the financial results been properly reported. This Section 6.4 shall not be the Company’s exclusive remedy with respect to such matters. This Section 6.4 shall not apply after a “change of control” or “potential change in control” of the Company as defined in the Amended and Restated Equity Incentive Compensation Plan or any successor plan thereto.

Article	7. Rights of Participants

7.1. Employment. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of the Company, nor shall it limit or interfere in any way with the right of the Company to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise.

7.2. Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.

Article	8. Administration

8.1. Authority of the Administrator.

(a) General. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan and the terms of Awards made hereunder, to establish, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions for making or modifying Awards, to correct administrative errors, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee’s sole discretion and shall be final and binding on all persons. Notwithstanding any other provision of the Plan, the Committee shall not have any discretion or authority to make changes to any Award that is intended to quality as “performance-based compensation” under Code Section 162(m) to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

(b) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to approve Awards to Employees who are not Covered Employees. Such delegation may be revoked at any time. All determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

8.2. Facility of Payment. If the Administrator deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Administrator may, in its sole discretion, (i) apply such amount directly for the comfort, support and maintenance of such person; (ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (iii) pay such amount to any person selected by the Administrator to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Administrator’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides. Payment pursuant to this Section 8.2 shall fully discharge the Company, the Board, the Committee, the Administrator, and the Plan from further liability on account thereof.

Article	9. Amendments

The Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which he or she has already become entitled, as determined under Articles 4 and 6 hereof. Shareholder approval of any amendment will be required only as required by Applicable Law. No new Award may be granted during any period of suspension of the Plan or after termination of the Plan.

Article	10. Miscellaneous

10.1. Choice of Law. The Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except as to matters pre-empted or governed by federal law.

10.2. Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Final Bonus.

10.3. Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

10.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.5. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.6. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.7. Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.

Exhibit C

STATE AUTO FINANCIAL CORPORATION

LONG-TERM INCENTIVE PLAN

Article	1. Establishment and Purpose

1.1. Establishment of Plan. State Auto Financial Corporation desires to establish and provide a long-term incentive bonus program for its executive officers and other key management employees, managers and professionals. This document reflects the material terms and design for such plan, known as the State Auto Financial Corporation Long-Term Incentive Plan (the “Plan”). The Plan is intended to provide for performance-based compensation which is not subject to the deduction limitation rules under Code Section 162(m) as in effect from time to time and as applicable to Covered Employees, and shall remain in effect until terminated by the Board or the Committee.

1.2. Purpose. The primary purposes of the Plan are to:

(a) Align performance and results with the expectations of shareholders and the Company’s goals;

(b) Recognize and reward long-term operating performance as compared with the Company’s peer group of regional property and casualty companies;

(c) Provide compensation opportunities that are externally competitive and internally consistent with the Company’s growth objectives and total compensation strategies; and

(d) Provide award opportunities that reward executives with financial and operating responsibilities that can impact achievement of the Company’s growth goals.

Article	2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

2.1. “Administrator” means the Committee or such other authorized officers or officer of the Company to whom the power to administer the Plan has been delegated by the Committee.

2.2. “Applicable Law” means the requirements of Code Section 162(m) applicable to performance-based compensation.

2.3. “Award” means the Performance Award Units issued to a Participant under the Plan.

2.4. “Board” or “Board of Directors” means the Board of Directors of State Auto Financial Corporation.

2.5. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder, as in effect from time to time.

2.6. “Committee” means the Compensation Committee of the Board.

2.7. “Company” means State Auto Financial Corporation and its related entities, subsidiaries and affiliates, including State Automobile Mutual Insurance Company, or any successor thereto (the “State Auto Group”). Notwithstanding the foregoing, whenever the terms of this Plan authorize the Company to take any action, such action shall be considered properly authorized if taken by the Board, the Committee or the Administrator as defined herein.

2.8. “Covered Employee” means any Participant who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code Section 162(m).

2.9. “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code section.

2.10. “Effective Date” means January 1, 2007.

2.11. “Employee” means a regular, active employee of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan, nor shall independent contractors, leased employees, consultants or anyone else designated as not eligible to participate in the Plan by the Administrator.

2.12. “Final Award” means the actual incentive compensation earned during a Performance Period by a Participant, as determined by the Administrator following the end of the Performance Period.

2.13. “Participant” means an Employee who meets the eligibility requirements of Article 3 with respect to one or more Performance Periods.

2.14. “Performance Award Units” means the units issued to a Participant which represent the right of the Participant to receive an amount in cash equal to the value related to the Performance Award Units issued, such value to be determined in the manner established by the Administrator at the time of the Award.

2.15. “Performance Period” means the three-year rolling period beginning on the date an Award is granted and ending on December 31 of the third calendar year following the grant, calculated by including the year of grant as the first year in the three-year rolling period.

2.16. “Plan” means this State Auto Financial Corporation Long-Term Incentive Plan.

2.17. “Qualifying Performance Criteria” means any of the performance goals set forth in Article 4 as determined by the Administrator.

Article	3. Eligibility and Participation

3.1. Eligibility. The Administrator shall designate, or determine the methodology and criteria for the designation of, the Employees who are eligible to receive Awards under the Plan. In general, an Employee may be designated as a Participant if such Employee holds a strategic position and is responsible for or contributes to the management, growth, and/or profitability of the business of the Company in a material way. Only the Committee may determine if an Employee is a Covered Employee.

3.2. Participation. Employees who are chosen to participate in the Plan shall be apprised of the performance criteria and related Awards determined for them for the Performance Period, as soon as is practicable after such Awards are established.

3.3. Partial Performance Period Participation. An Employee who becomes eligible to participate in the Plan after the beginning of the Performance Period may participate in the Plan for that Performance Period on a ratable basis. Such situations may include, but are not limited to (a) new hires; or (b) when an Employee is promoted from a position which did not previously meet the eligibility criteria. The Administrator, in its sole discretion, retains the right to prohibit or allow participation for any of the aforementioned Employees. The performance criteria previously established under the Plan shall apply to any Employees who become eligible after the beginning of the Performance Period. If an Employee participates for only a portion of the Performance Period for any reason, his or her Award will be pro-rated based on the number of days he or she performed services during the Performance Period over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Award based on the partial Performance

Period applicable to the Employee. In addition, in the event a Participant changes job levels during a Performance Period, the Participant’s Award may be adjusted to reflect the amount of time at each job level during the Performance Period. Notwithstanding anything in this Section 3.3 or in the Plan to the contrary, the participation in the Plan for a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m), as set forth in Article 4.

3.4. No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in this Plan or any similar program.

Article	4. Award Determination

4.1. Qualifying Performance Criteria. As to each Performance Period, the Administrator shall select and establish in writing Qualifying Performance Criteria for the Performance Period, which, if met, may entitle Participants to the payment of a Final Award. Such Qualifying Performance Criteria shall be based on one or more of the following performance measures of the State Auto Group over the Performance Period: (i) earnings; (ii) return on capital; (iii) revenue; (iv) premiums; (v) net income; (vi) earnings per share; (vii) combined ratio; (viii) loss ratio; (ix) expense ratio; (x) assets; (xi) equity; (xii) cash flows; (xiii) stock price; (xiv) total shareholders’ return; (xv) Company performance relative to the designated peer group determined by the group’s statutory combined ratio, the Company’s book value per share and total group revenue growth, or any other performance goal approved by the shareholders of the Company in accordance with Code Section 162(m).

To ensure compliance with the exception from Code Section 162(m) for qualified performance-based compensation for Participants who are Covered Employees, the performance criteria established will be based on one or more Qualifying Performance Criteria selected by the Administrator in writing within 90 days following the first day of the period of service of such Covered Employee as a Participant under the Plan (or, if earlier, before 25% of that period has elapsed), and at a time when the outcome relative to the attainment of the performance criteria is not substantially certain. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, if a Participant commences participation after the beginning of a Performance Period, the performance criteria established for the Performance Period shall apply to that Participant, with the Final Award amount adjusted or pro-rated over the remaining balance of the Performance Period to reflect the partial period of participation in the Plan. Once established, the Qualifying Performance Criteria shall not be changed during the Performance Period. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, at the time the Performance Award Units are issued and Qualifying Performance Criteria are established, the Administrator is authorized to determine the manner in which the performance criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including, but not limited to, changes in debt levels, changes in accounting principles, and extraordinary charges or credits to income. This Section 4.1 is intended to ensure compliance with the exception from Code Section 162(m) for “performance-based compensation,” and shall be construed, applied and administered accordingly with respect to any Participant who is a Covered Employee.

4.2. Awards. For each Performance Period established by the Administrator, the Administrator will establish in writing an Award for each Covered Employee and for all other Participants for the Performance Period. Awards shall be earned based upon the financial performance of the Company and the attainment of established Qualifying Performance Criteria during the Performance Period. Participants who are Covered Employees may receive an Award solely if the Qualifying Performance Criteria are met.

4.3. Final Award Determinations. At the end of each Performance Period, the Administrator shall certify in writing the extent to which the Qualifying Performance Criteria were met during the Performance Period for any Awards for Covered Employees. If the Qualifying Performance Criteria for the Performance Period are met, Covered Employees shall be entitled to the payment of the Final Awards, subject to the Committee’s exercise of negative discretion to reduce any Final Award payable to a Covered Employee based on business objectives established for that Covered Employee or other factors as determined by the Committee in its sole discretion. With respect to Participants who are not Covered Employees, the Administrator will determine the Final Awards based on the performance criteria and other business objectives. The Administrator may adjust (either up or down) any Final Award for Participants who are not Covered Employees on the basis of such further considerations as the Administrator shall determine in its sole discretion.

Notwithstanding anything in the Plan to the contrary, the maximum amount payable to any single Participant pursuant to any Final Award earned with respect to any single Performance Period shall not exceed $2,500,000.00, such maximum Final Award amount to be pro-rated if the Performance Period is less than three years.

Article	5. Payment of Final Awards

5.1. Form and Timing of Payment. The value of each Participant’s Final Award shall be paid in cash, in one lump sum, subject to applicable tax withholding, on or before the 15th day of the third month after the end of each Performance Period. If payment is delayed due to an unforeseeable event or other administrative delays, payment shall in no event be made later than the December 31st of the taxable year following the year in which the Final Award was earned. The Administrator may permit or provide for deferred payment of any Final Award to a specified date or to a date not less than six (6) months after termination of employment, in accordance with such conditions and procedures as the Administrator may specify in compliance with the requirements of Code Section 409A.

5.2. Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a cash payment under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article	6. Termination of Employment; Other Forfeiture Events

6.1. Termination of Employment Due to Death or Disability. In the event a Participant’s employment is terminated during the applicable Performance Period by reason of death or Disability, the Final Award determined in accordance with Section 4.3 herein shall be reduced to reflect participation prior to termination of employment only. The Final Award, if any, shall be equal to 100% of the Participant’s target bonus, prorated by multiplying the Final Award by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. The Final Award thus determined shall be paid as soon as practicable and reasonable following the Participant’s death or Disability. The Administrator may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant’s estate.

6.2 Termination of Employment due to Retirement. In the event a Participant’s employment is terminated due to retirement upon the attainment of early or normal retirement age as defined in the State Auto Insurance Companies Employees’ Retirement Plan at any time during the applicable Performance Period, the Final Award determined in accordance with Section 4.3 herein shall be reduced to reflect participation prior to termination only. The Final Award, if any, shall be based upon the actual performance results at the end of the Performance Period and then prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. The Final Award thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period.

6.3. Involuntary Termination of Employment. If the employment of a Participant is terminated by the Company other than for “Cause” during an applicable Performance Period, the Final Award determined in accordance with Section 4.3 herein shall be reduced to reflect participation prior to termination only. The Final Award, if any, shall be based upon the actual performance results at the end of the Performance Period and then prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. The Final Award thus determined shall be paid as soon as possible and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. Whether an involuntary termination is for “Cause” shall be determined in the absolute discretion of the Administrator, whose decision shall be final and binding on all parties.

6.4. Termination of Employment for Other Reasons. In the event of a Participant’s termination of employment before the last date of a Performance Period for any reason other than death, Disability, retirement or involuntary termination by the Company (other than for Cause), all of the Participant’s rights to any Final Award for that Performance Period shall be forfeited. If a Participant terminates employment for any other reason prior to the date the Final Award, if any, is paid, all of the Participant’s rights to any Final Award for that Performance Period shall be forfeited. Except as provided in Sections 6.1, 6.2 and 6.3, only Participants who are, as of the date the Final Award, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Award earned for the Performance Period.

6.5. Other Forfeiture Events. The Administrator may, in its discretion, require that all or any portion of a Final Award is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Administrator may, in its discretion, also require a Participant to repay the Company all or any portion of a Final Award if (i) the amount of such Participant’s Final Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (ii) such Participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (iii) the amount of such Participant’s Final Award would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This Section 6.5 shall not be the Company’s exclusive remedy with respect to such matters. This Section 6.5 shall not apply after a Change in Control or Potential Change in Control.

Article	7. Rights of Participants

7.1. Employment. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an Employee of the Company, nor shall it limit or interfere in any way with the right of the Company to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise.

7.2. Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.

7.3. Change in Control. In the event of a Change in Control, all Participants shall become vested in and entitled to their Awards calculated based on their individual awards times a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of the Change in Control and the denominator of which is the total number of days in the Performance Period. The amount so calculated shall be the minimum amount payable as a Final Award for the Performance Period in which the Change in Control occurs. For purposes of this Plan, a “Change in Control” or “Potential Change in Control” shall be defined as stated in the Amended and Restated Equity Incentive Compensation Plan or any successor plan thereto.

Article	8. Administration

8.1. Authority of the Administrator.

(a) General. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan and the terms of Awards made hereunder, to establish, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions for making or modifying Awards, to correct administrative errors, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee’s sole discretion and shall be final and binding on all persons. Notwithstanding any other provision of the Plan, the Committee shall not have any discretion or authority to make changes to any Award that is intended to quality as “performance-based compensation” under Code Section 162(m) to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

(b) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to approve Awards to Employees who are not Covered Employees. Such delegation may be revoked at any time. All determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

8.2. Facility of Payment. If the Administrator deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Administrator may, in its sole discretion, (i) apply such amount directly for the comfort, support and maintenance of such person; (ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (iii) pay such amount to any person selected by the Administrator to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Administrator’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides. Payment pursuant to this Section 8.2 shall fully discharge the Company, the Board, the Committee, the Administrator, and the Plan from further liability on account thereof.

Article	9. Amendment or Termination

The Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which he or she has already become entitled, as determined under Articles 4 and 6 hereof. Shareholder approval of any amendment will be required only as required by Applicable Law. No Award may be granted during any period of suspension of the Plan or after termination of the Plan.

Article	10. Miscellaneous

10.1. Choice of Law. The Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except as to matters pre-empted or governed by federal law.

10.2. Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Final Award.

10.3. Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

10.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.5. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.6. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.7. Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.

STATE AUTO FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the

Board of Directors of State Auto Financial Corporation

The undersigned hereby appoints Robert P. Restrepo, Jr., proxy, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 4, 2007, at 10:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

Proposal 1—Election of the following nominees as Class I Directors:

FOR all Nominees (except as marked to the contrary)	☐	WITHHELD for all Nominees	☐

Robert E. Baker	Thomas E. Markert	Alexander B. Trevor

To withhold authority to vote for any individual nominee(s) print the names in the space below

Proposal 2—Approval of Amendment to the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust.

☐ For	☐ Against	☐ Abstain

Proposal 3—Approval of the material terms of Company’s Leadership Bonus Plan.

☐ For	☐ Against	☐ Abstain

Proposal 4—Approval of the material terms of the Company’s Long-Term Incentive Plan.

☐ For	☐ Against	☐ Abstain

Proposal 5—Ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007.

☐ For	☐ Against	☐ Abstain

In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Shares represented by this Proxy will be voted upon the proposals listed above in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1 and FOR Proposals 2 through 5 and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

☐ I PLAN TO ATTEND MEETING

.	Please mark, date and sign as your name appears below and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

Date:	Signature

Signature